UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 1-A

REGULATION A OFFERING STATEMENT

UNDER THE SECURITIES ACT OF 1933

TECHSOUP GLOBAL

A California 501(c)(3) Nonprofit Public Benefit Corporation

(Exact name of issuer as specified in its charter)

(State or other jurisdiction of incorporation or organization)

435 Brannan Street, Suite 100

San Francisco, California 94107

(415) 633-9219

Attn: Sheila Warren, General Counsel

(Name, address, including zip code, and telephone number, including area code, of agent for service)

7323	94-3070617
(Primary Standard Industrial Classification Code Number)	I.R.S. Employer Identification Number

THIS OFFERING STATEMENT SHALL ONLY BE QUALIFIED UPON ORDER OF THE COMMISSION, UNLESS A SUBSEQUENT AMENDMENT IS FILED INDICATING THE INTENTION TO BECOME QUALIFIED BY OPERATION OF THE TERMS OF REGULATION A.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-A

Regulation A Offering Statement

UNDER THE SECURITIES ACT OF 1933

TECHSOUP GLOBAL

A California 501(c)(3) Nonprofit Public Benefit Corporation

435 Brannan Street, Suite 100, San Francisco, California 94107

(415) 633-9219

http://www.techsoup.org/

August 11, 2017

$11,500,000

Unsecured Subordinated Promissory Notes

This Offering Circular relates to the offering (the “Offering”) of up to $11,500,000 in three different types of unsecured and subordinated notes by TechSoup Global (also the “Organization”), to further grow its global platform for dissemination and adoption of technology and capacity-building resources in the nonprofit sector. The Organization intends to be the platform of choice for any philanthropic program that seeks to amplify or scale its impact.

The three separate unsecured subordinated promissory notes (the “Note(s)” or “Securities”) are: Community Investment Notes, Patient Capital Notes, and Risk Capital Notes. The Community Investment Notes and Patient Capital Notes will be available to all Investors, as long as the Investors meet the “Investor Requirements” as stated below. The Risk Capital Notes will be offered to larger accredited Investors. Each class of Notes will have different interest rates, and minimum investments, as follows:

●	Community Investment Notes – 2% and $50 Minimum
●	Patient Capital Notes – 3.5% and $2,500 Minimum
●	Risk Capital Notes – 5% and $50,000 Minimum

There are also some differences in other features among the Notes, including, for example, donation and payment options depending on the Note offered.

THESE NOTES ARE SPECULATIVE SECURITIES. INVESTMENT IN THE NOTES INVOLVES SIGNIFICANT RISK. YOU SHOULD PURCHASE THESE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE THE “RISK FACTORS” SECTION ON PAGE 9 OF THIS OFFERING CIRCULAR FOR A DISCUSSION OF THE RISKS.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV. FOR MORE INFORMATION, SEE THE “LIMITATIONS ON AMOUNT A NON-ACCREDITED INVESTOR CAN INVEST” SECTION STARTING ON PAGE 21.

IN MAKING AN INVESTMENT DECISION, ALL INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED, OR RECOMMENDED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE OFFERING CIRCULAR. ANY REPRESENTATIONS TO THE CONTRARY ARE A CRIMINAL OFFENSE. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

TECHSOUP GLOBAL MAY LIMIT THIS OFFERING, OR OFFERING AMOUNTS, IN CERTAIN STATES WHERE RESTRICTIONS MAY APPLY TO THE OFFERRING OF SECURITIES BY SUCH STATE, OR WHERE ANY PARTICULAR STATE MAY HAVE A FEE FORMULA THAT APPLIES TO THE ENTIRE OFFERING. WHERE SUCH RESTRICTIONS MAY APPLY, OR WHERE TECHSOUP GLOBAL HAS LIMITED THE OFFERING IN ANY PARTICULAR STATE, NO SALES OF SUCH NOTES WILL BE MADE TO ANY PERSON IN SUCH STATES IF ANY SUCH RESTRICTION APPLIES, OR IF ANY LIMIT HAS BEEN REACHED.

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS OFFERING CIRCULAR AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ORGANIZATION.

THIS OFFERING CIRCULAR CONTAINS ALL OF THE REPRESENTATIONS BY THE ORGANIZATION CONCERNING THIS OFFERING, AND NO PERSON SHALL MAKE DIFFERENT OR BROADER STATEMENTS THAN THOSE CONTAINED HEREIN. INVESTORS ARE CAUTIONED NOT TO RELY UPON ANY INFORMATION NOT EXPRESSLY SET FORTH IN THIS OFFERING CIRCULAR.

This Offering Circular, together with Financial Statements and Exhibits, consists of a total of 180 pages.

SUMMARY OF THE ORGANIZATION’S BUSINESS AND THE OFFERING

This summary highlights information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all of the information that you should consider before investing in the Notes.

You should carefully read the entire Offering Circular, especially concerning the risks associated with the investment in the Notes discussed under the “Risk Factors” section.

Unless the Organization states otherwise, “TechSoup,” and the terms “we,” “us,” “our,” “Organization,” “management,” or similar terms collectively refer to TechSoup Global, a California 501(c)(3) Nonprofit Public Benefit Corporation.

Unless stated otherwise, all financial numbers are in US dollars.

Some of the statements in this Offering Circular are forward-looking statements. See the section titled “Special Note Regarding Forward-Looking Statements.”

Summary of TechSoup

From the capabilities developed to support TechSoup’s award-winning technology donation program, has emerged a next-generation giving platform that has facilitated over $9 billion of in-kind product philanthropy and an increasingly diverse set of philanthropic services and giving programs that have benefitted nearly 1 million non-governmental organizations (NGOs),1 nonprofits, charities, public benefit organizations, and libraries in 236 countries since 2002. These results began modestly enough with a $2,500 grant given 30 years ago to a Bay Area grassroots nonprofit organization called CompuMentor, which saw an opportunity in the online community of “The WELL” to match tech mentors with Bay Area nonprofits needing help with technology to deliver on their missions. That organization later launched the TechSoup program.

In 2017, civil society organizations addressing a wide spectrum of social issues will directly connect through TechSoup to $620 million worth2 of in-kind technology. In addition, these organizations through their TechSoup registration will also be connected with another $930 million worth3 of cloud subscriptions, donations, grants, volunteer time, and special charitable offers being enabled by TechSoup off-platform and offered directly from corporations, foundations, and government agencies to charitable organizations. Year-over-year growth rates for TechSoup’s direct catalog offers are forecasted to be 23%, and growth in the resource flow indirectly enabled to be 34%, with new offers being added monthly. Registrations on TechSoup by social benefit organizations have grown by a compound annual growth rate (CAGR) of 21% since 2002, and at a CAGR of 29% since 2014, with the introduction of TechSoup’s innovative international nonprofit Validation Services designed to support a wide range of giving initiatives.

The Center for Civil Society Studies at Johns Hopkins University reports that the nonprofit sector is both a sizable economic presence in countries throughout the world and a growing one, currently representing 4.5% of global gross domestic product (“GDP”).4 Based on a global GDP prediction of $79.5 trillion, the NGO sector’s contribution to the global economy is expected to be $3.58 trillion in 2017. This is roughly equivalent to the GDP of Germany,5 or the contribution of the global construction industry. And the NGO sector is growing faster than the global economy overall, with projected growth at 3.6% in 2017.6 The sector is made up of more than 12.3 million7 NGOs and has an estimated workforce of 251 million people, a larger workforce than several major industries, including transportation and finance. This important and impactful sector is woefully under-resourced and under-represented in an increasingly digital world.

The TechSoup platform is enabled by an innovative business model, designed for purpose technology solutions, a set of robust corporate and donor relationships, and a unique network of independent NGOs that market and distribute offers in their local countries and regions, and who also design value-added programming to help build the capacities of civil society and philanthropy.

1 In this document, TechSoup uses the term “NGO” broadly to encompass non-governmental organizations, nonprofit organizations, and community organizations such as public libraries and religious institutions, all of which are a part of its market.

2 Estimated retail value for TechSoup’s FY17.

3 Estimated retail value for TechSoup’s FY17.

4 Lester M. Salamon, S. Wojciech Sokolowski, Megan A. Haddock, and Helen S. Tice, “The State of Global Civil Society and Volunteering: Latest findings from the implementation of the UN Nonprofit Handbook,” Johns Hopkins Center for Civil Society Studies, 2012, http://ccss.jhu.edu/wp-content/uploads/downloads/2013/04/JHU_Global-Civil-Society-Volunteering_FINAL_3.2013.pdf

5 Alex Gray, “The World’s 10 Biggest Economies in 2017,” World Economic Forum, Published 9 March 2017, https://www.weforum.org/agenda/2017/03/worlds-biggest-economies-in-2017/

6 Salamon, Sokolowski, Haddock, and Tice, op. cit.

7 TechSoup has collected a wide-range of country-level data points to size the nonprofit market, and estimates that there is a total of more than 12.3 million nonprofit organizations across the 236 countries and territories in which it operates.

TechSoup realized in 2000 that those working for social good could leverage technology, but would lack funding support for software, hardware, and know-how. TechSoup also found that technology companies were willing to donate software, but lacked the staffing and infrastructure to properly vet, fulfill, and support requests. TechSoup saw the enormous opportunity of the emerging trends of online communities, the World Wide Web for information sharing, and e-commerce marketplaces to close these gaps.

TechSoup created a “triple win” business model leveraging these technology trends. Corporations willing to donate their technology through TechSoup were offered, at no cost, the opportunity to outsource the outreach, vetting, education, and support of their in-kind philanthropy if they allowed TechSoup to charge recipient nonprofits a low administrative fee to sustain the costs to operate the program. To nonprofits, the proposition was that an online space was created just for them to read articles, ask questions of experts, share best practices, and register their organizations. The organizations could browse a “one stop shopping” experience for donated and specially discounted technology offers and check their eligibility for these offers.

Suddenly, what had been a “gray” and significant gap of connection between organizations seeking technology and donors willing to help but having limited resources, became an easy path with boosted value for all parties involved and an indispensable sector resource. The platform launched in 2002 with three donors – Microsoft, Lotus Notes, and Web Gecko – and has grown today to include more than 100 long-standing relationships with leading corporations, including Microsoft, Adobe, Symantec, Cisco, Dell, Intuit, and Sage – with connections to cloud offers by Microsoft, Google, and other leading Software as a Service (“SaaS”) companies. Nonprofits spend an average of about $264 a year with TechSoup to obtain more than $4,000, valued at retail, of state of the art technology with full support. In a recent survey of US nonprofits conducted by the Nonprofit Technology Network (NTEN), the average annual technology budget among all respondents was $98,000, ranging from $7,600 for small organizations to $235,000 for large organizations.8 And digital strategies will mean more technology-related expenditures for nonprofit organizations. There is demand from TechSoup’s users to expand its technology offers, and nonprofits are consistent in their positive feedback on the affordability and value of this model, when surveyed by TechSoup. The nonprofits and libraries who benefit from TechSoup’s services best describe our value proposition:

“I appreciate that there are places like TechSoup…because we don’t have any money, but we still have needs. To have a resource that provides these things at a low cost is very helpful.”

–	Amy Edge, Librarian, Natalia Veteran’s Memorial Library, Texas, USA

“The TechSoup software donation program is great, but to me, the real value of TechSoup is the knowledge and advice I get from the website. Without solid advice and knowledge, [technology] can be a curse rather than a gift.”

–	Richard Aston, Chief Executive, Big Buddy Mentoring Trust, Auckland, New Zealand

“To be able to afford these high-end video editing products has been amazing for us! When donors can see [on a video created with Adobe products] how their money is impacting the community in real ways, more than just outcomes and numbers, they are inspired to invite others into the process.”

–	Paul Granger, Director of Interns & Work Groups, CHAT, Virginia, USA

8 “The 9th Annual Nonprofit Technology Staffing and Investments Report,” Nonprofit Technology Network, Published August 2015, https://www.nten.org/NTEN_images/reports/Staffing_Report2015_FINAL.pdf

“We are so fortunate to be able to count on TechSoup. TechSoup helps us achieve our mission to guarantee that children and adolescents in Brazil receive the most advanced treatment and have every chance for a cure.”

–	José Hélio, CEO, Grupo de Apoio ao Adolescente e à Criança com Câncer (Support Group for Adolescents and Children with Cancer), São Paulo, Brazil

“Thanks to TechSoup and the generosity of Symantec, we have not had an incident since we installed Norton Internet Security on all our computers! With the help of TechSoup and its donor partners like Symantec, we are moving in the right direction. Quite simply, we could not do our work without you!”

–	Geri Miller, Executive Director, Northwoods Wildlife Center, Wisconsin, USA

This highly innovative social enterprise model has provided consistent and growing revenue for TechSoup and the TechSoup Global Network (“The Network”) partners, while the reinvestment of administrative fees has built regional leadership capacities and enhanced mission-critical skills among local NGOs. As a global civil society network, the TechSoup Network is entirely unique. The Network is made up of 68 independent nonprofits who have formed a robust collaboration that delivers an estimated $2.6 million worth9 of resources to their local communities outside the United States daily. It includes a richly diverse set of social benefit organizations, including community foundations, social and economic service organizations, and capacity-building organizations, many of which offer programs in addition to those in the TechSoup portfolio. All have a long-standing record of service to civil society and the issues that are most relevant in their country context, and are trusted brands and experts on their local philanthropic and civil society sectors.

Through collaboration, this Network operates local programs and delivers globally-sourced resources in 236 countries, and meets the corporate social responsibility and philanthropic goals of over 100 corporations and 200 foundations. Increasingly, this collaborative platform leverages data and Application Programming Interfaces (“APIs”) to connect a global community of civil society users to a diverse and trusted set of impactful resources, training, and philanthropic programs provided in partnership with leading corporations and through multi-stakeholder community innovation. Network partners support the TechSoup mission and share in the earned revenue from jointly-managed NGO capacity-building programs.10 By principle, the Network partners retain the majority of earned revenue for reinvestment locally and regionally in support of both TechSoup and locally relevant programming. Innovation and local partnerships are actively pursued by each partner in the Network. Since establishing this Network in 2006, more than $50 million has been generated, retained, and locally reinvested by Network partners, over and above TechSoup’s direct contributions to the Network and its partners.

9 Estimated retail value for TechSoup’s FY17.

10 TechSoup defines “capacity-building programs” as investments in the effectiveness and sustainability of an organization, including technology solutions, training, funding, and leadership development.

TechSoup is seen by its users as the provider with potential. Global user research conducted by a third party has identified TechSoup as “the player in the unique position,” poised to offer much more value. Factors stated included global reach and size, breadth and depth, proximity to Silicon Valley, and trust. TechSoup is seen as fair and balanced by both civil society members and corporate donors, as “one of us,” an organization with the legacy behind it, as well as the ambition to look ahead, and the foresight to anticipate technology needs for civil society. Summarized comments from corporate stakeholders demonstrate their view of TechSoup’s current and future value:

●	TechSoup is a safe space to talk about ideas.
●	TechSoup can connect to the nonprofit market better than any other organization – that is their “special sauce.”
●	TechSoup is a real partnership. TechSoup will be a key partner – our window to the nonprofit sector worldwide.

TechSoup wishes to raise investment capital to grow and to strengthen, to evolve its model and to meet its mission to build a dynamic bridge that leverages technology to enable connections and innovative solutions for a more equitable planet.

By the end of fiscal year (“FY”) 2017 (FY17), TechSoup’s annual earned revenue had grown to $29 million, a CAGR of 17.2% since 2002.11 TechSoup also received nearly $3 million in contributed revenue in 2016 in the form of grant funding and donations for several of its innovation efforts, including TransparenCEE and Open Data Initiatives, Caravan Studios, and NGOsource. TechSoup employs a staff of 213 to deliver its programs and harnesses another 90 staff persons on a full- and part-time basis within the Network.

11 TechSoup’s fiscal year is from July 1 through June 30. For Interim Financial Statements, see Financials at end of this Offering Circular.

The Organization has invested heavily over the past four years in strengthening and building new infrastructure, assets, capabilities, and a truly global distribution network bringing software, hardware, services, and content to civil society organizations. The Organization has also created nimble validation capabilities that allow it to verify and actively engage NGOs in almost every country and territory in the world. A small portion of this investment was raised from grants specifically for these purposes, while the majority was self-funded through earned revenues.

In 2009, the Organization’s strategic planning focused on “big” goals to guide its future work, including: helping NGOs capitalize on new technologies such as cloud computing and mobile; harnessing the data that the Organization collects to further benefit NGOs and donors anywhere in the world; enhancing user experience and engagement via localized curation of resources; strengthening its international NGO partnerships to foster innovation; and broadening donor and funder relationships to leverage brand positioning, data, and capabilities.

The underlying capabilities built to support TechSoup’s product donation program now enable a wider range of stakeholders to give, receive, and share a more diverse set of resources. The Organization’s best-in-class validation solutions, matching algorithms, and front-end application development are bridging the gap between the supply of resources and the unmet needs of those working for social good. Major companies participated in the recent gathering of the TechSoup Global Network, and one of them shared this comment:

“Airbnb’s core mission is for anyone to be able to belong anywhere. While we are working on Social Impact Experiences, one of the things that is really important to us is to be working with nonprofit organizations that are committed to diversity and committed to being open to all people so that anyone can belong. We know that TechSoup is committed to inclusion as well, and it’s really important to us to be able to work together on that.”

–	Kerry Rodgers, Social Impact Team, Airbnb, USA

TechSoup now seeks to do much more with the unique and trusted position it holds in the global NGO community and with those who work to improve civil society. Like its partners and clients, TechSoup aims not just to be relevant, but transformational. Investment is required to build and market test minimum viable products, hire and build functional expertise, establish key supplier and distribution partnerships, and increase global promotion and engagement. Planned activities requiring investment are summarized in five strategic initiatives outlined in the Use of Proceeds section. The Organization is seeking investments totaling $11.5 million in this offering, and plans to use the proceeds over the next four years to support future growth and further scale its impact.

SUMMARY OF THE OFFERING

TechSoup is offering up to $11,500,000 in three separate unsecured subordinated promissory Notes as follows:

1.	Community Investment Notes for all Investors, regardless of their income or wealth, starting at $50 per Note, with a five-year term and 2% interest;
2.	Patient Capital Notes for all Investors, starting at $2,500, with a five-year term and 3.5% interest; and
3.	Risk Capital Notes for larger Investors, including foundations, institutions, family offices, and individual accredited investors, starting at $50,000, with a five-year term and 5% interest.

The Notes are being offered by the Organization on a “best efforts” basis without the benefit of a Placement Agent.

A summary of the three Notes comprising the offering is as follows:

Notes	Open to:	Minimum Per Investor	Maximum Per Investor	Term and Interest Rate	Investment Agreement and Form of Note
Community Investment Notes	Anyone*	$50	Aggregate purchase price no more than 10% of the greater of Investor’s annual income or net worth. (Different rules for accredited investors.)	● 5 years ● 2%	See Exhibits: EX1A 3A & EX1A-4A
Patient Capital Notes	Anyone*	$2,500	Aggregate purchase price no more than 10% of the greater of Investor’s annual income or net worth. (Different rules for accredited investors.)	● 5 years ● 3.5%	See Exhibits: EX1A 3B & EX1A-4B
Risk Capital Notes	Accredited Investors & Institutions	$50,000	None	● 5 years ● 5%	See Exhibits: EX1A 3C & EX1A-4C

* Subject to Maximum amounts noted above.

Purchase of a Note is not a donation to the Organization and is not tax deductible. However, Investors in the Patient Capital and Risk Capital Notes will be able to reduce or eliminate the interest rate to be earned if they desire, and all Investors will have the ability to forgive the indebtedness of principal repayment, which may result in a tax-deductible event (see Securities Being Offered on page 73.) Interest paid on a Note is taxable. Please consult your tax advisor for information specific to your circumstances (see “Tax Aspects” in the “Risk Factors” Section). You should not rely on this Offering Circular for investment, legal, accounting, or tax advice. You should consult your own professional advisors before investing in the Notes.

The proceeds of this Offering will be used over a period of four years for the advancement of five initiatives, as further described in the Use of Proceeds section. Expenses of the Offering are estimated to be approximately $174,000.

There is no public market for the Notes; the Organization does not expect such a market to develop in the future, and the Organization does not intend to offer any additional liquidity options to Investors.

An investment in the Notes is highly speculative and involves substantial risks. Prospective Investors should carefully review and consider the factors described under the “Risk Factors” section below.

Summary Financial Information

From Fiscal Year 2017 Interim Financial Statements

June 30, 2017
Cash and cash equivalents	$5,600,900
Investment securities	0
Accounts and notes receivable	3,305,971
Prepaid and other current assets	1,842,451
Property, plants and equipment (PP&E)	580,183
Deposits	118,126
Total assets	$11,447,631

Accounts payable and accrued liabilities	$3,628,972
Long term debt	0
Total liabilities	3,628,972
Total net assets	7,818,659
Total liabilities and net assets	$11,447,631

Year Ended June 30, 2017
Total revenues	$33,325,930
Costs and expenses applicable to revenues	(31,691,432)
Depreciation and amortization	(482,442)
Changes in net assets	$1,152,056
Earnings per share basic / diluted	N/A

Outstanding Securities: NONE

Corporate Information

TechSoup Global is a California 501(c)(3) nonprofit public benefit corporation. The Organization maintains principal executive offices at 435 Brannan Street, Suite 100, San Francisco, California 94107. The Organization’s telephone number is (415) 633-9300 and website address is http://www.techsoup.org/.

THIS WAS ONLY A SUMMARY

PLEASE READ THE OTHER SECTIONS OF THIS OFFERING CIRCULAR

CAREFULLY FOR MORE INFORMATION

RISK FACTORS

Generally

EACH INVESTOR IS AWARE THAT AN INVESTMENT IN THE ORGANIZATION IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK, INCLUDING THE POSSIBLE LOSS OF THE ENTIRE INVESTMENT, AND SUCH INVESTOR HAS CAREFULLY READ AND CONSIDERED THE FOLLOWING RISK FACTORS AND ALL MATTERS SPECIFIED IN THESE SUBSCRIPTION DOCUMENTS IN DETERMINING WHETHER OR NOT TO INVEST IN THE ORGANIZATION AS SPECIFIED HEREIN. EACH INVESTOR UNDERSTANDS THAT THE FOLLOWING FACTORS ARE NOT AN ALL-INCLUSIVE LIST OF POSSIBLE RISKS INHERENT IN THE OFFERING.

Risks Related to the Business of the Organization

A Failure, Disruption, Cyberattack, Or Other Breach In The Security Of An Information Technology System Or Infrastructure That The Organization Utilizes Could Adversely Affect Its Business And Reputation And Increase Its Costs

The Organization’s information systems store and process confidential user, employee, and other sensitive personal and business data, and therefore maintaining the Organization’s network security is of critical importance. The Organization uses third-party technology and systems for a variety of information systems operations, including encryption and authentication technology, employee email, domain name registration, content delivery to customers, back-office support, and other functions. The Organization’s systems, and those of third parties upon which its business relies, may be vulnerable to interruption or damage that could result from natural disasters, fires, power outages, acts of terrorism or other similar events, or from deliberate attacks such as computer hacking, computer viruses, worms or other destructive or disruptive software, process breakdowns, denial of service attacks, malicious social engineering or other malicious activities, or any combination of the foregoing.

Such an event could result in a disruption of the Organization’s services or improper disclosure of personal data or confidential information, which could harm the Organization’s reputation, require it to expend resources to remedy such a security breach or defend against further attacks, divert management’s attention and resources, or subject the Organization to liability under laws that protect personal data, resulting in increased operating costs or loss of revenue.

The Organization has implemented controls and taken other preventative measures designed to strengthen its systems against disruptions and attacks, including measures designed to reduce the impact of a security breach at its third-party vendors. Although the costs of the controls and other measures the Organization has taken to date have not had a material effect on its financial condition, results of operations, or liquidity, there can be no assurance as to the cost of additional controls and measures that the Organization may conclude are necessary in the future.

Interruptions Or Delays In Services From The Organization’s Third-Party Data Center Hosting Facilities Or Cloud Computing Platform Providers Could Impair the Delivery Of Its Services And Harm The Organization’s Business

The Organization currently serves its customers from third-party data center hosting facilities and cloud computing platform providers located in the United States and other countries. Any damage to, or failure of, these systems generally could result in interruptions in the Organization’s services. Interruptions in the Organization’s services could cause the Organization to issue credits or pay penalties, cause customers to terminate their use of the Organization’s services, and/or adversely affect the Organization’s attrition rates and its ability to attract new customers, all of which would reduce the Organization’s revenue. The Organization’s business would also be harmed if its customers and potential customers believe the Organization’s services are unreliable.

The Organization’s Success Depends On Its Ability To Respond And Adapt To Changes In Technology And Consumer Behavior

Changes in technology and consumer behavior pose a number of challenges that could adversely affect the Organization’s business. For example, among others:

●	The Organization may be unable to expand the use of its services to other platforms that its users may find more appropriate;
●	There may be changes in client sentiment about the quality or usefulness of the Organization’s services;
●	Newer platforms may lead to pricing restrictions and a reduction of distribution control by the Organization; and
●	The Organization’s core software distribution business may be disrupted by software providers’ moves to cloud services.

Responding to these challenges may require significant investment. There can be no assurance that the Organization will be able to raise the funds necessary to make these investments on commercially reasonable terms or at all.

Potential For New Or Existing Services Could Be Eroded By Competition

Any continued future success that the Organization might enjoy will depend upon many factors, including factors beyond the control of the Organization and/or which cannot be predicted at this time. These factors may include, but are not limited to: changes in or increased levels of competition, including the entry of additional competitors and increased success by existing competitors; changes in general economic conditions; and reduced margins caused by competitive pressures. These conditions could have a material adverse effect upon the Organization’s business, operating results, and financial condition.

Defects Or Disruptions In The Organization’s Services Could Diminish Demand For The Organization’s Services And/Or Subject The Organization To Substantial Liability

Because the Organization’s services are complex and incorporate a variety of hardware and proprietary and third-party software, the Organization’s services may have errors or defects that could result in unanticipated downtime for its subscribers and harm to the Organization’s reputation and its business. Cloud services frequently contain undetected errors when first introduced or when new versions or enhancements are released. The Organization has from time to time found defects in, and experienced disruptions to, its services, and new defects or disruptions may occur in the future. In addition, the Organization’s customers may use its services in unanticipated ways that may cause a disruption in services for other customers attempting to access their data. Since the Organization’s customers use the Organization’s services for important aspects of their business, any errors, defects, disruptions in service, or other performance problems could hurt the Organization’s reputation and could damage the Organization’s customers’ businesses. As a result, customers could elect to not renew the Organization’s services, or delay or withhold payment to the Organization. The Organization could also lose future sales, or customers could make warranty or other claims against the Organization, which could result in an increase in the Organization’s provision for doubtful accounts, an increase in collection cycles for accounts receivable, or the expense and risk of litigation.

If the Organization Fails To Promote And Maintain Its Brand In The Market, The Organization’s Business, Operating Results, Financial Condition, And Its Ability To Attract Customers Could Be Materially Adversely Affected

The Organization’s success depends on its ability to create and maintain brand awareness for its service offerings. This may require a significant amount of capital to allow the Organization to market its products and services and to establish brand recognition and customer loyalty. The Organization can offer no assurances that it will be successful in maintaining its competitive edge or in establishing new awareness of the Organization’s brand, which allows the Organization to effectively compete in this market. The importance of brand recognition will continue to increase because low barriers of entry to the industries in which the Organization operates may result in an increased number of direct competitors. To promote the Organization’s brand, the Organization may be required to continue to increase its financial commitment to creating and maintaining brand awareness. The Organization may not generate a corresponding increase in revenue to justify these costs.

The Organization’s Affiliation With International Operators Exposes It To Risks Inherent In Foreign Operations That Could Harm Its Business

The Organization maintains operations and affiliations in various non-US locations, and it serves clients in many foreign countries. The Organization could be subject to a number of risks associated with the international business activities of other operators, which may increase the Organization’s costs, lengthen the Organization’s sales cycle, and require significant management attention. These risks include:

●	Effectively managing and staffing foreign operations, including complying with diverse local labor laws and regulations and navigating local customs and practices;
●	Protecting and enforcing the Organization’s brand and other intellectual property rights under varying legal regimes;
●	Complying with international laws and regulations, including those governing the collection, use, retention, sharing, and security of consumer or other personal data;
●	Increased expenses associated with marketing services in foreign countries;
●	General economic conditions in international markets and currency exchange rate fluctuations;
●	Unexpected changes in regulatory requirements resulting in unanticipated costs and delays; and
●	Tariffs, export controls, and other trade barriers.

To be successful, the Organization believes it must expand its affiliations with other international operators. Therefore, the Organization may commit significant resources in the future to expand its international affiliation activities. However, the Organization may not be able to develop or increase affiliated demand for its services, which could harm the Organization’s business.

The Organization’s Failure To Comply With Government Rules and Regulations Could Harm Its Business

The Organization must comply with local, state, and federal rules and regulations. The Organization believes that it does comply with the rules and regulations required of it. However, if the Organization operates in breach of the law, it may be subject to penalties that could impede its ability to continue doing business, or it may be subject to lawsuits. If it fails to comply with the law, the Organization may have to stop operating, which would cause Investors to lose their investment.

The Organization Could Be Subject To Unanticipated Regulations

There may be existing regulations that management is not aware of, and new regulations affecting the Organization’s business or services could be adopted in the future. Any such regulations could be costly or impossible for the Organization to comply with. Furthermore, the adoption or modification of laws or regulations relating to the Internet or other areas of the Organization’s business could limit or otherwise adversely affect the manner in which it currently conducts its business. In addition, the continued growth and development of the market for online technology services may lead to more stringent consumer protection laws, which could impose additional burdens on the Organization. If the Organization is required to comply with new regulations or legislation or new interpretations of existing regulations or legislation, this compliance could cause the Organization to incur additional expenses or alter its business model.

Key Relationship Risk

The Organization maintains partnerships with several entities that are critical to its success. The Organization’s current revenue model depends on key relationships with corporate donor partners; there is a significant concentration of revenue from the product donation program and, in particular, Microsoft products. While a major focus of the Organization’s strategic planning lies in maximizing the value from these interactions in new ways, over-reliance on these relationships is a risk. Furthermore, there is a risk that if the Organization’s end users begin to interact directly with partners, this may negatively affect revenue and harm the business.

Dependence On Key Personnel

Much of the Organization’s success depends on the skills, experience, and performance of its key persons. The Organization currently does not have a firm plan fully detailing how to replace any of these persons in the case of death or disability. The Organization’s success also depends on the Organization’s ability to recruit, train, and retain qualified personnel. The loss of the services of any of the key members of senior management, other key personnel, or the Organization’s inability to recruit, train, and retain senior management or key personnel may have a material adverse effect on the Organization’s business, operating results, and financial condition.

Risks Related to an Investment in the Organization

The Notes Do Not Have Protective Provisions Such As The Use of Sinking Funds

The Notes do not include provisions such as: a sinking fund provision whereby all or a reasonable portion of the issue is to be retired in installments prior to maturity, a negative pledge or equal protection clause restricting the creation of liens on the property of the issuer, or a restriction on the creation of other funded debt.

The Notes Are Not Issued Under a Trust Indenture

The Notes are not being issued under a trust indenture and there is no bank or trust company acting as a trustee.

Additional Senior Debt

The Organization may obtain loans that are senior to the Notes, and thus there is a chance that the Investor may lose their investment or be delayed in repayment because, among other reasons, the Organization must pay back senior debt before paying back the Notes.

Transfer Restrictions

The Offering of the Notes will be made in reliance on the charitable organizations exemption under section 3(a)(4) the Securities Act of 1933 (“the Securities Act”) and other applicable state securities laws or regulations of other appropriate jurisdictions. An investment in the Organization should be considered only as a long-term investment due to transfer restrictions imposed by federal and state regulations. IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE APPLICABLE STATE SECURITIES REGULATORS, EXCEPT AS PERMITTED.

No Escrow Or Trust Accounts

The Organization has not made any arrangements to place funds raised in this Offering in an escrow, trust, or similar account. However, the Organization is in discussions with a service provider that may assist TechSoup with managing investor information, communication, payment processing and setting up an escrow account if appropriate. Any Investor who purchases Securities in this Offering will have no assurance that other purchasers will invest in this Offering. Accordingly, if the Organization should file for bankruptcy protection, or if a petition for insolvency bankruptcy is filed by creditors against the Organization, Investor funds may become part of the bankruptcy estate and administered according to the bankruptcy laws.

Right To Terminate Offering

The Organization has the right to terminate this offering of Securities at any time, regardless of the number of Securities that have sold.

No Guarantee Of Return

No assurance can be given that an Investor will realize a substantial return on investment, or any return at all, or that an Investor will not lose a substantial portion or all of the investment. For this reason, each prospective Investor should carefully read this memorandum and all exhibits attached hereto and should consult with an attorney, accountant, and/or business advisor prior to making any investment decision.

No Warranty Of Projections Or Assumptions

Projections concerning the business or financial affairs of the Organization that may be provided to prospective Investors, including without limitation those set forth in this Offering Circular and its exhibits, are for illustrative purposes only. These projections are based upon assumptions that the management of the Organization believes to be reasonable. However, there can be no assurance that actual events will correspond to the assumptions, and the projections should be viewed merely as financial possibilities based on the assumptions stated and not as a prediction or guarantee of future performance. The assumptions upon which these projections are based should be carefully reviewed by each prospective Investor. Projections or conclusions regarding the financial condition of the Organization, including projections regarding the profitability of the Organization, may be substantially adversely affected by variances from the assumptions made by the Organization.

The Organization’s Failure To Comply With Government Rules And Regulations May Impede Its Ability To Repay Investments

The Organization must comply with local, state, and federal rules and regulations to continue to provide loans as described herein. The Organization believes that it complies with the rules and regulations with which it is required to comply. If the Organization fails to comply with a rule or regulation, it may be subject to fines, or other penalties, or its permit or licenses may be lost or suspended. Furthermore, the Organization may be subject to lawsuits if it operates in breach of the law. The Organization may have to stop operating and its Investors may lose their entire investment.

The Offering Will Be Conducted On A Best Efforts Basis, But There Can Be No Assurance That The Organization Can Raise The Capital It Needs

The Notes are being offered by the Organization on a “Best Efforts” basis without the benefit of a Placement Agent. The Organization can provide no assurance that this Offering will be completely sold out. The Organization may be unable to secure additional loans or grant funding at the level shown in its projections or at all. In addition, if the Organization is not able to secure grant funding at the levels projected, the Organization will have fewer operating reserves to absorb any loan losses which could affect the Organization’s ability to pay back the interest and principal due on the Notes. Additionally, some grant funds and donations will have restrictions on how money can be spent. If less than the maximum proceeds are available, the Organization’s business plans and prospects for the current fiscal year could be adversely affected or may need to be revised accordingly.

The Organization May Require Additional Funds

The Organization currently anticipates that the net proceeds of this Offering, along with other sources of funding including grants and institutional loans, will be sufficient to meet its anticipated needs for capital expansion. However, the Organization may need to raise additional funds in order to fund more rapid expansion, to respond to capital needs, or to acquire complementary products or materials, particularly if less than the maximum Offering is borrowed by the Organization. There can be no assurance that additional financing will be available on terms favorable to the Organization, or at all. If adequate funds are not available or are not available on acceptable terms, the Organization’s ability to fund its expansion, take advantage of the expansion opportunity, develop or enhance services, or respond to capital needs would be significantly limited. Such limitation may have a material adverse effect on the Organization’s business, operating results, and financial condition.

Revisions To Use Of Proceeds

It is possible that the use of the proceeds will be revised by management or that adequate funds will not be raised by the Organization. Management will have significant flexibility in applying the net proceeds of this offering within the scope of the business of the Organization. The failure of management to apply such funds effectively could have a material adverse effect on the Organization’s business, prospects, financial condition, and results of operations.

Control Of The Organization

Control of the Organization and all of its operations is the responsibility of its board of directors and will remain with them. Investors must rely upon the judgment and skills of the board.

Tax Aspects

Investors will not receive a charitable tax deduction for investing in a Note, unless Investor alters the terms of the Note via a donation. Interest earned on the Notes is taxable as ordinary income to the Investor, regardless of whether it is paid by check or reinvested and added to the principal amount of the Note. The repayment of principal on maturity is not taxable.

The Organization will issue to Investors an IRS Form 1099-INT after the end of each year, reflecting all interest earned, provided that the Investor earns $10 or more in annual interest. Information about interest will also be reported to the US Internal Revenue Service as income to the Investor.

If an individual Investor makes or maintains aggregate investments of $250,000 or more in the Organization, the Notes may fall within the provisions of Internal Revenue Code Section 7872, which in some circumstances require the Organization to report imputed interest on Notes that is more than the actual interest earned. It is possible that the excess imputed portion may be treated as a deductible charitable contribution. Investors should consult their own tax advisor regarding the tax implications of an investment in the Notes.

Tax Risks

No representation or warranty of any kind is made by the Organization, the officers, directors, counsel to the Organization, or any other professional advisors thereto with respect to any tax consequences of any investment in the Organization. EACH PROSPECTIVE INVESTOR SHOULD SEEK THE INVESTOR’S OWN TAX ADVICE CONCERNING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE ORGANIZATION.

Federal Income Tax Consequences

The Organization has not sought or received any opinion of counsel or ruling from the Internal Revenue Service with respect to the income tax consequences of this offering. Potential Investors should consult their tax advisors regarding specific questions as to federal, state or local taxes.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offering Circular contains forward-looking statements. From time to time, additional written forward looking statements may be made by the Organization. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act and may include projections of revenues, income or loss, capital expenditures, business relationships, financings, proposed financings or investments by third parties, product development, plans for future operations, and plans relating to products of the Organization, as well as assumptions relating to the foregoing. Such statements are based upon management’s current expectations, beliefs, and assumptions about future events, are other than statements of historical fact, and involve a number of risks and uncertainties.

The words “believe,” “may,” “will,” “could,” “would,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” “project” or the negative or plural of these words or similar expressions identify forward-looking statements, which speak only as of the date the statement was made, but are not the exclusive means of identifying such statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this Offering Circular -- including those contained in the Section entitled “Risk Factors” -- describe factors, among others, that could contribute to or cause such differences. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this Offering Circular may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Except as required by law, neither the Organization nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. The Organization undertakes no obligation to update publicly any forward-looking statements for any reason after the date of this Offering Circular to conform these statements to actual results or to changes in its expectations.

You should read this Offering Circular, and the documents that the Organization references in this Offering Circular and has filed with the Securities and Exchange Commission as exhibits to the Form 1-A of which this preliminary Offering Circular is a part, with the understanding that the Organization’s actual future results, levels of activity, performance, and events and circumstances may be materially different from what the Organization expects.

DISTRIBUTION

The Offering will commence promptly upon qualification of this Offering Circular by the Securities and Exchange Commission and will close upon the earlier of (1) the sale of Notes totaling $11,500,000, (2) one year after the qualification, or (3) at such date prior to one year from qualification as may be determined by the Organization. The Offering may be terminated at the Organization’s election at any time. There is no minimum raise required. The term of the Notes will start within 30 days of receipt of a signed Subscription Agreement. At the same time the Organization is raising funds from this Offering, it may be seeking other additional sources of funding, including other loans and grants.

The Notes are being offered by the Organization on a “best efforts” basis without the benefit of a Placement Agent. Best efforts means the executive officers and directors of the Organization will use their commercially reasonable best efforts in an attempt to sell the Notes. No executive officer or director will receive any commission or any other remuneration for these sales. In offering the Notes on behalf of the Organization, the executive officers and directors will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

The Notes will not be listed on any national securities exchange or on the over-the-counter inter-dealer quotation system. There is no market for the Notes, and the Notes generally may not be sold, transferred assigned, pledged, or disposed of, in whole or in part, without the prior written consent of the Organization.

In order to subscribe to purchase the Securities, a prospective Investor must complete, sign, and deliver the executed Subscription Agreement, Investor Questionnaire, and other documents to TechSoup Global and wire funds (or seek permission to mail funds) for its subscription amount in accordance with the instructions included in the Subscription Package.

The Organization reserves the right to reject any Investor’s subscription in whole or in part for any reason. If the Offering terminates, or if any prospective Investor’s subscription is rejected, all funds received from such Investors will be returned without interest or deduction.

Limitations on Amount A Non-Accredited Investor Can Invest

As long as one is at least 18 years old, one can invest in this Offering. But if one is not an “accredited investor,” as further defined below, the amount one can invest is limited by law.

In order to purchase Notes, and prior to the acceptance of any funds from an Investor, each Investor will be required, in the Subscription Agreement, to represent to the Organization’s satisfaction that s/he is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this offering.

Under 17 CFR §230.501, a regulation issued by the Securities and Exchange Commission, the term “accredited investor” means:

●	A natural person who has individual net worth, or joint net worth with the person’s spouse, that exceeds $1 million at the time of the purchase, excluding the value of the primary residence of such person;
●	A natural person with income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year;
●	A business in which all the equity owners are accredited investors;
●	An employee benefit plan, within the meaning of the Employee Retirement Income Security Act, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5 million;

●	A bank, insurance company, registered investment company, business development company, or small business investment company;
●	A charitable organization, corporation, or partnership, not formed for the specific purpose of acquiring the Securities offered, with total assets exceeding $5 million; and
●	A director, executive officer, or general partner of the company selling the Securities, or any director, executive officer, or general partner of a general partner of that issuer.

If an Investor falls within any of those categories, then that Investor may invest as much as he or she wants. If an Investor does not fall within any of those categories, then the most he or she may invest in this Offering is the greater of:

●	10% of the Investor’s annual income; or
●	10% of the greater of the Investor’s annual revenue or net assets at fiscal year-end.

NOTE: For the purposes of calculating net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of one’s primary residence and may exclude any indebtedness secured by one’s primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Notes.

No Escrow

The Organization has not made any arrangements to place the proceeds of this Offering in an escrow account. However, the Organization is in discussions with a service provider that may assist TechSoup with managing investor information, communication, payment processing, and setting up an escrow account if appropriate.

Advertising, Sales, and other Promotional Materials

The Organization is offering these Securities directly to the public at its website, info.techsoup.org/invest. In addition to this Offering Circular, subject to limitations imposed by applicable securities laws, the Organization expects to use additional advertising, sales, and other promotional materials in connection with this Offering. These materials may include public advertisements and audio-visual materials, in each case only as authorized by the Organization. Although these materials will not contain information in conflict with the information provided by this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Units, these materials will not give a complete understanding of this Offering, the Organization, or the Notes and are not to be considered part of this Offering Circular. This Offering is made only by means of this Offering Circular, and prospective Investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest.

Restrictions

Other Information is not Authorized.

No person has been authorized to give any information or to make any representation with respect to the Organization or this offering except such information as is contained in this Offering Circular. Only information or representations contained herein may be relied upon as having been authorized. The information in this Offering Circular supersedes and replaces in its entirety any information previously distributed to, provided to, or viewed by any Investor.

No Legal, Accounting, Tax, or Investment Advice.

This Offering Circular is intended to provide prospective Investors with information necessary for an informed investment decision. However, nothing contained herein is intended as legal, accounting, tax, or investment advice, and it should not be taken as such. An Investor must rely on his or her own examination of the Organization and the terms of this offering, including the merits and risks involved. Prospective Investors are not to construe the contents of this Offering Circular (or any prior or subsequent communication from the organization, its affiliates, and their employees, or any professional associated with this offering) as legal, accounting, tax, or investment advice. Each Investor should consult his or her own personal counsel, accountant, and other advisors as to the legal, accounting, tax, economic, and related matters concerning the investment described herein and its suitability for him or her. An Investor must be willing, and have the financial capacity to purchase, a high-risk investment which cannot easily be liquidated.

No counsel to the Organization has verified or investigated any of the statements or representations made in this offering circular or any of its Exhibits. Investors seeking legal advice should retain their own counsel and conduct any due diligence they deem appropriate to verify the accuracy of the representations and information set forth in this offering circular.

Reporting Requirements under Tier 2 of Regulation A.

Following this Tier 2, Regulation A offering, the Organization will be required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A. The Organization may be required to file: an annual report with the SEC on Form 1-K; a semiannual report with the SEC on Form 1-SA; current reports with the SEC on Form 1-U; and a notice under cover of Form 1-Z. The necessity to file current reports may be triggered by certain corporate events. Parts I & II of Form 1-Z will be filed by the Organization if and when it decides to and is no longer obligated to file and provide annual reports pursuant to the requirements of Regulation A.

Subscribing

Before subscribing to invest in the Notes, it is crucial for each potential Investor to carefully read the portions of this Offering Circular describing the risk factors and the restrictions on re-sale and providing warnings.

How to Participate:

Go to info.techsoup.org/invest, click on the “Invest Now” button, and follow the procedures as described.

Subscription Period

The subscription period for this Offering commences upon qualification of the Offering Statement by the Securities Exchange Commission, and ends the earlier of one year after approval, the date upon which the sale of all of the Notes has been completed, or at the Organization’s discretion.

No Revocation

Once a person has executed a Subscription Agreement and submitted funds for the purchase of the Notes, such subscription may not be revoked without the consent of the Organization.

The Investor, not the Organization, bears the risk of delivery for the Subscription Agreement, payment, and all other documents that the Investor must deliver to participate in the loan program. The Organization prefers that all documents be executed electronically, and all payments be made by Automated Clearing House (“ACH”). The Organization is also exploring payment by credit card as an option. However, if the Investor chooses to deliver documents and payment by mail, the Organization recommends the use of insured and registered mail. The Organization also recommends allowing for a sufficient number of mailing days to ensure that the Organization receives your documents and payments before the applicable expiration date.

Interpretation: Termination of Offering

All questions as to the validity, form, eligibility, including time of receipt, and acceptance of any subscription will be determined by the Organization, in its sole discretion, which determination shall be final and binding. The Organization reserves the absolute right to reject any subscription if it is not in proper form or if the acceptance thereof or the issuance of Notes pursuant thereto could be deemed lawful. The Organization also reserves the right to waive any defect with regard to any particular subscription. The Organization shall not be under any duty to give notification of any defect or irregularity in a subscription, nor shall it incur any liability for failure to give such notification. Investments will not be deemed to have been made until any such defect or irregularity has been cured or waived within such time as the Organization shall determine. Investments with defects or irregularities that have not been cured or waived will be returned to the appropriate Investor as soon as possible.

Right to Reject Subscriptions

After the Organization receives a prospective Investor’s complete, executed Subscription Agreement and the funds required under the Subscription Agreement have been received, the Organization has the right to review and accept or reject the subscription in whole or in part, for any reason or for no reason. The Organization will return all monies from rejected subscriptions immediately to those Investors, generally without interest and without deduction.

Withdrawal, Cancellation or Modification

This Offering is made subject to withdrawal, cancellation, or modification by the Organization without notice. Offers to purchase these Securities may be rejected in whole or in part by the Organization and need not be accepted in the order received. The Organization reserves the right, in its sole discretion, to allot to any prospective Investor less than the amount of the Securities such Investor desires to purchase. The Organization shall have no liability whatsoever to any prospective Investor and/or Investor in the event that any of the foregoing shall occur.

Acceptance of Subscriptions

Upon the Organization’s acceptance of a Subscription Agreement, the Organization will countersign the Subscription Agreement and issue the Notes subscribed. Once the Investor submits the Subscription Agreement and it is accepted, the Investor may not revoke or change the subscription or request subscription funds. All accepted Subscription Agreements are irrevocable.

USE OF PROCEEDS

For three decades, TechSoup has embraced the promise and challenge of deploying technology in support of those working for social good. That focus remains unchanged. At the same time, the nonprofit and technology sectors are undergoing incredible transformations.

The accelerating shift to cloud computing, Software as a Service (“SaaS”), and Infrastructure as a Service (“IaaS”), and to “digital nonprofit” strategies and social media’s emergence as an end-user marketing and engagement channel, has fundamentally changed how tech companies engage with the nonprofit community – including how they donate products. Business models are moving from fixed price per download to subscription-based, recurring fees. Corporate social responsibility (CSR) has emerged as a significant priority for most major corporations. Around the world, people are doing more, more frequently, on mobile devices. At the same time, the ever-growing emphasis on consumer data presents massive opportunities and challenges for the social sector.

At the same time, nonprofits are faced with the need to be digitally-enabled to deliver their services as well as their back office functions, choose between highly sophisticated cloud offers, find support for migration and adoption, and adopt up-to-date data security and privacy policies and security and support practices.

TechSoup is uniquely positioned to play a major role in this new world. TechSoup will continue to leverage its unique capabilities and assets to offer new technology solutions that match a broad spectrum of resources with social sector needs. Long a trusted intermediary among technology corporations, NGOs, foundations, and other civil society actors, TechSoup will now add new stakeholders and enable direct connections among them. TechSoup’s service offerings, as well as its own technology, relationships, processes, staff, and business models, must support this evolution.

Opportunity to Scale with Offering Proceeds

TechSoup serves a large – and expanding – social sector market. Its traditional customers include NGOs, public libraries, corporations, and foundations. Increasingly, TechSoup is also serving government entities and individual activists, such as technology activists, scholars, and others working for social change.

The global nonprofit/NGO sector that TechSoup services is comprised of over 12.3 million organizations, with $1.3 trillion in total expenditures, equivalent to 5.1% of total global gross domestic product (“GDP”). These organizations have 40 million full-time equivalent employees globally, in addition to 190 million volunteers. 12

According to Johns Hopkins University’s Center for Civil Society Studies, “Not only is the nonprofit sector a sizable economic presence in countries throughout the world, it is also a growing one. Thus, the GDP contribution of nonprofit institutions […] outpaced the growth of the economy overall.”13

TechSoup’s strategic plan identifies five long-term initiatives, outlined below, that focus on growing its core business and two future lines of business and programming, as well as scaling its internal capacity. This growth and scale will be facilitated by developing a platform as TechSoup’s core product that will be nimble enough to address new opportunities as they arise and as they are evaluated for product-market fit.

Through these initiatives, TechSoup will deliver a suite of multi-stakeholder services which, when integrated, will form a platform for innovative, scalable, capacity-building resource programs across the globe.

12 Salamon, Sokolowski, Haddock, and Tice, op. cit.; TechSoup’s estimate of the number of NGOs in the 236 countries and territories in which it operates.

13 Ibid.

TechSoup’s objective is to be the trusted global platform for dissemination and adoption of technology and capacity building resources in the nonprofit sector. It seeks to become the platform of choice for any philanthropic program that wants to amplify or scale its impact.

TechSoup will leverage its unique assets and capabilities – its network, data, reach, positioning, reputation, and knowledge – to continually offer new solutions that match a broad spectrum of resources with social sector needs. These include technology resources and other capacity-building resources.

A tremendous opportunity now exists to generate business value as well as impact by shifting TechSoup’s “value-added online reseller’’ business model to that of a “two-sided,” or “multi-sided,” business model. TechSoup can create, deliver, and capture value in new ways for both of its major stakeholder groups – givers and recipients.

The 2006 Harvard Business Review article “Strategies for Two-Sided Markets” nicely articulates this business model shift: “Two-sided networks differ from traditional value chains in a fundamental way. In the traditional system, value moves from left to right: To the left of the company is cost; to the right is revenue. In two-sided networks, cost and revenue are both to the left and to the right, because the “platform” has a distinct group of users on each side. The platform product or service incurs costs in serving both groups and can collect revenue from each, although one side is often subsidized. Because of what economists call “network effects,” platform products enjoy increasing returns to scale, which explains their extraordinary impact.”14

There is now a tremendous opportunity to generate additional business value as well as social impact by allowing stakeholders to interact directly with each other, creating a network effect (multi-sided). Through further development of a next-generation multi-sided platform and a strategic pivot, TechSoup can create, deliver, and capture value in new ways for all of its stakeholder groups.

14 Thomas R. Eisenmann, Geoffrey G. Parker, and Marshall W. Van Alstyne, “Strategies for Two-Sided Markets,” Harvard Business Review, Published October 2006, https://hbr.org/2006/10/strategies-for-two-sided-markets

BRINGING VELOCITY TO TRANSFORMATION

The opportunity for TechSoup to scale is significant and will require continuation of the transformation path that TechSoup has been on since 2014 and moving at an increased velocity. As execution has begun on the five strategic initiatives referred to earlier and outlined below, TechSoup has been moving through three phases of transformation as an organization.

TechSoup Transformation Roadmap

During its initial phase of growth from 2002 to 2014, TechSoup established itself with a unique and now-proven business model as “the place” for in-kind technology product philanthropy, reaching 236 countries and territories by 2015. As trends like cloud computing, mobile, and SaaS transformed the central “problem” of technology access and adoption in the sector, TechSoup began to work with corporations and nonprofits to use its capabilities in new ways that would meet emerging digital and technology needs.

In 2017, TechSoup is now mid-stream in a phase of transformation that has added Validation Services to support “off catalog” offers in addition to the products donated through TechSoup’s direct catalog. The capabilities invested in during this phase have included a modern and data-centric technology architecture.

The new platform, dubbed the Cooperative Technology Platform (“CTP”), has been designed to support planned and future business and program diversification, including new business models to lower transaction costs, adding new ways for users to connect to enhance network effects. This phase also included significant investment in TechSoup’s global nonprofit dataset to ensure standards for quality, data privacy, security, use, and legal compliance were met as a regular course of business. Also, efforts were undertaken to ensure TechSoup had the capability to operationalize the data in the business processes of the network.

While still in Phase 2 of this transformation roadmap, TechSoup has been successful in capturing an initial set of benefits and efficiencies to enable it to pilot new services leveraging its capabilities and scale, and has onboarded 11 enterprise Validation Services customers.

As it moves into Phase 3 of its transformation, TechSoup will leverage its expertise as a “convener of unlikely allies” to civil society and philanthropy’s digital sphere, where a multi-stakeholder platform for citizens and the many actors working to strengthen civil society can find and contribute needed resources, connect, and showcase their work.

The CTP is designed to be the “operating system” for this vision and is architected not only to scale TechSoup’s existing and planned services, but also to allow third parties – “givers and receivers” – to meet their own needs with a low-code application layer, separately from TechSoup’s direct services. The CTP operates on a DevOps model of continuous development and “follow-the-sun” resourcing, and is designed to meet high performance and security requirements, appropriate to the tasks it will support. Through a low-code application layer, TechSoup’s data on nonprofits and libraries around the world can be made available to others, who can use the data to create social impact and also add to and enrich the data through common applications – whether these are developed by TechSoup or by its partners.

Applications for the CTP are designed to be brought to market quickly and maintained at low cost, leveraging reusable components and common user experience. Initial use cases demonstrate demand for this type of platform to support civil society initiatives. By the completion of Phase 3 of TechSoup’s transformation, TechSoup will have built an ecosystem and developer community to support civil society organizations and initiatives in a manner that will dramatically increase supply, leverage common investment, improve ability to experiment and speed to market, and lower TechSoup’s operating costs as well as the operating costs of the community that will use the CTP low-code application layer to build and operate their own applications and new services. To be clear, for the core CTP platform, TechSoup will leverage a spectrum of existing cloud infrastructures and best-in-class applications and will build only the components and applications required to knit together solutions that fit its market’s needs.

TechSoup now requires the growth capital for the next four years to complete this strategic pivot and accelerate and increase the impact of TechSoup’s work.

Five Initiatives

TechSoup’s strategic plan focuses on five key initiatives that are critical to TechSoup’s successful pivot.

Initiative 1: NGO Technology Marketplace: Scale the quantity and breadth of donated and specially discounted technology offers in TechSoup’s catalog; expand outreach to NGOs globally; connect NGOs with curated support resources to accelerate their ability to adopt and optimize their use of new technologies to accomplish their missions.

TechSoup’s NGO Technology Marketplace: Size of Market Opportunity

●	12.3 million or more NGOs and community organizations across 236 countries and territories.[7] NGOs are classified in more than 20 high-level mission areas and nearly 300 sub-areas including:
	o	~350,000 public libraries worldwide[15]
	o	~230,000 religious institutions worldwide[16]
●	5.7 million NGOs are estimated to have internet access[17]
●	230 million or more individuals, including NGO employees, organizers, volunteers, and advocates for technology for change[18]

The market for the NGO Technology Marketplace is comprised of nonprofit organizations worldwide that have internet access. TechSoup has collected a wide range of country-level data points to size the nonprofit market, and estimates that there is a total of more than 12.3 million nonprofit organizations across the 236 countries and territories in which it operates. This market is very fragmented and NGOs can be classified into more than 20 high-level mission areas and nearly 300 sub-areas. As shown in Chart 1, prominent mission areas include religious institutions; libraries; cultural, historical and other educational activities; and health-oriented organizations.19

15 “IFLA World Report,” International Federation of Library Associations and Institutions, Accessed 22 June 2017, http://db.ifla-world-report.org/home/map#/2/4/T0CDUPUZG2XMB8P

16 “Frequently Requested Church Statistics,” Center for Applied Research in the Apostolate, Accessed 22 June 2017, http://cara.georgetown.edu/frequently-requested-church-statistics/

17 “Internet Users by Country (2016),” Internet Live Stats, Published 1 July 2016, http://www.internetlivestats.com/internet-users-by-country/

18 Salamon, Sokolowski, Haddock, and Tice, “Labor force, total,” The World Bank, Accessed 22 June 2017, http://data.worldbank.org/indicator/SL.TLF.TOTL.IN?end=2016&start=2013

19 Representative sample of the diversity of mission types in the overall sector.

Chart 1

Country-level internet penetration rates were used as a proxy for the number of NGOs that have internet access, which is estimated to be 5.7 million.20 TechSoup estimates that more than 230 million individuals comprise this market, including NGO employees, organizers, volunteers, and advocates for technology for change worldwide.21

20 Internet Live Stats, op. cit.

21 Salamon, Sokolowski, Haddock, and Tice, and The World Bank, op. cit.

The size of the nonprofit sector and technology usage rates are both increasing. Johns Hopkins University’s Center for Civil Society Studies analyzed data from the nonprofit sector in eight countries over a fifteen-year period and found that the nonprofit sector represents 4.5% of global GDP and is growing faster than average global GDP rates during that time period.22 In the Visual Networking Index forecast published by Cisco Systems, Inc., internet usage is projected to increase by 37%, and networked devices will increase by nearly 60% from 2016 to 2021. This will result in 1.3 billion new internet users, and 10 billion networked devices will become connected in five years.23 In a 2013 TechSoup survey of 13,500 nonprofits worldwide on cloud computing, 68% of the respondents stated that they are generally skeptical of new technologies or products until they have proven themselves. Since nonprofits are traditionally late adopters of technology, it is likely that of the 1.3 million new internet users, a significant number will be individuals at nonprofits who are introducing an online presence, or tools, for the first time.

TechSoup’s nonprofit registration rate has grown at a compound annual growth rate (“CAGR”) of 29% from FY13 through FY17. Part of this growth is due to the opening of new geographic markets. As shown in Chart 2, the Organization has forecasted that registrations outside of the US market will be 44% higher in FY17 than in FY16 and will comprise nearly 60% of all nonprofit registrations on the TechSoup platform. The other factor contributing to nonprofit registration growth is the provisioning of new services. More than one-third of all new registrations in FY17 are forecasted to be for new services launched within the past four years.

Chart 2

22 Salamon, Sokolowski, Haddock, and Tice, op. cit.

23 “VNI Global Fixed and Mobile Internet Traffic,” Cisco, Accessed 22 June 2017, http://www.cisco.com/c/en/us/solutions/service-provider/visual-networking-index-vni/index.html

Technology powers social sector impact. TechSoup’s award-winning technology donation program has facilitated over $9 billion of in-kind technology philanthropy, donated and discounted products, and services and funding to NGOs since 2002. It is a vital resource for hundreds of thousands of nonprofits and impact-oriented technology corporations. Historically, TechSoup played a more traditional intermediary role between software donors and recipients. It removed barriers to technology access and adoption for nonprofits, and solved many thorny problems in managing corporate product philanthropy for donors, including validation of nonprofit eligibility, distribution, and trust – all on a global scale. The traditional product donation program currently represents approximately 75% of TechSoup’s total income.

Today, TechSoup continues investing resources and evolving the core technology donation program to meet current, demonstrated needs of both NGOs and socially responsible technology donors. In particular, TechSoup is increasing the breadth of its offers to include more hardware, more mobile, and more cloud-based subscription offers. When access alone is not enough, TechSoup also helps nonprofits choose appropriate technology and integrate it into their business processes and staffing models. Improved technology applications go a long way to achieving this, but human capital is sometimes required to close the “last mile.” This may include expert IT guidance, online and offline learning opportunities, and other resources. These new offers are projected to scale rapidly and should diversify TechSoup’s sources of revenue over time. With these new and existing offers, TechSoup anticipates that its earned revenue from offerings in the NGO Technology Marketplace, including income generated by its TechSoup Network partners, will be approximately $36.7 million in gross earned revenue by FY21.24

Initiative 2: Global Validation and Data Services: Expand sector resources and impact through validation services and data solutions; facilitate international giving at scale.

TechSoup’s Global Validation and Data Services: Size of Market Opportunity

●	Nearly 50,000 institutions[25] including:
	o	publicly traded firms, socially minded early-stage firms, individual giving and/or volunteering entities, employee giving and/or volunteering platforms, foundations, intergovernmental organizations, and large nonprofits that provide platforms for corporate philanthropy
●	10,000+ equivalency determinations[26]

24 Gross earned revenue are all administrative fees collected worldwide; both directly by TechSoup and indirectly via TechSoup’s Global Network of partners. In this case, technology provider payments are included. TechSoup retains approximately 40% of the revenues collected by its Network partners.

25 “World Federation of Exchanges 2016 Market Highlights,” World Federation of Exchanges, Accessed 22 June 2017, https://www.world-exchanges.org/home/index.php/statistics/market-highlights; and Pledge 1%, “Leadership Discussion,” San Francisco, CA, June 23, 2017.

26 TechSoup’s market research and internal database; TechSoup/NGOsource estimate based on cross-border grants data from Foundation Center’s Foundation Directory Online service.

TechSoup has created and offers two types of services that validate the authenticity of organizations around the world: the first, Validation Services, assesses a nonprofit’s status in accordance with local laws, while the second, NGOsource, provides equivalency determinations that assess if an organization outside the United States meets the requirements of Section 501(c)(3) of the US Internal Revenue Code, which governs US charitable organizations. For Validation Services, the market is comprised of the largest publicly-traded firms, socially-minded early-stage firms, individual giving and/or volunteering entities, and employee giving and/or volunteering platforms. In addition, foundations, intergovernmental organizations such as the World Bank, and large nonprofits that provide platforms for corporate philanthropy, such as Volunteer Match, also represent a segment of the market. In total, there are nearly 50,000 such organizations worldwide.27 For NGOsource, the market is comprised of US-based private foundations, donor advised funds, family offices, and community foundations that make international grants to organizations for whom they have conducted an equivalency determination (“ED”). Conservative estimates place the market size of EDs in 2017 at 8,870 for the year, growing to 10,160 EDs in 2019.28

Organizations, as well as individuals, are very active in a range of philanthropic endeavors. For example, 65% of Fortune 500 companies offer matching gift programs, with an estimated $2-3 billion donated through these programs every year.29 According to an America’s Charities’ employee survey in 2017, 86% of employees expect their employers to structure opportunities for community engagement for them, and 71% said it was either imperative or very important to them to work for a firm that supports volunteerism and giving.30 In addition, worldwide, nearly one in three individuals made a charitable donation, and one in four volunteered time with a charitable organization in 2015.31

Philanthropic activities – giving and volunteerism – are also increasing across the board. Giving by individuals, foundations, and corporations is expected to increase by 3.6% in 2017 and 3.8% in 2018 in the United States.32 An America’s Charities survey found that 50% of employers surveyed offered employees the opportunity to provide pro bono and skills-based volunteering opportunities and 60% offered employees paid time off for volunteering.33 By the end of 2017, 80% of these firms expect to offer paid time off, pro bono, and skills-based opportunities to their employees.34 Early stage firms are increasingly incorporating community engagement as a core value. For example, Pledge 1% is a nonprofit that encourages companies – particularly startups and early-stage companies – to give back to their communities by committing 1% of their equity, profit, product, and/or staff time to social causes. Pledge 1% has increased participation in its global movement by over 440% in just two years, growing from approximately 500 companies in 20 countries in mid-2015 to over 2,700 companies in 57 countries by mid-2017.35

27 World Federation of Exchanges, op. cit.

28 TechSoup/NGOsource estimate based on cross-border grants data from Foundation Center’s Foundation Directory Online service.

29 “Matching Gift and Corporate Giving Statistics (Updated January, 2017),” Double the Donation, Accessed 22 June 2017, https://doublethedonation.com/matching-grant-resources/matching-gift-statistics/

30 “Snapshot 2017: Employee Opinions on Giving, Volunteering, and Corporate Philanthropy,” America’s Charities, Accessed 22 June 2017, https://www.charities.org/snapshot2017

31 “CAF World Giving Index 2015,” Charities Aid Foundation, Published November 2015, https://www.cafonline.org/docs/default-source/about-us-publications/caf_worldgivingindex2015_report.pdf?sfvrsn=c498cb40_2

32 “Philanthropy Outlook 2017 & 2018,” Marts & Lundy, Accessed 22 June 2017, http://philanthropyoutlook.com/

33 “Snapshot 2015 – The New Corporate DNA: Where Employee Engagement and Social Impact Converge,” America’s Charities, Accessed 22 June 2017, http://www.charities.org/sites/default/files/s15_121015_americas-charities.pdf

34 Ibid.

35 Pledge 1%, “Leadership Discussion,” San Francisco, CA, June 23, 2017

As shown in Chart 3, the number of customers that subscribe to TechSoup’s Global Validation and Data Services has grown at a CAGR of over 80% from FY13 (when NGOsource launched) to FY17. For NGOsource, the strategy is to secure private foundation, donor advised fund, and community foundation customers who give internationally or plan to do so in the near future. NGOsource has a well-established base in this market, having secured eight of the ten largest US-based foundations as members. NGOsource is now rapidly adding smaller foundations that may be new to international giving.

Chart 3

As a result of decades of outreach and programmatic activity through TechSoup Global Network, TechSoup has an incredibly rich repository of data records in aggregate on approximately 900,000 NGOs around the globe. Each one of these has been validated against critical criteria. This makes it possible for any donor partner to efficiently and inexpensively connect their offers with validated NGOs in 236 countries and territories. Thus, TechSoup Validation Services has the potential to open up a vast array of special offers, services, resources, and information for the nonprofit sector. TechSoup marketing and outreach, as well as educational resources and local events, can also help ensure the success of the services and philanthropic offers supported by TechSoup Validation Services.

To support these expanded uses of data, TechSoup and its network partners have invested in data as a strategic asset. The Organization cleaned, classified, and organized this information in a powerful data model. TechSoup built data import functions and APIs, and deployed standards to ensure that additional datasets can be used to enhance Validation Services, where needed. TechSoup plans to develop additional APIs, applications, and changes in registration to improve data quality and security.

Moreover, TechSoup is now developing new ways for donors to access its expertise, reach, and matching capabilities. The NGOsource service facilitates cash grantmaking for US foundations who need equivalency determinations for international NGOs. A highly specialized type of validation service, NGOsource leverages the same TechSoup capabilities that power other validation services and its technology product donation and discount offers. For employee engagement practitioners, a lightweight validation service helps connect employee giving and volunteerism with validated nonprofits around the world. For product donors, validation can be coupled with placement in the TechSoup catalog or can be available via APIs to its partners’ online platforms.

TechSoup anticipates that its Validation Services offerings will generate approximately $15 million in additional gross earned revenue from approximately 400 customers by FY21. TechSoup has a track record of 100% customer retention in the three years since it launched Validation Services. Its strategy is to secure similarly sized customers and then scale the offer to a broader range of customers. This strategy, combined with the investment in automation and other infrastructure, will support and defray costs for acquiring new customers while delivering top-notch customer support.

Initiative 3: Apps for Good: Design, build, and distribute scalable social sector technology apps and introduce low-cost, low-code, secure Platform-as-a-Service (“PaaS”) offerings that enable impact beyond TechSoup branded offers.

TechSoup’s Apps for Good: Size of Market Opportunity

●	12.3 million or more NGOs and community organizations across 236 countries and territories.[7] NGOs are classified in more than 20 high-level mission areas and nearly 300 sub-areas including:
	o	~350,000 public libraries worldwide[36]
	o	~230,000 or more religious institutions worldwide[37]
●	5.7 million NGOs are estimated to have internet access[38]
●	230 million or more individuals, including NGO employees, organizers, volunteers, and advocates for technology for change[39]
●	20,000 or more municipal governments in the United States alone[40]
●	Platform as a Service (PaaS) market was valued at more than $2 billion in 2015[41]

36 International Federation of Library Associations and Institutions, op. cit.

37 Center for Applied Research in the Apostolate, op. cit.

38 Internet Live Stats, op. cit.

39 Salamon, Sokolowski, Haddock, and Tice, The World Bank, op. cit.

40 “Individual State Descriptions: 2012 – 2012 Census of Governments,” US Census Bureau, Published September 2013, https://www2.census.gov/govs/cog/2012isd.pdf

41 Joel John, “Global Public Cloud Platform as a Service (PaaS) Market worth USD 9.12 billion by 2021 – Zion Market Research,” Zion Market Research, Published 26 September 2016, https://globenewswire.com/news-release/2016/09/26/874593/0/en/Global-Public-Cloud-Platform-as-a-Service-PaaS-Market-worth-USD-9-12-billion-by-2021-Zion-Market-Research.html

The Apps for Good line of business is comprised of two main programs: community mobile and web app development led by Caravan Studios and TechSoup Europe (Fundacja TechSoup), and PaaS, which is projected to be launched in TechSoup’s FY18. For both programs, the market is comprised of the more than 5.7 million out of the total 12.3 million NGOs worldwide that are estimated to have internet access.42 To a lesser degree, local government agencies in the United States and overseas are also a part of the market, specifically for Caravan Studios. According to the Census Bureau, in 2012 there were nearly 20,000 municipal governments in the United States.43

Both mobile technology and PaaS services are increasing rapidly. For example, the public cloud PaaS market is projected to grow at a CAGR of slightly above 30% between 2016 and 2021, with revenues increasing from $2.11 billion in 2015 to more than $9 billion by the end of 2021.44 Mobile data traffic is estimated to grow at a CAGR of 47% from 2016 through 2021, which represents a rate of growth double to that of fixed data traffic.45

The TechSoup service areas described in Initiatives 1 and 2 are enabled by a platform, application framework, and design processes that suit the social sector – collectively the Cooperative Technology Platform (CTP). Once in place, these assets can be leveraged to develop technology applications that other social good and community-based projects often envision – yet find elusive to fund, or overwhelming to create. TechSoup sees significant opportunity to foster innovation and design for civil society apps and to open its technology, data, and human processing with a low-code application framework. This will support scalable, affordable applications to meet a variety of nonprofit needs for website or apps, and open TechSoup’s distribution and marketing channel to NGOs so they can take advantage of targeted apps.

Why is TechSoup focused on innovation practices and an application framework especially for NGOs and community work? Because around the world, TechSoup encounters social cause leaders with big ideas and a recognition that good technology can help them achieve their objectives. TechSoup is often sought out to close the gap between the vision and the ability to execute. Even corporate tech volunteers or the popular hackathon model do not fully resolve the risks and difficulty faced by NGOs wishing to design and build apps. These include issues such as how to identify which problems can be solved by technology solutions, whether organizations have the right technology leadership at the right time, and how to design apps for ease of ongoing operational support and technical integration.

Technology applications – responsive and mobile – have enormous potential to increase social sector impact. The work of Caravan Studios and Fundacja TechSoup enables collaboration around creation of global or local sector apps, with support, in a relatively quick, easy, and low-cost manner. TechSoup can support co-design and provide access to a suite of low-code applications and services that are proven to be secure, scaled, and operationally strong. Leveraging the extensive global NGO database, matching algorithms, catalog, payment, and localization capabilities, as well as the new technology framework of TechSoup, will create a civil society app development ecosystem. TechSoup can also bolster effective distribution, use, and support of the apps once they are built. These capabilities will have dramatic impact on improving social impact through technology.

Apps for Good is forecasted to generate nearly $3 million or more in additional gross earned revenue by FY21. This is a purposefully conservative forecast given that TechSoup is still in the early stages of developing this market opportunity. TechSoup will continue to build and launch mobile apps that have been designed for, by, and with civil society groups and expects the number of projects to grow rapidly after FY19, as shown in Chart 4.

42 Internet Live Stats, op. cit.

43 US Census Bureau, op. cit.

44 Joel John, op. cit.

45 Cisco, op. cit.

Chart 4

TechSoup’s Caravan Studios has already launched several acclaimed apps that are community-driven and issue-focused, and it will continue to expand its offerings. For example, Caravan Studios apps:

●	Show the location of mobile or transient services (e.g., Range), based on a common data set (e.g., USDA Summer Food Service Program). This solution was also tested and extended to be used with data for finding water sources in Diffa, Niger, and to pinpoint resources for Syrian refugees.
●	Locate the most likely provider of a critical service (e.g., Safe Shelter Collaborative).
●	Locate and deploy known volunteers to complete time-sensitive, urgent tasks in emergencies (e.g., 4Bells).
●	Allow users to anonymously report on-the-ground conditions and access related to educational information (e.g., WorkerConnect).

The CTP will provide the framework for TechSoup’s web and mobile applications designed for nonprofits. Apps for Good will reach sustainability through a combination of project-based grant support and earned income.

Initiative 4: Scale Business Processes and Systems: Test, build, and refine new marketing, sales, distribution, and support strategies.

To support the diversification of services, programs, and business models envisioned, TechSoup must invest in marketing, sales, distribution, and support strategies. As the TechSoup organization and capabilities grow, its marketing, sales, and support strategies must also grow in an efficient manner. As TechSoup undertakes the strategic initiatives outlined in this document, new technology, new business models, and new skills, functions, and business processes must be developed. In addition, the organizational transformation required to support these strategic outcomes is significant.

TechSoup has traditionally offered its core product donation services through an administrative fee business model, designed to cover both direct program administration and surrounding value-added services. These include webinars, educational content, local events, and more – offered at no additional cost. That innovative model, which produces a revenue stream that often behaves like recurring revenues, will continue to have relevance and potential, but new services, new buyers, new consumer types, and new value propositions will require new business models and a new operating model.

TechSoup’s original administrative fee model makes a great deal of sense for the traditional software licensing business model, where costs of licensing were a barrier to adoption by NGOs, and it will continue to be the right model for a proportion of new offers and services from TechSoup. NGOsource and TechSoup Boost are membership services. The paying customer for the former is largely foundations, and for the latter, is nonprofits. TechSoup will introduce new pricing and packaging strategies that will empower consumers of TechSoup’s offers and monetize value for users on both sides of the platform. These include membership-based services and aggregate buying options.

Primary activities under this initiative include:

a.	Development of new pricing models
b.	Product development for new services
c.	Business development
d.	Customer experience
e.	Partner Network development
f.	Omni-channel marketing
g.	Donor self-service
h.	NGO support
i.	Human resources – skill development and cultural change
j.	Financial and metrics reporting

Initiative 5: Cooperative Technology Platform (CTP): Complete product development of the CTP to support the social businesses outlined in Initiatives 1, 2, and 3 above as well as the business processes outlined in Initiative 4 above.

The CTP is TechSoup’s next-generation technology platform and underpins the Organization’s strategic vision and the realization of highly-leveraged social impact. The CTP provides a secure, scalable platform supporting diverse and curated interactions and resource-matching across the social sector to generate the network effects that are possible within a multi-sided platform.

The CTP revolutionizes the two-sided platform TechSoup previously offered, which supported only a limited set of highly constrained “transactions” between a nonprofit and TechSoup, such as requesting donations or consuming web content. The multi-sided platform supported by the CTP allows a vastly larger set of validated civil society stakeholders to connect and exchange value in a secure, scalable, and flexible technical environment.

TechSoup’s Cooperative Technology Platform

NGOs & Civil Society Organizations
Donors & Suppliers
Tech Offers
Microsoft
box
Symantec.
techsoup refurbished computer initiative
Adobe
Google for Nonprofits
Office 365
Giving, Volunteering & Corporate Social Responsibility Offers
airbnb
THOMSON REUTERS
benevity
BOEING
VolunteerMatch
WORLD BANK GROUP
CTP Cooperative Technology Platform
SaaS
techsoup.org
APIs
NGO Data
Validation
Eligibility Matching
Transactions
Data Collection & Analytics
Other Services
PaaS
Apps 4 Good
Low-Code Application Framework
Partner Network
techsoup GLOBAL NETWORK
techsoup 中国
Stifter-helfen.de
Localized & Adjacent Programming
Cemefi
IMPACT HUB Athens
Developer Community for Civil Society

At the heart of the CTP is a unique, global dataset of about a million NGOs operating in 236 countries and territories. This dataset represents one of the largest registered user datasets of NGOs in the world and includes most legal forms of nonprofit and public benefit organizations. This dataset has grown by a CAGR of about 30% over the past two years due to the growth and diversity of TechSoup offers and user engagement. TechSoup has created a Common Data Model (“CDM”) that is designed to facilitate operational processes that support TechSoup and its Network partners’ operations, and to support authorized third-party use of the data, within policies set by TechSoup. The design also allows for rules-driven integration of third-party datasets, where available.

The capabilities of the CTP harness this dataset and data collection and analytics, validation of organization status, eligibility matching, e-commerce transactions, payment processing, catalog management, content management, and other services. These capabilities support TechSoup’s direct catalog as outlined in Initiative 1 above as well as through APIs, the CDM, and the low-code application framework outlined in Initiatives 2 and 3, respectively. TechSoup’s CTP will ultimately become a SaaS and a PaaS platform focused on civil society and social impact, fostering a growing developer community and ecosystem.

The CTP vision is to provide its full solution set for TechSoup’s direct offers, for the TechSoup Global Network’s direct offers, and for an entire ecosystem of developers and nonprofits that need a bridge connecting hackathons, volunteers, and one-off technical projects with an infrastructure option that provides supported and sustainable web products and digital assets.

TechSoup’s CTP is built on best-in-class technologies and is architected in a manner that makes it possible to leverage a wide array of best-in-class commercial Infrastructure as a Service (“IaaS”) and SaaS as well as open source components. The CTP platform is tech-agnostic, as long as the supporting technology options are fit for purpose, including by meeting high security standards and complying with international laws. Many of the CTP design decisions were driven by factors such as the diverse operating environments of our global network and the deployments required to support their activities and requirements.

Since Java Virtual Machine is available for a very large number of devices, we have written the core CTP in Java to ensure CTP code is as portable as possible. The core CTP is modular, made up of executable code that can be composed and recomposed and configured to provide functionality or a specific service.

This approach allows easy configuration and deployment of CTP nodes for purpose and redundant scale. Scale can be horizontal to enable the addition of CTP nodes to load balance for redundancy. Scale can also be vertical to enable configuration of CTP nodes that provide multiple services. Code is packaged into a “container” model of “microservices” for deployment into any virtualized server. This is a popular model used by companies like Netflix.

This design allows TechSoup to run CTP nodes on many different devices, including future distributed Internet of Things (IoT)-type devices. It also enables the quick movement and provision of network nodes to different infrastructure providers or geographies to meet changing or local needs or to lower costs. These are critical requirements due to the diversity of operating environments across countries and the diversity of hardware and operating systems across our partner network. This design also enables the platform to support, for example, data sharing in just about any format that large commercial platform players’ demand with minimal configuration.

In the above CTP graphic, a wide variety of product and service donors and suppliers can choose to create offers that TechSoup and its Network will directly provide to the community. In 2017, about $620M (retail value) of in-kind technology philanthropy will be accessed directly from TechSoup’s catalog. Increasingly, a diverse set of donors and suppliers with charity offers can use TechSoup’s APIs to create their own direct offers for cloud technology, product donations, volunteer programs, employee giving, philanthropic programs, and services. In FY17, TechSoup provided an estimated $930 million (retail value) of products and services via these APIs. By FY21, TechSoup projects it will provide access to nearly $5 billion (retail value) of products and services per year through its direct catalog offers and via its APIs, with the value of the offers distributed via this latter category increasing three-fold over the that time period.

TechSoup sees tremendous potential in bringing the power and savings of “low-code development” to the nonprofit community and its developers. Low-code development platforms enable the quick creation and use of business applications that address the specific process and data needs of an organization, with a minimum of hand-coding. Forrester Research estimates that the total market for low-code development platforms will grow to $15.5 billion by 2020.46

46 Richardson, Clay, “Vendor Landscape: The Fractured, Fertile, Terrain of Low-code Application Platforms,” Forrester Research, Published 15 January 2016.

TechSoup’s low-code development platform is designed specifically to help nonprofits and their technical advisors create general purpose applications that come with a standard feature set, including access to a large community of nonprofits and social sector stakeholders, but that can also add custom code when needed. The ability to teach low-code development platforms to business users and non-developers and mobile accessibility are driving forces behind this growth and support the potential high value of such a platform in a sector where technology skills are low relative to the commercial world. In addition, the “standard” CDM data format and data security, as well as professional support and monitoring, will bring additional value to nonprofit applications for both web and mobile applications.

The vision behind TechSoup’s CTP foresees eventual incorporation of advanced technologies like artificial intelligence (AI), utilization of machine learning (“ML”) classifiers coupled with natural language processing (“NLP”), and blockchain for immutable and secure encrypted data storage. The nature of TechSoup’s current nonprofit validation process involves manual checks and limits the capacity to profile organizations at scale. NLP can be a means to parse relevant documents, websites, and text to extract entity information. Use of ML classification coupled with NLP outputs will allow TechSoup to achieve process automation. The Blockchain Trust Accelerator (BTA), the leading collaboration charged with developing blockchain pilot projects for global good, announced in March 2017 at SxSW a blockchain pilot project in partnership with TechSoup. The pilot project will use blockchain technology to strengthen TechSoup’s global validation services, as well as using blockchain-based smart contracts to create new opportunities for social impact for thousands of civil society organizations.

In summary, the CTP will provide a civil society technology platform with a rich set of services, security, and support. It will offer up a rich set of opportunities through applications built by TechSoup and by other stakeholders – evolving into a values-based, social benefit “ecosystem.”

Primary capabilities for investment include:

a.	Data collection & analytics
b.	APIs
c.	Applications
d.	Low-code application framework and services
e.	CTP product development

TechSoup projects that its investment in the CTP, business processes, and systems will significantly reduce operating expenses and transaction costs, while increasing staff productivity.

TechSoup estimates that efficiency gains from this investment will generate a total of $4.5 million in operating cost savings from FY17 to FY21 across the enterprise, resulting in an increase in total gross revenue (inclusive of tech provider payments) per employee from approximately $220,000 in FY17 to approximately $280,000 in FY21 (a CAGR of 7%).

These efficiency gains are projected to reduce the cost TechSoup incurs associated with securing each new Global Validation and Data Services customer from approximately $5,300 in FY17 to $2,700 in FY21 (a CAGR of -15%) and the cost per validating or re-validating a NGO from approximately $30 in FY17 to $14 in FY21 (a CAGR of -17%).

Other important benefits include improvement in speed to market for new services, increased velocity to configure and launch customers, and an ability to realize network effects.

Opportunity for Social Impact with Offering Proceeds

From providing employee training to refugees to protecting rainforests to launching preschools to giving youth a head start in life, more than 12.3 million NGOs spread across the globe work diligently every day to improve their communities, countries, and planet. TechSoup plays a critical role in this ecosystem by connecting these NGOs to the resources they need to achieve their missions. Over the past 30 years, TechSoup has established relationships with more than 100 technology corporations, 200 philanthropic foundations, numerous government agencies, and thousands of individual activists across the globe to secure critical resources for more than 900,000 NGOs in its database.

In addition to the hundreds of technology products in the TechSoup catalog offered to nonprofits across 236 countries and territories, TechSoup connects NGOs to: cloud-based software and marketing tools from Google, the ability to list an “experience” for tourists via Airbnb Experiences, access to skilled volunteers via Volunteer Match and Benevity, and access to funding from US-based foundations for NGOs outside of the US via its NGOsource program. The list of resources TechSoup connects to the sector – and the associated social impact – is growing at a rapid pace.

As a platform, two quantitative indicators TechSoup uses to measure its impact are the value of resources flowing through its platform either (directly through its catalog or indirectly via the services enable by its APIs) to civil society, and the number of organizations in the TechSoup database.

As shown in Chart 5, the value of resources delivered to the sector annually, both directly through the TechSoup catalog and via the wide range of products, services, volunteers, and funding provided to the sector via TechSoup’s APIs, is expected to increase four-fold between FY14 and FY21, from approximately $1.2 billion to $4.8 billion. Additionally, the number of organizations in the TechSoup database is projected to nearly triple from FY14 to FY21.

Chart 5

TechSoup’s impact on the ground is not fully captured by the number of organizations it touches or the value of resources distributed. The testimonials from NGOs and the Organization’s corporate partners, found in the “Summary of TechSoup” section of this document, speak to TechSoup’s impact on the ground. In addition, the story of the Ordyslexie project below is one of the hundreds of stories TechSoup has collected to demonstrate the true impact of its programming and the power of technology to provide lasting social change.

TechSoup Impact Story: Ordyslexie

Since 2010, the Ordyslexie project has helped over 2,000 dyslexic students in the French school system. Through a generous donation from Microsoft in partnership with TechSoup, Ordyslexie received donations of refurbished tablet-PCs installed with Microsoft OneNote to help students build their confidence and keep up with their school work.

Using this donated technology, children can manage their own schoolwork in an intuitive and simple way, and teachers can easily follow their progress. Thanks to Ordyslexie, dyslexic children are able to follow along in class two to three times faster than using conventional school materials.

TechSoup has partnered with Microsoft to provide over $5 billion in donations to nonprofits like Ordyslexie, and has helped over 40,000 youth organizations around the world access donated Microsoft products.

Additional Impact Stories

The link provided below provides more TechSoup impact stories from the Year In Review online report: https://yearinreview.techsoup.org/2016/impact.html

Note on the Use of Proceeds Section:

In the event that not all Securities in this offering are sold, the Organization may, at its discretion, implement material changes to the use of proceeds. These may include and are not limited to: changing the allocation of funds among the strategic initiatives, delaying or halting some allocations, and seeking additional sources of funds.

TechSoup reserves the right to change the use of proceeds, as long as the activities funded remain consistent with the Organization’s 501(c)(3) mission and charitable tax status.

DESCRIPTION OF TECHSOUP’S BUSINESS

TechSoup’s Mission and History

TechSoup is a deeply mission-driven nonprofit that embraces the spirit of innovation characterizing the high-tech world. The Organization plays two roles in facilitating technology adoption to effect social change. First, TechSoup is a global marketplace of technology products, services, and content for validated NGOs. Second, TechSoup is a resource-matching platform for the social sector.

The TechSoup mission is to build a dynamic bridge that enables NGOs and social change agents around the world to gain effective access to the resources they need to create solutions for a more equitable planet.

The Organization seeks to unlock the vast potential of technology for the more than 12.3 million NGOs around the world by providing a trusted global platform for capacity-building resources in the social sector – and for any philanthropic program that seeks to amplify its impact through thoughtful deployment of technology. TechSoup does this by bringing together impactful allies and by partnering intelligently with others who offer trusted solutions in diverse areas.

In a networked but fragmented space, TechSoup is seeking to pioneer new ways to connect sector needs with a more broadly conceived base of supply. TechSoup engages a vast civil society ecosystem today and seeks to broaden it further. In this way, the Organization supports its diverse social sector community in identifying the areas of greatest need, matching up those needs with appropriate technological solutions and skills, and helping remove barriers to adoption.

In 1987, Daniel Ben-Horin founded the Organization under the name The CompuMentor Project after discussing the technology needs of NGOs on the first online community, “The WELL.” Mr. Ben-Horin’s objective was to create a program in which those with technology skills (“mentors”) volunteered to assist NGOs in the San Francisco Bay Area in gaining a foothold with new information technologies. The Organization also began soliciting donations of technology products, at first from tech magazines which donated review copies of software, and later directly from companies to support NGOs that CompuMentor was also matching with mentors.

In 2000, TechSoup.org was launched as the “online place for nonprofit technology.” The website aggregated technology articles, templates, and forums to connect the growing field of nonprofit technical assistance providers to NGOs with growing needs to technologically enable their organizations. A business plan was developed a year later and key talent hired to add an e-commerce platform for “in-kind” technology product donations. Rebecca Masisak, CEO of the Organization since 2012, was hired in 2001 to launch this e-commerce platform and chart its growth.

The new service offered a one-stop shop for donated technology products and eligibility verification. The business model was based on an innovative “triple-win” approach – benefits for technology companies and NGOs, as well as a sustainable revenue stream for CompuMentor. “No-cost outsourcing” for technology companies paved the way for their “in-kind” product donations to scale rapidly without growing support and administrative costs. NGOs could be validated and then shop in one place to find an array of technology product donations as well as advice and helpful content. CompuMentor’s service was sustained by administrative fees, which covered operations and were reinvested in educational content and training. This e-commerce approach to in-kind technology products quickly grew and expanded to serve NGOs across the United States.

In 2005, the Organization piloted expansion of the TechSoup.org program outside the United States. Under Ms. Masisak’s leadership, the TechSoup Global Network was founded in 2006 and has grown to include 68 partner NGOs operating as a social enterprise in partnership. In 2009, the Organization changed its name to TechSoup Global.

Today, approximately 9.2 million annual visitors from 236 countries and territories connect to TechSoup’s websites for technology resources, information, training, and support. These users are able to access articles and other educational content in 35 languages, participate in webinars and forums, and attend both online and in-person community events in order to collaborate, share best practices, and maximize their impact.

TechSoup’s Current Business

In aggregate, TechSoup has data records for more than 900,000 organizations globally, and it has facilitated the donation of more than $9 billion in donated technology and other critical resources. Driven by demand from NGOs, libraries, foundations, and donors, the technology product offers have grown to reach more than 134,000 NGOs a year in 236 countries and territories, helping more than 100 corporate and local donors distribute an annual retail volume of more than $1 billion in donated or specially-discounted technology and other critical resources.

For the past several years, TechSoup has invested heavily in strengthening and building new infrastructure, assets, and capabilities. TechSoup has created a truly global distribution network. The Organization has created nimble validation and outreach capabilities that allow it to reach NGOs in almost every country and territory in the world, supported in 35 languages. TechSoup has a highly trusted, compelling brand among NGOs, grantmakers, and for-profit donors. The Organization has completed a major rebranding campaign to strengthen its messaging and greatly improve the online and offline user experience. The Organization has strong partnerships with the world’s leading technology providers that maximize the impact of the resources they want to provide for social change.

A total of 213 persons are employed by TechSoup, 208 of which are classified as full-time (working 30 hours or more per week).

TechSoup’s Future

TechSoup began strategic planning in 2009, in part guided by an engagement with Accenture to develop cloud computing strategies. Since 2009, the following five goals have been TechSoup’s compass, consistently guiding its work:

1.	Capitalize on technology and cloud computing;
2.	Harness the value of the data collected on NGOs globally;
3.	Significantly enhance user experience and engagement with high-quality, localized curation of global technology resources;
4.	Strengthen the international TechSoup Global Network by co-designing programs with NGO partners that would foster innovation and expand reach internationally; and
5.	Strengthen and broaden donor and funder relationships to leverage the reach, brand, positioning, NGO data, technology platform, and capabilities of the Organization’s network.

By centralizing product availability and information, TechSoup created a more effective “one-to-many” relationship that benefited nonprofits and corporations alike. Charging low, but sustainable, administrative fees to recipient NGOs generated operating revenue for the Organization as well as funds to invest in value-added services. TechSoup’s model of supporting technology product donations has resulted in two sets of key stakeholders who interact through a common platform, where one group’s benefits from joining the platform depend upon the size and engagement of the other group.

The underlying capabilities built to support its award-winning product donation program now enable a wider range of stakeholders to give, receive, and share a more diverse set of resources. TechSoup’s best-in-class validation solutions, matching algorithms, and front-end application development are bridging the gap between the supply of resources and the unmet needs of those working for social good.

TechSoup is leveraging online platforms to aggregate resources of all kinds for NGOs, from innovative ideas, to money, to volunteer resources, to consulting services, to products. The Organization is working to increase transparency and facilitate cross-border giving. The Organization not only provides data and metrics to bolster the impact of philanthropic investments, but also acts as a curator and steward of quality data on, in, and for the social sector. TechSoup has now begun to change its delivery model to align with its technology partners, who have moved increasingly to subscription-based SaaS models and cloud computing.

TechSoup has sustained 100% of its operations, research and development (“R&D”), and investment in new programs over the past 15 years through its innovative, “triple-win” business model, in addition to retaining $5.3 million in cumulative surplus. TechSoup’s earned income in FY16 was approximately $27.5 million, with an additional nearly $9 million generated and retained by its Global Network Partners. The business model was built around “in-kind” technology product donations.

TechSoup now believes it can do much more with its unique and trusted position. Like its partners and clients, TechSoup aims not just to be relevant, but transformational. In order to finance the five initiatives described in the “Use of Proceeds” section, the Organization is seeking investments totaling $11.5 million in this Offering Circular, to be spent over the next four years to support future growth and further scale its impact.

Differentiation/Market Position – “Why TechSoup?”

The following capabilities are what differentiate TechSoup from every other player in this space:

Partner Network: The TechSoup Global Network of operating partnerships has unparalleled expertise in designing and operating successful nonprofit programs, outreach, and events globally. The network partners, more than 68 independent nonprofit organizations from countries around the world, are trained and experienced in nonprofit validation and operate with common standards, processes, systems, and values. The partners deliver value-added technology programs as well as locally relevant programming. Collectively, TechSoup and its partners can offer highly-customized, effective, and location-specific programs in 35 languages. The leadership and strategic thinking of this network are unparalleled and allow for a rare mix of hyper-local expertise powered by global infrastructure.

Knowledge and Experience: TechSoup combines the best of global and local capabilities, which allows it to find win-win solutions for businesses and nonprofits and to foster collaborations across diverse allies. Many of the TechSoup staff bring private sector skills, like deep expertise in nonprofit law and technology, coupled with a motivation to make a difference in the world. The unique combination of the talents, experience, and long tenure of the TechSoup staff contributes to the Organization’s sustainability.

Brand: With 30 years serving the sector, TechSoup occupies a unique and trusted position with stakeholders. Diverse social sector actors view TechSoup as a valuable resource and as an organization that understands and supports the specific interests and needs of NGOs.

Donor Relationships: TechSoup has cultivated excellent, long-term relationships with technology corporations such as Microsoft, Adobe, Symantec, Intuit, and Cisco. These relationships have grown and diversified as the technologies, business models, and giving goals of these corporations have changed over the past 15+ years. Over time, close to 100 other technology providers, both for profit and not-for-profit, have joined TechSoup. More recently, new leaders like Google, Boeing Corporation, The World Bank, and several others have come to TechSoup to support their philanthropic goals. TechSoup is a respected resource that has built the relationships to weather change, leverage opportunities, and provide excellent and consistent value to donors.

Commitment to Data: In aggregate, TechSoup has data records for more than 900,000 organizations globally. More than 450,000 of these organizations are located outside the US, many of them in countries where public sources of charitable data are difficult to access. TechSoup recently completed an intensive yearlong data quality project, cleaning its data and preparing data management tools to ensure readiness for rapid scaling in the coming years.

Ability to Scale: TechSoup successfully scaled its services on all dimensions. The numbers of technology donors and vendors, distribution partnerships, validation requests processed, and NGOs receiving technology products have all increased substantively. The Organization has grown its signature product donation program eight-fold since launch. Offline events, like online resources and forums, communicate with NGOs in 35 languages and in more than 60 physical locations. TechSoup has also scaled by creating and launching entirely new services such as NGOsource, Caravan Studios, NetSquared, and Community Boost_r.

Self-Sustaining Business Model: TechSoup is a sustainable social enterprise, with earned revenue generated through the collection of low administrative fees. In countries where network partners offer TechSoup programs, those fees are shared, and the majority is reinvested in country-specific capacity building. This means TechSoup covers costs and constantly improves value to nonprofits and product donors. The Organization has also diversified its revenue streams in order to ensure ongoing sustainability.

Market Position – Competitive Landscape, Cooperative Approach

A number of organizations populate the competitive landscape and ecosystem in which TechSoup operates; each provides services that may compete with some aspect of TechSoup’s offerings. No providers offer the comprehensive breadth of programming found at TechSoup. TechSoup’s market position is differentiated by the unique combination of the capabilities detailed in the previous section.

The following table summarizes organizations that present alternatives to TechSoup and describes how TechSoup positions itself with those market players:

Organization	Description	Strengths & opportunities
Benevity	B-Corporation focused on corporate giving and volunteering. Processes payments around the world. Runs a global nonprofit database and an NGO Causes portal, with robust profiles.

●     Strong brand reputation with impressive corporate client list including Microsoft, Google, Nike, and Coca-Cola.

●     Leadership includes successful disruptive technology experience; staff has built expertise in nonprofit validation that is integrated with business processes.

●     An MOU between Benevity and TechSoup was signed in March 2016. TechSoup participates in Benevity’s Charity Advisory Council.

●     Focus on corporate giving is well complemented by TechSoup’s focus on NGO programs, NGO validation and in-kind philanthropy. The relationship enhances TechSoup’s presence in the corporate giving space and will introduce new corporate relationships to TechSoup.

Organization	Description	Strengths & opportunities
Foundation Center	Provides information on philanthropy, fundraising, and grant programs. Maintains an extensive database on U.S. and, increasingly, global grantmakers and their grants. Operates research, education, and training programs designed to advance the knowledge of philanthropy.

●     Strong brand reputation, particularly with grantseekers.

●     Has developed an expertise in mapping and data visualization projects, such as WASHfunders, a group of funders working together on water access, sanitation, and hygiene.

●     Focus on grants is complemented by TechSoup’s focus on NGO programs, validation, and in-kind philanthropy.

●     Success in raising significant investment in recent years.

●     Brought into the BRIDGE universal ID project by TechSoup.[47]

●     Potential partnership opportunities around data.

Global Giving	Builds capacity of international NGOs to raise money online from individuals and corporations. Provides campaigns, content, and online engagement that help fuel corporate giving; does validations similar to equivalency determination, but for their own purposes.

●     Well-regarded brand, particularly by corporate giving program staff.

●     The cost of their validation makes it better suited for in-kind philanthropy, or for giving that does not require the robust vetting that cash grantmaking usually does.

●     Invited TechSoup into the BRIDGE universal NGO ID project and often seeks ways to work collaboratively, including for NGO outreach and validation.

Good 360	Formerly Gifts in Kind International. A nonprofit logistics service that connects companies that want to donate goods with nonprofits in need and individuals who want to help them. They specialize in small- and large-scale distribution of physical products to nonprofits.

●     Relationships with Walmart, UPS, the Home Depot, and HP, among others.

●     Recent change in leadership brings substantial corporate experience.

●     Developing a digital platform DisasterRecovery360, focused on alleviating needs in the aftermath of disaster, with a particular focus in the Southeastern US.

●     Potential opportunity to partner with TechSoup for global validation and possibly distribution as they seek to expand international footprint.

47 BRIDGE (the Basic Registry of Identified Global Entities) is a system that assigns a unique identifying number to nongovernmental organizations, programs, projects, and other entities in the social sector across the globe, including schools and churches. This universal identifier acts like a “numerical fingerprint.”

Organization	Description	Strengths & opportunities
GuideStar US	Maintains a database and directory of all US nonprofit organizations garnered from IRS form submissions and augmented by nonprofits (impact and user-generated content).

●     Widely seen as the best resource to inform US giving, and their strategy is to make giving more effective.

●     Sells data through APIs or lists of services.

●     Runs Charity Check, a type of validation service for US nonprofit status.

●     Invested in data and technology platform; have talented and well-connected innovation leadership.

●     Success in raising significant investment in the past couple of years.

●     Contracts with large corporations for US data.

●     Interested in partnering with TechSoup on international vetting opportunities.

Silicon Valley Community Foundation (SVCF)	Well-resourced ($8 billion in assets under management) community foundation that provides donor advised funds as a service.

●     Formed an alliance with YourCause (a CSR platform) in 2013 to support international NGO vetting, but the partnership has since ended.

●     Innovative strategies and effective sales channels

●     Partnership discussions between SVCF and

TechSoup have not moved forward.

CAF America	Domestic and international donor advised fund that provides NGO vetting services.

●     Member of the CAF Alliance, headquartered in the UK, which manages $4 billion in charitable funds. One of nine offices comprising the alliance (located in the UK, Canada, Russia, Bulgaria, Brazil, Australia, India, South Africa, and the United States).

●     Offers services that can be an alternative to certain aspects of NGOsource.

●     Partnership discussions between CAF America and TechSoup have not moved forward.

TechSoup carefully considers the competitive landscape when pursuing new social enterprise activities. Where possible, TechSoup forms deep partnerships and focuses on cooperation. TechSoup seeks to develop partnerships and alliances with organizations that operate in the same space in order to grow value generated for its stakeholders and reach more communities in need. TechSoup’s long term vision is to contribute to and strengthen an ecosystem that will enable stronger capacity for civil society organizations and the communities they serve. TechSoup’s competitive advantages and open approach to collaboration position the Organization well in the competitive landscape.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with (i) our financial statements (See TechSoup Audit Reports for FY15 and FY16 at the end of this Offering Statement, as well as the TechSoup interim financial statements for FY17) and (ii) the section entitled “Description of TechSoup’s Business,” included in this Offering Circular.

The discussion contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those set forth under “Risk Factors” and elsewhere in this Offering Circular.

Financial Performance

TechSoup is a growing, well-managed 501(c)(3) public benefit corporation with healthy financials that is delivering value to hundreds of thousands of other NGOs worldwide using technology. TechSoup’s revenue, surplus, and the value of resources distributed to NGOs have all grown steadily over the last 15 years. Annual net revenues consistently exceeded operating expenses over that period. In addition to the more than $40 million in grant funding it raised, TechSoup generated $244.7 million in earned revenue,48 enabling stable cash flow for operations and innovation. TechSoup has sustained 100% of its operations, R&D, and investment in new programs over the past 15 years through its innovative, “triple-win” business model, in addition to retaining $5.3 million in cumulative surplus.

TechSoup is successfully managing paradigm shifts in the technology sector affecting its operations, including the transition to cloud computing. TechSoup is investing to diversify its offerings to support civil society based on long-range strategic planning, while simultaneously protecting the income generated from its core product donation programs to ensure ongoing sustainability.

Sustainable Business Model Built on Earned Revenue

Since the inception of its earned revenue services in FY02 through FY16, TechSoup generated a total of $244.7 million in earned revenue.49 Coupled with its contributed income, TechSoup covered all of its operating expenses over the last 15 years, in addition to retaining $5.3 million in cumulative surplus, a remarkable achievement for any 501(c)(3) organization. TechSoup’s innovative, “triple-win” business model enabled stable cash flow for operations, R&D, and investment in new programs during that period.

TechSoup’s earned revenue in FY16 was approximately $27.5 million, or 90% of the total revenue the Organization generated that year. Of that $27.5 million, $24.3 million was generated from its product donation programs in the NGO Technology Marketplace,50 and $3.2 million was generated from new services. An additional $8.9 million was generated and retained in the same period by TechSoup’s global network of NGO partners, which is not reflected in TechSoup’s net earned revenue but is a part of the social impact of its business model. In total, TechSoup and its global network of independent NGO partners generated gross earned revenues51 of $36.4 million in FY16.

48 Earned revenue is equivalent to program service fees, net and membership revenues in the audited financials.

49 Earned revenue is equivalent to program service fees, net and membership revenues in the audited financials.

50 The NGO Technology Marketplace is comprised of two parts: product donation programs, which yield the traditional types of administrative fee income generated by NGOs that request primarily donated products and services provided by TechSoup’s corporate partners, and Technology Solutions and Services, which include a new set of value-added technology-related offers including migration services, connections to consultants, training, discounted technology offers, and hardware – both new and refurbished.

51 Gross Earned Revenues includes all earned revenue generated across the entire network model, regardless of where retained in the network, as an indicator of market demand. It excludes payments made to technology providers.

The $27.5 million of earned revenues in FY16, which were primarily generated from administrative fees from product donation programs in the NGO Technology Marketplace, were paid by 134,000 nonprofit customers, whose number grew in FY16 by 7% over the previous fiscal year. 71% of those customers had been repeat customers, and over 38% were customers of TechSoup for more than five years. The Organization and its network have historically re-invested a significant portion of gross earned revenues into its services and its network, generating additional value for its customers.

It is important to note that the total estimated retail value of products that TechSoup distributes to its nonprofit customers is much greater than these earned revenue figures indicate. In FY17, TechSoup expects to distribute products and services worth approximately $620 million52 to nonprofits directly through its platform. These organizations, through their TechSoup registration, will be connected with an additional $930 million worth53 of cloud subscriptions, donations, grants, volunteer time, and special charitable offers, which will be facilitated by TechSoup off-platform and offered directly from corporations, foundations, and government agencies to charitable organizations.

Compound Annual Growth Rate (CAGR) for earned revenues over the first 10 years of operation for the product donation programs in the NGO Technology Marketplace was 19%, and TechSoup’s historical earned income and customer behavior in this program area proved to be a reliable basis for revenue projections during this period. CAGR slowed to 4% from FY13 to FY16, as the program matured. The number of registered users and customers grew, but the dollar value of technology offers per customer fell, as adoption of cloud computing took place. This shift was anticipated by TechSoup, and its focus on diversification of its programs between FY13 and FY16 generated nearly $7 million in incremental earned revenues over the same time period. CAGR for these new earned revenue services over that time period was 56%. TechSoup has a track record of meeting its projections for earned revenues from the early days of the NGO Technology Marketplace offers. Annual earned revenue from NGO Technology Marketplace grew from approximately $4.7 million in FY03 to $25.9 million in FY16.

Revenues from Grants

Since FY02, TechSoup has cumulatively raised more than $40 million from over 50 foundations, corporations, and other institutional funders. Despite strong earned revenue results, TechSoup has continued to seek grant projects as a form of “social R&D” that enable the Organization to expand into new geographies, bring on new partner organizations, serve new communities, and pilot new kinds of mission-critical programming. In FY16, TechSoup’s contributed income from grants was $2.78 million (9% of total revenue and support) and was mostly to support its new program areas.

A Successful Track Record of Investing in Core Services and New Offerings

Despite the impressive growth of its core product donation programs, TechSoup realized during its long- range strategic planning, carried out over more than the last decade, that only by diversifying its offerings could it truly maximize its positive impact on the civil society sector while simultaneously strengthening its financial underpinnings. This diversification was critical to ensure that the Organization could weather the inevitable paradigm shifts expected to occur in the technology sector.

From FY02 to FY16, TechSoup’s annual revenues were in excess of its annual operating expenses in all but three years, producing a cumulative net surplus of $5.3 million. A portion of this net surplus was re-invested back into TechSoup’s core programs. The balance of the net surplus was retained in cash accounts to ensure stable cash flow management and to build up a three-month supply of cash on-hand.

52 Estimated retail value.

53 Estimated retail value.

In January 2004, after its first full two years of operating the product donation programs in the NGO Technology Marketplace, TechSoup undertook debt financing to upgrade its e-commerce and inventory infrastructure due to growth in product donation donor programs and nonprofit customers. TechSoup established a line of credit (“LOC”) with the Nonprofit Finance Fund (“NFF”) for $1.6 million, which, at that time, was one of the largest loans in NFF’s portfolio. NFF is a US Community Development Financial Institution created to provide loans and other financing for nonprofits and social enterprises. TechSoup used these funds to scale the product donation program’s core systems, which later resulted in sustained double-digit growth in customers and revenues. TechSoup accessed the entire LOC and paid back all the funds by June 2008, ahead of schedule.

Another milestone in TechSoup’s financial development took place in the summer of 2006, when the NGO Technology Marketplace product donation programs began operating outside the United States. Initially funded by approximately $3 million in grants from the Microsoft Corporation, Cisco Systems Foundation, and Symantec Corporation, TechSoup began creating an international network of like-minded partner organizations (TechSoup Global Network) to help spread the impact of its product donation programs across the globe. Within five years, annual earned revenue generated by these global partnerships had grown from $733,000 to $9.2 million, a CAGR of 88%. Currently, TechSoup has 68 global network partners with active programs in 236 countries and territories worldwide, producing sustainable revenues of $14.1 million in FY16. Of the $14.1 million generated by these partner organizations, $8.7 million was retained by partners in-country, and $5.4 million was kept by TechSoup.

Diversifying Revenue Streams to Further Strengthen Financial Stability

The Organization began diversifying its revenue streams in FY13, introducing new services in order to further strengthen its financial stability and ensure ongoing sustainability while meeting emerging market demands. Earned revenues were tracked for Global Validation and Data Services (including NGOsource and Validation Services) and Technology Solutions and Services in the NGO Technology Marketplace, which is a new set of value-added technology-related offers including migration services, connections to consultants, training, discounted technology offers, and new and refurbished hardware.

As shown in Charts 6, 7, and 8, net earned revenue for these new service lines grew from $854,000 in FY13 to $3.2 million in FY16, a CAGR of 56% with specific new service lines ranging individually from a CAGR of 32% to 124%. Gross earned revenue from new services has grown slightly more rapidly. In FY17, earned revenues from new programs were more than 14% of total earned revenues, according to FY17 interim financials. NGOsource earned revenue was projected to be approximately $1.8 million (6% of earned revenue), Technology Solutions and Services was projected to be approximately $2.1 million (7.1% of earned revenue), and Validation Services was projected to be $366,000 (1.2% of earned revenue).

Chart 6

Chart 7

Chart 8

The earned revenue generated by these new service lines contains recurring revenue streams that can be expected to continue in the future, with large numbers of repeat orders. For example, NGOsource is a membership-based service for which grantmakers pay a recurring annual fee in addition to transaction fees. Validation Services is based on a subscription model as well, including an annual licensing or API access fee. As shown in Chart 9, TechSoup projects that these new service lines will shift its overall revenue makeup from largely transaction fees, which behave similarly to recurring revenues because of annual eligibility limits, towards a significant proportion - almost 40% - of gross earned revenues generated by recurring revenues from memberships and subscription-based services. Going forward, TechSoup expects that its product donation program will continue to comprise a material portion of its revenue, and that new, diversified revenue streams will also fuel growth in customers for the Organization’s traditional programs.

Chart 9

As shown in Chart 10, in the last six years, TechSoup has invested approximately $8 million of its earned income and internal resources over and above ongoing operating costs to test and build out new products and services and to improve the efficiency of its core businesses while managing transformational changes.54 The market feedback and results of this investment have created a strong basis for a growth strategy upon which further investment will build.

54 This chart is based on TechSoup projections and assumptions on the type of revenue to be generated from each program.

Chart 10

Global Validation and Data Services: Examples of New Offerings Developed with Targeted Investments

NGOsource exemplifies the success of TechSoup’s investment in diversifying its service offerings. NGOsource began with TechSoup’s successful response to a Request for a Proposal (RFP) issued by the Council on Foundations and a committee of participating foundation grantmakers interested in improving the efficiencies of grantmaking to organizations outside the US. TechSoup’s international partner network, ability to validate charities on a global scale, technology platforms and experience, and track record of growing a successful earned revenue business were key strengths that the Council on Foundations recognized. In 2008, it awarded TechSoup the contract to design, build, and operate NGOsource. The specific purpose of NGOsource was to streamline the process of equivalency determination (ED), a process that US-based foundations use to meet their IRS compliance requirements when making international grants.

After refining the minimum viable product and successfully obtaining regulatory approval, TechSoup launched the service in 2013. This effort was financed by over $6 million in grant funding over eight years. NGOsource net revenue grew from $0.5 million in FY14, its first full year in operation, to a projected $1.8 million in FY17 according to interim financials, a CAGR of 54%. More than 190 grantmakers pay membership fees as well as ED fees, both recurring revenue streams, to certify and renew NGOs as equivalent to a US public charity. NGOsource has supported nearly $400 million in international grant funding in 117 countries since it launched. NGOsource has been evolving into a self-sustaining social enterprise whose benefits will be enhanced through the widespread adoption of its services. NGOsource is projected to cover 69% of its operating costs by earned revenues in FY17 and is on track to achieve financial sustainability in FY18 Q3.

TechSoup’s own market analysis conservatively estimates that the total number of EDs conducted by grantmakers was 8,290 in 2016, growing 7% per year to 10,160 in 2019. That estimated market size implies a market penetration for NGOsource of 11% in 2016, and TechSoup projects that NGOsource’s market penetration will grow to 40% in 2019.

TechSoup is planning targeted investments enabling NGOsource to grow in the coming years. NGOsource will continue to invest in marketing and sales activities to expand the number of grantmakers using its ED repository to meet compliance requirements for international grants. NGOsource will focus its outreach on market segments that have significant potential for growth: donor advised funds, corporate foundations, community foundations, and small and medium-sized family foundations. At the same time, TechSoup will invest in enhancements to the NGOsource online platforms for grantmakers and NGOs. These enhancements will serve several important business goals: (1) reducing turnaround times and labor costs for NGOsource staff to deliver ED services by streamlining information intake from NGOs; (2) building member satisfaction and retention by making it easier for grantmaker staff to access and search ED information; and (3) enabling a broad range of donors who are not yet members to access information about NGOs in the ED repository so they can identify opportunities to use NGOsource services for low-cost direct international giving.

Due to the aforementioned investments, TechSoup projects that NGOsource net earned revenue will increase from $1.1 million in FY16 to $5.0 million in FY21 (CAGR of 35%), the number of members will increase from 154 to 418 (CAGR of 22.1%), and the number of EDs will increase from 938 to 7112 (CAGR of 50.0%) over the same period.

In addition to NGOsource, early market results confirm that there is demand for a suite of TechSoup’s Validation Services offerings. TechSoup seeks investment for product development and going to market at scale.

As a result of decades of outreach and programmatic activity through its partner network, TechSoup has an incredibly rich repository of data records in aggregate of over 900,000 NGOs from around the globe, as well as an accompanying expertise in the legal differences in structures and local environment within which each operates. Nonprofit organizations and libraries register on TechSoup’s platform and are validated against legal and public benefit criteria as well as matched by algorithm to donor-specific eligibility criteria. This makes it possible for any donor partner to efficiently and inexpensively connect their offers with validated NGOs in 236 countries and territories with local context and support. And it also makes it possible for NGOs virtually anywhere in the world to register their organization once and gain access to a growing supply of diverse offers from in-kind donors, grantmakers, services, and volunteers.

TechSoup Validation Services has the potential to open up and grow a vast array of special offers, services, resources, and information for the nonprofit sector. Since it launched less than three years ago, TechSoup Validation Services has grown into a thriving service offering with multiple Fortune 500 customers, including Microsoft Office 365, Google for Nonprofits, VolunteerMatch, World Bank, and Airbnb. In FY16, this service generated $606,000 in gross earned revenue, with $137,000 retained by the network partners who have invested along with TechSoup, and more than $469,000 in earned revenue for TechSoup.

Apps for Good is not highlighted in this section because it is still in the early stages of market development. Interest in this programmatic area is quite high as demonstrated by the amount of grant funding received - 30% of all grants since FY13 - to build out this new program area. Funders have provided TechSoup with these grants to support the demand for these services, which have been co-created by TechSoup, its nonprofit customers, and their constituents. TechSoup projects continued interest in this programmatic area and has projected modest gross revenues of approximately $1 million from 100 projects by FY21.

Cost Management

TechSoup has managed its cost base well over the last 15 years, resulting in positive net surpluses in 12 of those years and a cumulative net surplus of $5.3 million. That 15-year period covered several years of rapid growth and several global economic declines. Starting in FY13, TechSoup experienced a period of major changes in the technology sector affecting TechSoup’s operations, including the transition to cloud computing. During that period, TechSoup’s ability to manage costs through improved expense controls, decisions to slow hiring, and strategic decreases in headcount when needed, was critical to its ongoing sustainability.

Opportunity for Additional Investment to Complete and Scale TechSoup’s Transformation

The leadership team and Board of Directors at TechSoup seeks additional investment of $11.5 million in contributions and debt to support the execution of its strategy. TechSoup has a proven track record of taking relatively modest investments and turning them into successful, highly leveraged offerings. These offerings have generated both earned income and strong repeat business and social impact. TechSoup brings unique relationships and capabilities to a strategic vision supported by market research and early minimum viable product success.

The investment raised through this offering of debt securities will be used primarily for new product development for new service areas that have high growth potential for both earned revenue and social impact. The investments planned for new growth will also help to significantly lower the transaction costs of TechSoup’s core business of in-kind technology distribution, while enabling new features and improvement in user experience.

HISTORICAL FINANCIALS

Operating Results

The following discussion of results of operations refers to the year ended June 30, 2016 (FY16) compared to the year ended June 30, 2015 (FY15).

Audited financial statements for FY15 and FY16, as well as the Organization’s interim financial statements for FY17, are provided at the end of this Offering Statement.

Consolidated Statements of Activities and Changes in Net Assets

Year Ended June 30, 2016 and 2015

			Increase
	2016	2015	(Decrease)

REVENUE AND SUPPORT
Program service fees, net	$27,520,855	$23,990,457	$3,530,308
Grants and contributions	2,789,676	4,354,400	(1,564,724)
Donated goods and services	297,441	1,449,396	(1,151,955)
Membership revenues	179,518	104,500	75,018
Other income	13,301	26,655	(13,354)
Total revenue and support	$30,800,791	$29,925,408	875,383

EXPENSES
Program services
TechSoup Global Network	5,546,260	5,764,734	(218,474)
TechSoup Alliances and Community Engagement	1,582,064	2,729,252	(1,147,188)
TechSoup Apps4Good	2,693,574	2,253,318	440,256
TechSoup Technology Marketplace and
Global Validation and Data Services	15,090,488	17,188,484	(2,097,966)
Total program services	24,912,386	27,935,788	(3,023,402)

Supporting services
General and administrative	5,002,647	4,385,016	617,631
Fundraising and development	609,862	600,190	9,672
Total expenses	30,524,895	32,920,994	(2,396,099)

Increase (decrease) in net assets from operations	275,896	(2,995,586)	3,271,482

Foreign currency translation adjustment	(66,527)	(133,049)	66,522

Changes in net assets	209,369	(3,128,635)	3,338,004

NET ASSETS
Beginning of year	6,425,443	9,554,078	(3,128,635)

End of year	$6,634,812	$6,425,443	$209,369

FY13 through FY15 were years of significant changes to earned income due to changing business models for some of TechSoup’s large corporate product donation programs in the NGO Technology Marketplace as those companies accelerated their transition to cloud-based business models. As the adoption of Software as a Service (SaaS) has grown and technology companies continue to adjust their business models and philanthropy, TechSoup has seen shifts in the demand for its offers, putting downward pressure on the product donation programs’ revenue lines.

Over the past few years, TechSoup has invested significantly in adapting its services to better support its corporate donors’ new business models and evolving cloud offers, and to protect TechSoup’s existing revenue model while ensuring its offers change to include the new technologies needed by nonprofits. TechSoup has also invested in identifying and validating a new set of value-added technology-related offers including migration services, connections to consultants, training, discounted technology offers, and hardware – both new and refurbished – collectively referred to as Technology Solutions and Services, which are part of the NGO Technology Marketplace strategic initiative.

Additional key investments were made over the same time period. One such investment was testing and validating with customers a new service for corporations and providers, TechSoup Validation Services, to connect their offers directly from their own websites to the community of nonprofits registered at TechSoup. Another key investment during that time period included the expansion to an additional 100 countries to create a fully global reach for TechSoup’s Product Donation program and Validation Services.

Although the product donation programs continued to generate significant cash flow during this time period, the cash flow generated was not sufficient to cover all of the investments in new services as well as TechSoup’s operating expenses for the period. Cash reserves were tapped, with board approval, to enable approximately $8 million of investment. These investments established a base for new revenue growth and have allowed TechSoup to create a plan for further development of the product set that will support these new growth areas.

In FY15, TechSoup significantly ramped up from prior years its investment in new programs and technology, anticipating that material increases in revenue from new businesses and decreases in transaction costs for our current business would be fully realized over the course of 3-5 years. Expenses increased to $32.9 million in 2015, while revenue from existing business operations declined slightly to $29.9 million. Almost all, $2.8 million, of the resulting $3.1 million decrease in net assets in 2015 represents an investment by TechSoup from its cash reserves in the Organization’s future business growth.

TechSoup earned revenues from its traditional product donation programs in the NGO Technology Marketplace increased from $22.4 million in FY15 to $24.3 million in FY16, an increase of 8%, partially due to a price increase, its first in a decade of operations, as well as adding new geographic markets. TechSoup also saw significant growth in earned revenue in FY16 from its investments in new service offerings like Validation Services and NGOsource, with a coinciding increase in operational efficiency on the expense side. The earned income produced by these new service offerings increased from nearly $1.6 million in FY15 to $3.2 million in FY16, an increase of 100%. This additional earned revenue bolstered TechSoup’s financials in FY16, increasing earned revenues from nearly $24.0 million in FY15 to nearly $27.5 million in FY16, a 15% increase.

Corresponding program services expenses, including investment in new services, during that same FY15 to FY16 time period decreased from $27.9 million to $24.9 million, or 11%. These expense reductions were achieved through a combination of improved expense controls, decisions to slow hiring, and strategic decreases in headcount.

Chart 11 below shows TechSoup’s finances from the first year of operations for its product donation programs, FY02 through FY17 (interim numbers). It includes total gross revenue generated across the whole network model.

Chart 11

TechSoup Finances: FY02 - FY17

Millions
$50
$40
$30
$20
$10
$-
$(10)
$(20)
$(30)
$(40)
FY 02
FY 03
FY 04
FY 05
FY 06
FY 07
FY 08
FY 09
FY 10
FY 11
FY 12
FY 13
FY 14
FY 15
FY 16
FY 17*
Revenue Shared with TSGN
Contributed Revenue
Product Donation Programs
Technology Solutions and Services
NGOsource
Validation Services
Internal Investment
Operating Expenses
Net Assets
Net Surplus

*interim

Liquidity and Capital Resources

The following charts and discussion of TechSoup’s consolidated statements of financial position refers to the end of TechSoup’s FY16 (June 30, 2016) compared to the end of its FY15 (June 30, 2015).

Consolidated Statements of Financial Position

June 30, 2016 and 2015

			Increase
	2016	2015	(Decrease)

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$6,108,274	$5,282,603	$825,671
Accounts receivable	1,858,336	1,315,686	542,650
Grants receivable	304,831	1,130,865	(826,034)
Prepaid and other current assets	440,204	399,799	40,405
Total current assets	8,711,645	8,128,953	582,692

LONG-TERM ASSETS
Property and equipment, net of accumulated depreciation	988,180	1,102,103	(113,923)
Deposits	117,398	129,950	(12,552)
Total long-term assets	1,105,578	1,232,053	(126,475)
Total assets	$9,817,223	$9,361,006	456,217

LIABILITIES AND NET ASSETS

CURRENT LIABILITIES
Accounts payable	$1,358,442	$1,223,560	$134,882
Accrued vacation	1,373,712	1,343,863	29,849
Accrued liabilities	120,900	99,087	21,813
Deferred revenue	130,253	98,133	32,120
Deferred rent	199,104	170,920	28,184
Total current liabilities	3,182,411	2,935,563	246,848

NET ASSETS
Unrestricted net assets
Unrestricted	4,736,956	3,689,233	1,047,723
Accumulated foreign translation	(199,576)	(133,049)	(66,527)
Total unrestricted net assets	4,537,380	3,556,184	981,196
Temporarily restricted net assets	2,097,432	2,869,259	(771,827)
Total net assets	6,634,812	6,425,443	209,369
Total liabilities and net assets	$9,817,223	$9,361,006	$456,217

As the above chart indicates, TechSoup had $8,711,645 in current assets as of June 30, 2016, and current assets increased by $582,692 during FY16.

TechSoup is debt-free and maintains cash reserves representing approximately three times its average monthly cash requirement. It is targeting growing cash reserves to six months of operating cash. TechSoup has available to it a $1.5 million unsecured line of credit with no amounts drawn against them as of June 30, 2017.

The following table summarizes the Organization’s cash flows for the years ended June 30, 2015, and June 30, 2016.

	2016	2015
Net cash provided by operating activities	$1,149,607	$(3,118,337)
Net cash used by investing activities [55]	(323,936)	(743,805)
Net change in cash and cash equivalents	825,671	(3,862,142)
Cash and cash equivalents
Beginning of year	5,282,603	9,144,745
End of year	6,108,274	5,282,603
Supplementary information
Donated software	297,441	1,449,396

For a complete a schedule of TechSoup’s outstanding liabilities, please refer to our most recent audited financials at the end of this Offering Statement.

Plan of Operation

TechSoup’s FY17 interim financial statements indicate revenue growth of 8.2% from FY16, which is more than double the rate of growth for revenues from FY15 to FY16. As shown in the table below, while total expenses are projected to increase by 5.3% in FY17 to support new program growth, there is a significant increase in preliminary changes in net assets from operations of $1.15 million.

Financial Highlights FY15 through FY17 (interim statements)56

	FY17 (Interim)	% Change (FY17 over FY16)	FY16	% Change (FY16 over FY15)	FY15
Total revenue and support	$33,325,930	8.2%	$30,800,791	2.9%	$29,925,408

Total expenses	$32,173,874	5.4%	$30,524,895	(7.8%)	$32,920,994

Changes in net assets from operations	$1,152,056	318%	$275,896	--	($2,995,586)

TechSoup anticipates continued positive revenue growth from its combined revenue streams based upon its history, coupled with robust forecasting and financial analysis efforts. TechSoup’s diversification of revenue streams is contributing to its sustainability and growth despite inevitable shifts in the technology sector. The $11.5 million in proceeds that TechSoup is raising through this offering will be used during FY18 through FY21. TechSoup has prepared financial projections that indicate the ability to generate sufficient earned revenue growth and cost savings from efficiency gains to repay investors’ principal and interest within five years of their investments. After that period, TechSoup expects to continue to grow and to consider new innovations and additional services leveraging its platform as an essential component of civil society infrastructure.

55 “Net cash used by investing activities” refers to external financial investments, not the internal strategic and operational investments previously described in this section.

 56 As previous noted, from FY14 to FY17, certain revenues and expenses were categorized differently due to a shift in accounting policy and were adjusted in this chart for comparison purposes.

As TechSoup launches new programs, it will need to create new revenue share agreements with its global network of partners. As new programs are designed, appropriate revenue share models are being tested and developed based on initial investment required and degree of centralization/decentralization of services. Our projections include both total gross revenues generated across the entire network model, as well as placeholders for revenue sharing. The projections exclude payments made to providers. This section focuses on CAGR of gross earned revenues from new services, regardless of where retained in the network, as an indicator of market demand.

CAGR for gross earned revenues over the next four years of operation, from FY18 to FY21, for TechSoup across both mature and new services is projected to be 6%, with a projected CAGR for net earned revenue of 5% to 7% depending on final revenue sharing arrangements. TechSoup’s projections anticipate that a significant proportion of revenue growth will come from new service areas. CAGR of gross earned revenues from FY18 to FY21 is projected to be 40% for new offers in the NGO Technology Marketplace, 32% for Global Validation and Data Services (NGOsource and Validation Services), and 71% for Apps for Good. This growth projection is based on performance to date as well as market data. The investment proceeds of this offering will begin to impact the organization’s ability to realize scale and efficiencies during this period. As anticipated, the proportion of traditional product donation program revenue in the NGO Technology Marketplace will slow in growth, although administrative fees in this area are projected to continue to generate significant streams of income – approximately $12 million in gross earned revenue in FY21. However, these revenues are expected to be approximately 50% lower in FY21 than in FY17.

From FY18 to FY21, CAGR for operating expenses is expected to be less than 3%. By FY20, TechSoup expects that total revenue will once again exceed total expenses.

Trend Information

Please note that Management’s Discussion and Analysis of Financial Condition and Results of Operations as well as the Use of Proceeds sections provide detailed information about TechSoup’s historical financial trends as well as sales and operational trends affecting its traditional business lines and newly established or planned business lines. Information is also included about how TechSoup plans to address the trends identified. Uncertainties, demands, commitments that are reasonably likely to have a material effect on net sales or revenues, income from continuing operations, profitability, liquidity, capital resources, or other information that would cause reported financial information not necessarily to be indicative of future operating results are addressed, as well, in those sections.

DIRECTORS, OFFICERS, AND SIGNIFICANT EMPLOYEES

TechSoup is a 501(c)(3) California nonprofit public benefit corporation governed by a qualified and uncompensated independent Board of Directors, and managed by business, technology, and social sector veterans.

Family Relationships

There are no family relationships among the Executive Officers, Directors, and Significant Employees.

Business Experience

Senior Staff
Name	Position	Age	Start of TechSoup Employment or Term of Office	Approximate hours per week for part-time employees
Rebecca Masisak	Chief Executive Officer	60	November 2001	n/a
Sheila Warren	VP, Strategic Alliances & General Counsel	40	January 2010	n/a
Ken Tsunoda	Sr. Director, Impact Investment & General Manager, NGOsource	52	June 2013	n/a
Karen Coppock	VP, Strategy & Impact	51	June 2011	n/a
Lynn Van Housen	Executive VP, Global Network, Technology Marketplace & Communications	57	February 2010	n/a
Jackey Wall	VP, Enterprise Architecture & CTO	60	November 2013	n/a
Dan Webb	VP, Business Systems	52	July 2011	n/a
Geri Jin Doran	Chief Operating Officer	49	May 2005	n/a
John McDermott	VP, Finance	47	November 2001	n/a
Colette Luckie	Senior Director, Human Resources	57	May 2017	n/a
Cameron Jones	VP, Technology Solutions & Services	49	April 2007	n/a
Paul van Haver	VP, Global Data Services & Executive Director of TechSoup UK	57	December 2011	n/a
Anna Sienicka	VP, TechSoup Europe & Executive Director, TechSoup Europe Foundation (Fundacja TechSoup)	39	September 2011	n/a
Marnie Webb	CEO, Caravan Studios Division	51	April 2000	n/a

TechSoup Board
Anthony Lee	Chair, Board Member	46	September 2004	n/a
Reto Jauch	Co-Vice Chair, Board Member	50	September 2006	n/a
Clem Bason	Co-Vice Chair, Board Member	43	April 2014	n/a
Rebecca Masisak	CEO & Board Member	60	November 2001	n/a
Daniel Ben-Horin	Founder & Board Member	69	June 1987	n/a
Julie Pietrantoni	Secretary, Board Member	45	July 2007	n/a
Michael Saunders	Treasurer, Board Member	59	March 1999	n/a
Robert Frank	Board Member	46	July 2000	n/a
Joaquin Alvarado	Board Member	44	October 2008	n/a
Jeff Hamaoui	Board Member	47	January 2010	n/a
Todd Khozein	Board Member	40	July 2012	n/a
Tony Grimminck	Board Member	42	October 2014	n/a
Camille Watson	Board Member	49	January 2015	n/a

Senior Staff

Rebecca Masisak - Chief Executive Officer

Ms. Masisak joined TechSoup in 2001 to launch its e-commerce donation platform moving the organization from a local Bay Area focus to a national reach. In 2006, she founded the TechSoup Global Network to scale the program’s impact to expand reach to more than 200 countries. Ms. Masisak became CEO of the organization in 2012, after having served the prior six years as co-CEO. Ms. Masisak sets the strategic direction for TechSoup and provides executive oversight of all aspects of the organization and its global operations. Ms. Masisak previously worked as a strategy consultant with Coopers & Lybrand and in leadership roles at several Internet businesses. She obtained her M.B.A. from the Columbia University Business School. Ms. Masisak was recently named one of “The Most Influential Women of the Bay Area 2017” by the San Francisco Business Times and co-leads the Bay Area Social Enterprise Leadership Forum. Ms. Masisak holds dual citizenship, Croatian and American.

Sheila Warren - VP, Strategic Alliances & General Counsel

Ms. Warren serves as General Counsel for TechSoup and leads a team of legal experts in nonprofit structures across the world. Her team oversees the legal analysis provided to foundation members of NGOsource. In addition, her team oversees compliance with TechSoup’s eligibility and validation policies and provides general corporate legal support. She is also responsible for sourcing, developing, and managing strategic alliances and development across all of TechSoup. Ms. Warren joined TechSoup to found NGOsource, an innovative new service to support foundations giving grants outside the US, which was created with the Council on Foundations. Prior to TechSoup, she worked at prominent law firms in San Francisco and New York City, including Cravath, Swaine & Moore LLP. Ms. Warren holds an AB in economics, magna cum laude, from Harvard College and a JD from the Harvard Law School. Ms. Warren has lived and worked in India.

Ken Tsunoda - Sr. Director, Impact Investment & General Manager, NGOsource

Mr. Tsunoda leads impact investments at TechSoup and also serves as General Manager of NGOsource. NGOsource, a project of the Council on Foundations and TechSoup, reviews NGOs and certifies them as equivalent to US public charities through a process called Equivalency Determination. Mr. Tsunoda’s career has included management roles in nonprofit organizations, VC-backed technology start-ups, and leading global firms. Prior to TechSoup, he served as executive director of the Sager Family Foundation. He worked as the Executive Director of Young Presidents' Organization (YPO) Peace Action Network, a nonprofit initiative that mobilized YPO's global network of 20,000 business leaders to make an impact on regional conflict and poverty. Ken worked as Vice President, International at OffRoad Capital, where he was responsible for international business development. Ken has also worked in Japan with Sanwa Research, Sanwa Bank's Tokyo-based strategy consulting group. Mr. Tsunoda earned a AB with honors in Physics from Harvard University, and an M.P.P. degree from Harvard's Kennedy School of Government.

Karen Coppock - VP, Strategy & Impact

Ms. Coppock manages a portfolio of strategic projects and oversees TechSoup’s corporate partner relationship team, financial planning, strategic performance reporting, and impact assessment. She has more than 15 years of experience in developing strategies, partnerships, and teams to expedite the sustainable growth of technology-oriented organizations. Ms. Coppock has a B.S. from California State University in Business Administration and Spanish and an M.A. and Ph.D. in International Business Relations from Tufts University, where her studies focused on cross-sector partnerships for technology adoption in emerging markets. Ms. Coppock has lived and worked in Latin America and is fluent in Spanish and English.

Lynn Van Housen - Executive VP, Global Network

Ms. Van Housen leads the TechSoup Global Network, made up of 68 key nonprofit operating partners collaborating to serve more than 200 countries. Ms. Van Housen sets network strategy and governance forums and closely engages in network relationships. Ms. Van Housen’s team - which includes staff based in the United States, Europe, Asia-Pacific and Africa - provides ongoing support to partners that deliver TechSoup programs globally and is responsible for overall network performance and development as well as partner performance and relations. She also oversees Tech Marketplace programs and Global Marketing and Communications, areas of the organization which rely on network operations. Ms. Van Housen previously worked in politics and communications consulting and holds an M.B.A. from Yale University and a B.A. from the University of Notre Dame. Ms. Van Housen has lived and worked in France and is fluent in French as well as her native English.

Jackey Wall - VP, Enterprise Architecture & CTO

Mr. Wall is the chief architect of TechSoup’s technology transformation and new enterprise platform architecture and the organization’s CTO. Mr. Wall is a serial tech entrepreneur and just prior to his role at TechSoup, he worked on the Intelligent Integrated Manufacturing System project (IIMS), a multi-year project to develop a production-ready and secure cloud-based operations support system sponsored by the Department of Defense, NASA, and the State of Louisiana. Mr. Wall holds a B.A. from DePaul University and a Masters of Education from Colorado State University. He has held PMP certification and holds both the Six Sigma Green Belt and Black Belt certifications in project management and lean methodologies from his time at Caterpillar.

Dan Webb - VP, Business Systems

Mr. Webb is responsible for the design, implementation and maintenance of global business systems at TechSoup. Over the last 17 years, Mr. Webb, a dedicated entrepreneur, founded and managed three successful technology and consulting businesses: ICX Online, AWx3, Inc., and IDG Inc. Mr. Webb has a B.S. in Industrial Engineering from the University of Tennessee-Knoxville and prior experience at Andersen Consulting (now Accenture).

Geri Jin Doran - Chief Operating Officer

Ms. Doran oversees finance and accounting, human resources, customer operations and administration globally. Prior to joining TechSoup in May 2005, Ms. Doran worked in the technology sector for over 10 years. Ms. Doran holds a B.S. in Chemical Engineering from East China University of Science and Technology and an M.B.A. from the Tuck School of Business Administration. Ms. Doran is bilingual and fluent in Chinese.

John McDermott - VP, Finance

Mr. McDermott oversees TechSoup’s financial and accounting functions, including forecasting and budgeting, debt finance, international transactions processing and banking and audit relationships for all US and foreign entities. Mr. McDermott was formerly head of finance for multiple start-ups in the technology sector and earned an AB with high honors in History from Harvard University.

Colette Luckie - Senior Director, Human Resources

Ms. Luckie is the Senior Director of Global Human Resources for TechSoup and has held executive, leadership, and organizational development positions across several industries in the Fortune 500 arena nationally and globally. Ms. Luckie holds a Master’s degree in Educational Administration/HR Management/Organization Development from New York University and a Bachelor’s degree in Business/Education from Pace University in New York.

Cameron Jones - Vice President, Technology Solutions & Services

Ms. Jones oversees the development of innovative services and solutions for the global nonprofit sector, including IT consulting and management services, nonprofit validation services, and refurbished hardware. Ms. Jones has a long and successful track record of leading globally-distributed, cross-functional teams to implement complex programs across multiple geographies and languages. Prior to joining TechSoup Global, Ms. Jones worked in the private sector in the US, Europe, and Asia, managing distribution networks, leading marketing strategy efforts, and managing corporate services. Ms. Jones holds degrees from the Johns Hopkins School of Advanced International Studies (SAIS) and the INSEAD Business School.

Paul van Haver - VP, Global Data Services

Mr. van Haver, based in the UK, heads the TechSoup UK registered charity and is responsible for TechSoup’s portfolio of global validation and data services. Mr. van Haver is a multilingual Dutch national, residing in the UK. He has lived and worked in many countries, and has managed distributed teams throughout his career. Mr. van Haver has a B.S. from the De Haagse Hogeschool / The Hague University of Applied Sciences and formerly worked as a consultant on large technology-led business transformation programs with the likes of PwC, CapGemini and Sapient across Europe.

Anna Sienicka - VP, TechSoup Europe & Executive Director, TechSoup Europe Foundation (Fundacja TechSoup)

Ms. Sienicka, based in Poland, leads TechSoup’s Europe-based foundation, which is the organization’s primary international office. Ms. Sienicka oversees community building, democracy, open data, and transparency programming in Europe; regional network leadership, partnerships, and fundraising activities across Europe; Tech Marketplace programs in Poland; and global network operations support. Ms. Sienicka has a Masters in Law and a Diploma in Intellectual Property from the University of Warsaw and a Master of Arts in Economy and Society from the Graduate School for Social Research at the Institute of Philosophy and Sociology of the Polish Academy of Sciences. Prior to joining TechSoup, she led a Polish NGO and successfully represented NGOs during parliamentary work on the amendment to the Act on Public Benefit and Volunteer Work and the amendment to the Act of Social Cooperatives. Ms. Sienicka also led a team of experts working on the draft of the Social Entrepreneurship Act.

Marnie Webb - CEO, Caravan Studios Division

Ms. Webb founded and leads Caravan Studios, a division of TechSoup. Caravan Studios was created to foster more effective community mobile app development. Caravan Studios’ collaborative approach uses a theory of technology intervention to allow communities to respond to the issues they care about most. This methodology has been utilized to launch projects in the United States, Brazil, and Qatar. The Caravan team has apps in the iPhone and Google stores that support organizations focused on alleviating domestic violence and human trafficking as a part of the Safe Shelter Collaborative (SafeNight); after-school food programs (Range) and time-sensitive volunteering opportunities (4Bells). Previously, Ms. Webb was co-CEO of TechSoup, initiator of the NPTech tagging experiment, and founder of NetSquared, a global community of tech activists working for social good. Named one of the Top 10 Silicon Valley Influencers by San Jose Mercury News, Ms. Webb is a sought-after writer and speaker on innovation, community, and the social web. In 2008, she won the NTEN “Person of the Year” award and was included in the Nonprofit Times’ list of the 50 most influential leaders in the US nonprofit sector.

TechSoup Board

Anthony Lee - Board Chair

Mr. Lee is a managing director of Altos Ventures, where he focuses on software and digital media investments. Before joining Altos, he led marketing efforts for three start-up companies including Evolve Software (Nasdaq:EVLV, later acquired by Oracle). Mr. Lee is a member of the Pacific Council on International Policy and served as a term member of the Council on Foreign Relations. Mr. Lee is a founding member of the Full Circle Fund, a venture philanthropy group based in San Francisco. Mr. Lee received his M.B.A. from Stanford University and earned a B.A. in Politics and Economics from Princeton University.

Reto Jauch - Board Co-Vice Chair

Mr. Jauch is the founder and owner of Jauch Associates, an executive search boutique based in Zurich and London, specializing in the recruitment of high-caliber candidates for strategically important positions and in advising business leaders on organization development. Mr. Jauch founded the company in 2002. Prior to founding Jauch Associates, Mr. Jauch was the Managing Director for Europe for Executive Search at A.T. Kearney.

Clem Bason - Board Co-Vice Chair

Mr. Bason is the CEO of DealBase Corporation, which operates several online travel sites focused on value-conscious consumers. Before DealBase, Mr. Bason was President of Hotwire, a business unit of Expedia Inc. Mr. Bason received his M.B.A. from the University of California at Berkeley and earned a B.A. in Business Administration from the University of Delaware.

Daniel Ben-Horin - Founder and Member

Mr. Ben-Horin founded the San-Francisco based nonprofit, CompuMentor (later rebranded as TechSoup Global) in 1987. CompuMentor began by tapping volunteer resources on “The WELL,” one of the first online communities, for the social sector. Mr. Ben-Horin, co-CEO of the organization until 2012, then took the role of Founder and Chief Instigator. He focuses on creating new insights, relationships, and opportunities for the organization to increase its social impact. Mr. Ben-Horin speaks and writes frequently on issues related to social justice and access to technology. Renowned for his thought leadership and innovation, he has been cited in numerous publications. Mr. Ben-Horin has been named as one of the 50 most influential leaders in the US nonprofit sector by the Nonprofit Times on four separate occasions and has received the 2009 “Lifetime Achievement Award” from the Nonprofit Technology Enterprise Network. Ashoka named Mr. Ben-Horin as one of its Senior Fellows. Mr. Ben-Horin has a B.A. in Psychology from the University of Chicago.

Julie Pietrantoni - Board Secretary

Ms. Pietrantoni is an associate at Cooley, Godward, LLP with a practice focusing on technology-related transactions, including software licensing, product procurement, hardware and software distribution agreements, development and technology transfer agreements, and strategic alliances. Ms. Pietrantoni has also assisted in a number of Cooley's information technology outsourcing transactions.

Michael Saunders – Board Treasurer

Mr. Saunders is the president of Information Organizers, LLC. Prior to this role, Mr. Saunders was Editor at HandsNet for six years. During that period, Mr. Saunders oversaw the effort to make the shift from HandsNet Classic, a proprietary online service, to a totally web-enabled platform, WebClipper, to support more than 3,000 online members.

Robert Frank - Board Member

Mr. Frank is currently CEO of Z Gallerie after serving as managing director for Japan at Gap Inc. and vice president of strategy and business development for Gap's Banana Republic division. Mr. Frank has also worked for McKinsey & Company in San Francisco, where he was a leader of the firm's West Coast retail and consumer group.

Joaquin Alvarado - Board Member

Since 2014, Mr. Alvarado has been serving as the CEO of The Center for Investigative Reporting. Prior to this position, Mr. Alvarado served as senior vice president for digital innovation at American Public Media and founding senior vice president for diversity and innovation at the Corporation for Public Broadcasting. Mr. Alvarado is the founder of CoCo Studios, which promotes media collaboration and game development for fiber and mobile networks.

Jeff Hamaoui - Board Member

Mr. Hamaoui is currently a managing partner at SecondMuse, a firm that applies the art and science of collaboration to enable businesses and organizations to create positive impact. Mr. Hamaoui sits on a number of boards focusing on access to technology.

Todd Khozein - Board Member

Mr. Khozein is a partner at SecondMuse. Mr. Khozein is a pioneer in systems innovation based on biological models. In this context, he has studied and applied systems theory to organizational innovation, developing systems in industries ranging from medicine to entertainment.

Tony Grimminck - Board Member

Mr. Grimminck is currently the CFO of HotelTonight after serving as the senior director of finance, strategy, and corporate development at StubHub, an eBay company. Previously, Mr. Grimminck was an investment banker at Goldman Sachs and J.P. Morgan and an Officer in the Australian Army. He is a graduate of the Royal Military College, Duntroon, and the Australian Defence Force Academy. Mr. Grimminck obtained his M.B.A. from Columbia University Business School.

Camille Watson - Board Member

Ms. Watson is the senior vice president of marketing at JumpstartMD, northern California's largest medical wellness practice that provides safe, swift, and sustainable weight loss. Prior to this role, Ms. Watson held a range of senior marketing positions with a variety of companies, including Audax Health Solutions, LivingSocial, GameFly, StubHub, and Netflix. Ms. Watson has a B.A. from Stanford University and an M.B.A. from the Stanford Graduate School of Business.

COMPENSATION OF EXECUTIVE OFFICERS

The management of the Organization receives compensation through the salaries paid to them via a semi-monthly payroll process. In FY17, management also received bonus payouts that were contingent on the Organization’s meeting its performance targets.

Compensation of Three Highest Paid Executive Officers

Name	Position	Cash Compensation ($)	Other Compensation ($)	Total Compensation ($)
Rebecca Masisak	Chief Executive Officer & Board Member	$225,000	-	$225,000
Sheila Warren	VP of Strategic Alliances & General Counsel	$161,000	$13,000	$174,000
Geri Jin Doran	Chief Operating Officer	$164,360	$5,000	$169,360

SECURITIES BEING OFFERED

Note Attributes

TechSoup is offering up to $11,500,000 of unsecured subordinated promissory notes (the “Notes”) in three separate types of note offerings, as follows:

1.       Community Investment Notes (“CIN”). These CINs will be available to anyone, with certain restrictions for non-accredited investors (see “Investor Limitations” below). Minimum investment for CINs is $50, with a term of 5 years, and an interest rate of 2%.

In the first and last quarters of the investment period, payments shall be calculated on a pro-rated basis based on a 365-day year. Cash payments will be sent electronically to investors in the form of Automated Clearing House (“ACH”) payments. Interest shall begin accruing upon the date of the Note and shall end on the Maturity Date. The entire outstanding principal balance of this Note, together with all accrued and unpaid interest, shall be due and payable in full within 60 days of the Maturity Date.

Early Redemption - While Investors in the Community Investment Notes have no right to early redemption of their investment, TechSoup may make exceptions in extraordinary situations. An Investor in the Community Investment Notes who wishes to request early redemption may submit a written request to TechSoup with a brief explanation of the circumstances supporting the request. TechSoup will, in its sole discretion, determine whether to grant the request, in whole or in part, taking into consideration the circumstances described by the Investor, the financial condition and anticipated needs, potential losses in the Note fund (if any), and whether early redemption would be fair to other Investors in the CINs.

2.       Patient Capital Notes (“PCN”). These PCNs will be available to anyone, with certain restrictions for non-accredited investors (see “Investor Limitations” above). Minimum investment for PCNs is $2,500, with a term of 5 years, and an interest rate of 3.5%.

In the first and last quarters of the investment period, payments shall be calculated on a pro-rated basis based on a 365-day year. Cash payments will be sent electronically to investors in the form of ACH payments. Interest shall begin accruing upon the date of the Note and shall end on the Maturity Date. The entire outstanding principal balance of this Note, together with all accrued and unpaid interest, shall be due and payable in full within 60 days of the Maturity Date.

Early Redemption - While Investors in the Patient Capital Notes have no right to early redemption of their investment, TechSoup may make exceptions in extraordinary situations. An Investor in the Patient Capital Notes who wishes to request early redemption may submit a written request to TechSoup with a brief explanation of the circumstances supporting the request. TechSoup will, in its sole discretion, determine whether to grant the request, in whole or in part, taking into consideration the circumstances described by the Investor, the financial condition and anticipated needs, potential losses in the Note fund (if any), and whether early redemption would be fair to other Investors in the PCNs.

3.       Risk Capital Notes (“RCN”). These RCNs will be open to accredited investors and institutions with no maximum investment limit. Minimum investment for RCNs is $50,000, with a term of 5 years, and an interest rate of 5%. Risk Capital Note Investors will have the option to allow the Organization to pay the principal and unpaid interest to the Community Investment Note holders first, prior to repayment of their principal at the Maturity Date.

In the first and last quarters of the investment period, payments shall be calculated on a pro-rated basis based on a 365-day year. Cash payments will be sent electronically to investors in the form of ACH payments. Interest shall begin accruing upon the date of the Note and shall end on the Maturity Date. The entire outstanding principal balance of this Note, together with all accrued and unpaid interest, shall be due and payable in full within 60 days of the Maturity Date.

No Redemption. No early redemption will be permitted in the Risk Capital Notes.

Option to Reduce or Donate Principal and Interest Rates

Investors in Patient Capital and Risk Capital Notes will be given an opportunity to reduce or eliminate the interest rate payable on the Notes, which will have the effect of further supporting the work of TechSoup. This option will be offered to Investors following their commitment and execution of the subscription agreements.

In addition, all Note Investors may later choose to forgive repayment on all or a portion of the principal on the Notes they hold, which should translate directly into a tax-deductible donation to TechSoup. Deductibility may be limited depending on the Investor/donor’s tax status, and the Note Investor should consult with his/her/its tax counsel before triggering this forgiveness option.

Repayment of Notes.

Calculation of partial years of interest due will be based upon a ratio of number of days invested in that year divided by 365 days. Payment of principal and all unpaid and accrued interest shall be made electronically via ACH payment to Investor, unless specifically excepted by the Organization at Investor’s request. TechSoup may also allow payments to be made by credit or debit card upon request.

From the date of investment until the maturity date, Organization will make annual interest payments to the holders of Community Investment Notes, Patient Capital Notes and Risk Capital Notes. However, Holders of Community Investment Notes who invest $100 or less will receive both the principal and all accumulated interest earned for the duration of the Note at the Maturity Date, or sooner if the Organization prepays the Note. At any time, the Organization may begin distributing available cash to the Investors on a pro rata basis, with the timing of these payments determined by Organization. All Note holders will be paid all outstanding principal and unpaid interest due on a pro rata basis within 60 days following the Maturity Date, unless the Investor has agreed to extend the term of the Note (see Option to Reinvest below).

Prepayment

TechSoup may, at its discretion, prepay any of the Notes at any time without penalty, and is not obligated to prepay all Notes on a pro rata basis. To the extent payments exceed the amount of accrued interest owed to Investor as of each payment date, the excess payment will be deemed a repayment of principal and will reduce the principal balance due under each Note.

Option to Reinvest

The Maturity Date will initially be June 30, 2023, but may, by notice provided by the Organization to the Investor, be extended for an additional five (5) year term such that the new Maturity Date is on the fifth anniversary of the previous Maturity Date, unless the Investor gives notice to the Organization not more than 180 days and not less than 30 days prior to the next Maturity Date that Investor does not wish to extend the Maturity Date.

Unsecured and Subordinated

The Notes are not secured and may be subordinated to other current or future obligations of TechSoup.

Additional Note Details

1.	In the unlikely event a dispute arises out of or in connection with this offering, the result of the dispute shall be determined by binding arbitration by the appointment of a single arbitrator. See Subscription Agreement.

2.	You understand you are lending the Organization money. You are not purchasing any part of the Organization. The only return on your investment is the interest pursuant to the loan option of your choice, and you shall have no ability to participate in the management of the Organization in any way.

Restrictions on Transfer

Save for the Right of First Refusal described below, the Organization places no other restrictions on transfer. Investor understands that the Notes are “restricted securities” in that the Organization’s sale of the Notes has not been registered under the Securities Act. Investor understands that there are significant limitations on the transfer of these Notes.

Investment Clubs

TechSoup accepts investments from investment clubs operating in compliance with applicable state and federal laws and regulations.57 Investment Clubs have the sole responsibility to ensure compliance with laws.

TechSoup’s Right of First Refusal

TechSoup shall have a right of first refusal (“ROFR”) to purchase any of the Notes that any Investor proposes to sell, transfer, gift, pledge, assign, distribute, encumber, or otherwise dispose of to a third party, except for transfers which are part of an inheritance. TechSoup’s ROFR will be assignable by TechSoup to any other Investor.

Other Requirements

All Subscription Agreements will be reviewed by the Organization, and subscriptions will not be accepted from prospective Investors whom the Organization has reason to believe may not meet the requirements described in the Subscription Agreement.

Each Investor will be required to make certain representations and warranties to the Organization and to agree to indemnify, hold harmless, and pay all fees and expenses that are incurred by, and all judgments and claims made against, the Organization, its affiliates, and counsel, for any liability that is incurred as a result of any misrepresentation made or breach of any warranty of such prospective Investor. The attention of each prospective Investor is directed to the Subscription Agreement, which is attached hereto, for a complete description of those warranties and representations that each prospective Investor will be required to make.

57 According to the Securities and Exchange Commission, an investment club is a group of people that pool their money to make investments. An example of an investment club is the No Small Potatoes Investment Club of Maine.

No Revocation

Once a person has executed a Note Agreement and submitted funds, such Subscription Agreements may not be revoked without the consent of the Organization.

Legal Matters

All prospective Investors are encouraged to consult their own legal advisors for advice in connection with this Offering.

EXPERTS

No experts were employed on a contingent basis or otherwise, nor or do any experts have any material interest in the issuer or any of its affiliated companies, their members, or their agents.

TRANSFER AGENT

TechSoup is exploring using outside services for transfer agent and registrar.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

TechSoup undertakes to make available to every Investor, during the course of this Offering, the opportunity to ask questions of, and receive answers from us concerning the terms and conditions of this Offering and to obtain any appropriate additional information: (i) necessary to verify the accuracy of the information contained in this Offering Circular, or (ii) for any other purpose relevant to a prospective investment in the Organization.

The Organization will also provide to each Investor, upon request, copies of the following documents: (i) copies of all of our material contracts (unless confidentiality has been requested); and (ii) an opinion of counsel to the Organization as to the legality of the Notes, indicating that they will, when sold, be legally issued.

All communications or inquiries relating to these materials or other questions regarding the Organization or the Offering should be directed to the Organization at TechSoup Global, 435 Brannan Street, Suite 100, San Francisco, California, 94107, investor@techsoup.org, or by telephone, at (415) 633-9219.

GLOSSARY OF DEFINED TERMS

Code	The Internal Revenue Code of 1986, as amended (i.e., the Federal tax code)
Organization	TechSoup Global, a California 501(c)(3) Nonprofit Public Benefit Corporation
Investor	Anyone who purchases Notes in the Offering
Notes	The three types of notes offered by TechSoup in this Offering Circular
Offering	The offering of the three types of Notes in this Offering Circular
Offering Circular	The Offering Circular you are reading right now, which includes information about the Organization and the Offering
Securities	The Notes (the three types of notes offered by TechSoup in this Offering Circular)
Subscription Agreement	The agreement, as provided in Exhibits 4A, 4B and 4C, that sets forth the terms of purchasing the Securities being offered in this Offering Circular

FINANCIAL STATEMENTS

TechSoup Global
and Subsidiaries

Consolidated Financial Statements

With Independent Auditors’ Report

June 30, 2015 and 2014

TechSoup Global

and Subsidiaries

Consolidated Financial Statements

With Independent Auditors’ Report

June 30, 2015 and 2014

TechSoup Global and Subsidiaries

Table of Contents

Independent Auditors’ Report	F-1

Financial Statements
Consolidated Statements of Financial Position	F-3
Consolidated Statements of Activities	F-4
Consolidated Statements of Cash Flows	F-5
Consolidated Statements of Functional Expenses	F-6

Notes to Consolidated Financial Statements	F-8

Supplementary Information
Consolidating Schedule of Financial Position	F-17
Consolidating Schedule of Activities	F-18

73

INDEPENDENT AUDITORS’ REPORT

Board of Directors

TechSoup Global

San Francisco, California

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of TechSoup Global and its operating subsidiaries which comprise the consolidated statements of financial position as of June 30, 2015, and 2014, and the related consolidated statements of activities, functional expenses and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design auditor procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

F-1

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TechSoup Global and its operating subsidiaries as of June 30, 2015, and 2014 and the changes in its net assets and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Other Matters

Our audits were conducted for the purpose of forming an opinion on the basic consolidated financial statements. The consolidating schedule of financial position and consolidating schedule of activities on pages 17-18, are not a required part of the basic financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the basic consolidated financial statements. The information has been subjected to the auditing procedures applied in the audit of the basic financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the financial statements or to the financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the financial statements as a whole.

PMB Helin Donovan, LLP

San Francisco, California
May 12, 2016

F-2

TechSoup Global and Subsidiaries

Consolidated Statements of Financial Position

June 30, 2015 and 2014

	2015	2014

ASSETS

Current assets
Cash and cash equivalents	$5,282,603	$9,144,745
Accounts receivable	1,315,686	1,018,589
Grants receivable	1,130,865	1,093,237
Prepaid and other current assets	399,799	358,348

Total current assets	8,128,953	11,614,919

Long-term assets
Property and equipment, net of accumulated depreciation	1,102,103	858,539
Deposits	129,950	96,145

Total long-term assets	1,232,053	954,684

Total assets	$9,361,006	$12,569,603

LIABILITIES AND NET ASSETS

Current liabilities
Accounts payable	$1,223,033	$1,459,875
Accrued vacation	1,343,863	1,262,879
Accrued liabilities	99,087	104,356
Deferred revenue	98,133	78,230
Deferred rent	170,920	109,658

Total current liabilities	2,935,036	3,014,998

Net assets
Unrestricted net assets
Unrestricted	3,689,760	6,386,058
Accumulated foreign translation	(133,049)	3,492
Total unrestricted net assets	3,556,711	6,389,550
Temporarily restricted net assets	2,869,259	3,165,055

Total net assets	6,425,970	9,554,605

Total liabilities and net assets	$9,361,006	$12,569,603

See accompanying notes to the consolidated financial statements.

F-3

TechSoup Global and Subsidiaries

Consolidated Statements of Activities

For the Years Ended June 30, 2015 and 2014

	2015			2014
	Unrestricted	Temporarily Restricted	Total	Unrestricted	Temporarily Restricted	Total
Revenue and support
Program service fees	$23,990,457	$-	$23,990,457	$26,432,449	$-	$26,432,449
Grants and contributions	138,755	4,215,645	4,354,400	102,753	3,619,018	3,721,771
Membership revenues	104,500	-	104,500	34,725	-	34,725
Other income	26,655	-	26,655	27,562	-	27,562
Donated goods and services	1,449,396	-	1,449,396	26,915	-	26,915
Net assets released from restrictions	4,511,441	(4,511,441)	-	2,089,358	(2,089,358)	-

Total revenue and support	30,221,204	(295,796)	29,925,408	28,713,762	1,529,660	30,243,422

Expenses
Program services
Global Network	5,764,734	-	5,764,734	5,639,770	-	5,639,770
Connect and Media	2,729,252	-	2,729,252	2,741,667	-	2,741,667
Social Good Incubator	2,253,318	-	2,253,318	1,675,701	-	1,675,701
Social Good Marketplace	17,188,484	-	17,188,484	13,496,504	-	13,496,504

Total program services	27,935,788	-	27,935,788	23,553,642	-	23,553,642

Supporting services
General and administrative	4,385,016	-	4,385,016	4,918,760	-	4,918,760
Fundraising and development	600,190	-	600,190	522,711	-	522,711
Total expenses	32,920,994	-	32,920,994	28,995,113	-	28,995,113

Results of operations	(2,699,790)	(295,796)	(2,995,586)	(281,351)	1,529,660	1,248,309

Foreign currency translation adjustment	(133,049)	-	(133,049)	78,041	-	78,041

Changes in net assets	(2,832,839)	(295,796)	(3,128,635)	(203,310)	1,529,660	1,326,350

Net assets
Beginning of year	6,389,550	3,165,055	9,554,605	6,592,860	1,635,395	8,228,255
End of year	$3,556,711	$2,869,259	$6,425,970	$6,389,550	$3,165,055	$9,554,605

See accompanying notes to the consolidated financial statements.

F-4

TechSoup Global and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended June 30, 2015 and 2014

	2015	2014
Cash flows from operating activities
Results of operations	$(2,995,586)	$1,248,309
Adjustments to reconcile results in operations to net cash provided by (used in) operating activities
Depreciation	500,539	569,269
(Increase) decrease in operating assets
Accounts receivable	(315,217)	482,730
Grants receivable	(95,664)	(378,715)
Prepaid expenses and other current assets	(76,278)	58,058
Deposits	(43,950)	(12,098)
Increase (decrease) in operating liabilities
Accounts payable	(236,312)	256,611
Accrued vacation	80,984	122,951
Accrued liabilities	25,649	39,011
Deferred revenue	19,900	55,854
Deferred rent	61,262	92,684

Net cash provided by (used in) operating activities	(3,074,673)	2,534,664

Cash flows from investing activities
Purchases of property and equipment	(743,805)	(390,156)

Net cash used by investing activities	(743,805)	(390,156)

Effect of currency translation	(43,664)	54,058

Net change in cash and cash equivalents	(3,862,142)	2,198,566

Cash and cash equivalents
Beginning of year	9,144,745	6,946,179

End of year	$5,282,603	$9,144,745

Supplementary information
Cash paid for interest	$-	$69
Donated software	$1,449,396	$26,915

See accompanying notes to the consolidated financial statements.

F-5

TechSoup Global and Subsidiaries

Consolidated Statement of Functional Expenses

For the Year Ended June 30, 2015

	Program Services					Supporting Services
	Global	Connect and	Social Good	Social Good	Total	General and	Fundraising and	Total	Total
	Network	Media	Incubator	Marketplace	Program	Administrative	Development	Support	Expenses
Expenses:
Personnel costs	$2,938,266	$1,853,885	$1,314,299	$11,102,410	$17,208,860	$2,964,221	$456,307	$3,420,528	$20,629,388
Accounting	91,608	-	-	(935)	90,673	73,280	-	73,280	163,953
Advertising and public relations	1,911	12,519	1,206	205,711	221,347	1,789	272	2,061	223,408
Bank fees	10,558	5	493	470,856	481,912	13,343	149	13,492	495,404
Depreciation	77,047	44,574	31,752	265,524	418,897	70,855	10,787	81,642	500,539
Dues, fees and subscriptions	36,907	20,739	21,871	83,149	162,666	27,889	4,105	31,994	194,660
Equipment leasing and rental	1,504	908	647	5,410	8,469	1,443	220	1,663	10,132
Expendable equipment	171,090	99,395	72,869	591,851	935,205	157,698	24,006	181,704	1,116,909
Gains on currency exchange	(9,906)	-	-	-	(9,906)	-	-	-	(9,906)
Grants paid to others	182,588	25,060	212,540	-	420,188	-	-	-	420,188
Insurance	1,218	-	-	-	1,218	88,157	-	88,157	89,375
Interest	-	-	-	-	-	-	-	-	-
IT maintenance and licenses	77,388	49,928	35,275	299,384	461,975	76,065	11,552	87,617	549,592
Postage	3,731	13,678	675	35,508	53,592	3,171	240	3,411	57,003
Printing	3,702	4,189	2,488	18,003	28,382	2,403	471	2,874	31,256
Professional services	1,230,991	358,047	343,941	2,596,937	4,529,916	362,624	30,482	393,106	4,923,022
Rent	281,304	92,980	66,234	553,880	994,398	147,801	22,502	170,303	1,164,701
Repairs and maintenance	9,756	3,112	2,275	18,538	33,681	4,947	753	5,700	39,381
Supplies	19,379	3,357	2,834	18,288	43,858	5,595	697	6,292	50,150
Telecommunications	181,284	83,784	61,366	509,086	835,520	136,343	20,264	156,607	992,127
Training and recruitment	19,813	4,859	2,902	51,377	78,951	114,563	499	115,062	194,013
Travel and conferences	415,562	53,062	75,968	332,592	877,184	124,609	15,633	140,242	1,017,426
Utilities	19,033	5,171	3,683	30,915	58,802	8,220	1,251	9,471	68,273
Total	$5,764,734	$2,729,252	$2,253,318	$17,188,484	$27,935,788	$4,385,016	$600,190	$4,985,206	$32,920,994

See accompanying notes to the consolidated financial statements.

F-6

TechSoup Global and Subsidiaries

Consolidated Statement of Functional Expenses

For the Year Ended June 30, 2014

	Program Services					Supporting Services
	Global	Connect and	Social Good	Social Good	Total	General and	Fundraising and	Total	Total
	Network	Media	Incubators	Marketplace	Program	Administrative	Development	Support	Expenses
Expenses
Personnel costs	$2,734,814	$1,859,608	$1,115,811	$9,278,839	$14,989,072	$2,851,268	$382,516	$3,233,784	$18,222,856
Accounting	61,048	-	-	-	61,048	64,476	-	64,476	125,524
Advertising and public relations	3,145	3,064	5,892	207,092	219,193	9,541	497	10,038	229,231
Bank fees	8,301	-	-	411,486	419,787	90,629	9	90,638	510,425
Depreciation	98,953	55,585	34,077	270,630	459,245	97,282	12,742	110,024	569,269
Dues, fees and subscriptions	18,195	18,812	5,492	30,646	73,145	49,332	3,045	52,377	125,522
Equipment leasing and rental	2,706	1,864	1,143	9,355	15,068	3,263	427	3,690	18,758
Expendable equipment	50,614	33,108	20,529	157,881	262,132	56,496	7,331	63,827	325,959
Gains on currency exchange	76,187	75	46	367	76,675	3,968	17	3,985	80,660
Grants paid to others	255,947	48,469	4,039	25,150	333,605	-	-	-	333,605
Insurance	1,496	-	-	493	1,989	91,662	-	91,662	93,651
Interest	37	-	-	-	37	32	-	32	69
IT maintenance and licenses	84,799	58,758	37,203	296,353	477,113	102,357	13,383	115,740	592,853
Postage	2,013	846	822	36,614	40,295	3,576	141	3,717	44,012
Printing	10,712	4,736	2,463	13,344	31,255	5,956	298	6,254	37,509
Professional services	1,333,196	421,257	291,720	1,451,182	3,497,355	803,129	46,916	850,045	4,347,400
Rent	298,003	105,103	64,434	511,718	979,258	183,944	24,093	208,037	1,187,295
Repairs and maintenance	14,637	5,299	3,248	25,798	48,982	9,655	1,215	10,870	59,852
Supplies	16,247	3,326	2,230	17,629	39,432	7,327	1,754	9,081	48,513
Telecommunications	142,228	77,079	54,631	382,862	656,800	125,659	15,914	141,573	798,373
Training and recruitment	20,358	2,550	1,491	29,171	53,570	152,252	526	152,778	206,348
Travel and conferences	392,801	37,564	27,632	317,671	775,668	198,968	10,841	209,809	985,477
Utilities	13,333	4,564	2,798	22,223	42,918	7,988	1,046	9,034	51,952

Total	$5,639,770	$2,741,667	$1,675,701	$13,496,504	$23,553,642	$4,918,760	$522,711	$5,441,471	$28,995,113

See accompanying notes to the consolidated financial statements.

F-7

TechSoup Global AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

For the Years Ended June 30, 2015 and 2014

NOTE 1 - ORGANIZATION AND PROGRAMS

TechSoup Global is a California nonprofit public benefit corporation that was established in 1987. A veteran nonprofit technology capacity building organization, TechSoup Global is a recognized leader in bringing technological empowerment and philanthropy to social benefit organizations - including nonprofits, nongovernmental organizations, libraries, and other social change agents.

The consolidated financial statements include the accounts of TechSoup Global (“TSG”) and its operating subsidiaries, GuideStar International, a United Kingdom Charity and Company Limited by Guarantee (“GSI”), and Fundacja TechSoup, a Polish Public Benefit Foundation (“FTS”).

GSI was acquired when the Board of Directors of TSG passed a resolution transferring all the assets and liabilities of GSI to TSG as of March 26, 2010. GSI was combined on March 26, 2010, and FTS was incorporated in Poland on April 3, 2009. FTS began operations in July 2009. The accounts of the organizations have been consolidated because they are under common management and control.

TSG, GSI, and FTS are charitable nonprofit organizations focusing on technology capacity building for not-for-profit entities.

TSG’s programs include the following:

•	TechSoup Global Network

The TechSoup Global Network is a network of 63 NGOs that enables a socially responsible supply chain for technology products and support and data services, which connects and builds the capacity of social benefit organizations and the disadvantaged communities that rely on them. Each partner offers a localized version of a common global technology assistance program and local services that deepen benefits for disadvantaged individuals. The TechSoup Global Network serves organizations in 148 countries and supports 33 languages across the world.

•	TechSoup Connect and TechSoup Media

TechSoup Connect focuses on building a strong global community of unlikely allies to foster TSG’s mission. TechSoup’s on and offline communities collaborate to bring a cohesive experience to all of our users and supporters. Whether one is a nonprofit or foundation, a designer or a developer, a changemaker or an entrepreneur, community members are engaged in many ways including projects, challenges, events, community blogs, and our social networking sites. Main programs include the TechSoup.org website, which provides in-depth education around crucial tech topics for NGOs worldwide, delivered via articles, webinars, or online forums led by expert hosts, and our NetSquared platform, which provides a venue for all social actors to connect and collaborate, both online as well as at in-person events around the globe. In addition, TechSoup Labs regularly engages a representative sample of this community to inspire targeted innovation for TSG offerings. TechSoup also harnesses data on the nonprofit organizations it validates and engages for its various services to provide insights on the sector’s impact, making it easier for nonprofits to connect with each other and with capacity resources, and to increase the transparency of data on nonprofit organizations.

F-8

TechSoup Global AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

For the Years Ended June 30, 2015 and 2014

NOTE 1 - ORGANIZATION AND PROGRAMS (continued)

Fundacja TechSoup defines and implements TechSoup Global’s regional strategy in the European region as well as supporting work with partner organizations across the Asia-Pacific, Middle East, and Africa regions. In addition to technology donations programs Fundacja TechSoup also works to build regional communities around tech for civil participation in transparency and accountability initiatives, such as the community boost_r product brand.

•	TechSoup Social Good Marketplace

TechSoup Exchange focuses on three areas that improve the resource flow between NGOs and entities that would like to support them. Our best-known program is the technology philanthropy program that enables us to empower and accelerate the impact of global civil society thanks to over 100 corporate partners that offer donated and discounted technology. The TechSoup Global Network served over 125,000 organizations with product donations in FY 2015. The NGOsource program is designed to streamline the eligibility determination (ED) process for U.S. foundations, which offer cash grants to NGOs outside the United States. To date, grantmakers have requested more than 900 EDs for NGOs in 90 countries. And in FY 2015 alone, we have $57.8 million in international grant funding facilitated by EDs completed by NGOsource. TechSoup’s validation platform to quickly and reliably vet NGOs to enable them to receive Office 365 for Nonprofits reached organizations across 111 markets by the end of FY 2015. With our global database of over 690,000 registered organizations, we continue to expand our validation services for an increasing range of philanthropic initiatives. We launched a service validating NGOs to connect them to the Google for Nonprofits offers in 36 countries; with more countries launching in early FY 2016.

•	TechSoup Social Good Incubator

TSG is moving forward in its role as an innovator and thought leader in the sector. Through convenings and community-centered design, we have focused on delivering relevant apps for social good through our award-winning Caravan Studios division. In FY 2015, Caravan Studios launched two key initiatives: the Safe Shelter Collaborative improves access to urgently needed shelter for a greater number and diversity of human trafficking survivors via technical assistance and technology tools; and Feito na Biblioteca uses Caravan Studios’ community-design methodology in coordination with Brazilian libraries to increase community engagement with open government data resources.

In addition, Caravan Studios has continued to build its user base for its existing mobile apps, including Range, SafeNight, and 4Bells.

F-9

TechSoup Global AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

For the Years Ended June 30, 2015 and 2014

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows:

Consolidated Financial Statement Presentation

The consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Net assets, revenues, expenses, gains and losses are classified based on the existence or absence of donor-imposed restrictions. Accordingly, the net assets of TSG and changes therein are classified and reported as follows:

Unrestricted Net Assets – Net assets that are not subject to donor-imposed restrictions, but may be designated for specific purposes by action of the Board of Directors or otherwise limited by contractual arrangements with outside parties.

Temporarily Restricted Net Assets – Net assets that are subject to donor-imposed restrictions that can be fulfilled either by actions of TSG pursuant to those stipulations and/or expire with the passage of time.

Permanently Restricted Net Assets – Net assets that are subject to donor-imposed restrictions that TSG maintains in perpetuity. Generally, the donors of these assets permit TSG to use all or part of the income earned on related investments for general or specific purposes. At June 30, 2015 and 2014, TSG had no permanently restricted net assets.

Revenues are reported as increases in unrestricted net assets unless the use of the related assets is limited by donor-imposed restrictions. Expenses are reported as decreases in unrestricted net assets. Expirations of temporary restrictions on net assets (i.e., the donor-stipulated purpose has been fulfilled and/or the stipulated time period has elapsed) are reported as reclassifications between the applicable classes of net assets.

Principles of Consolidation

The consolidated financial statements include the accounts of GSI and FTS in 2015 and 2014, all of which are operating subsidiaries of TSG. All material intercompany accounts and transactions have been eliminated.

Interest in Subsidiaries

TSG, GSI and FTS are consolidated interrelated organizations in that TSG has the ability to influence the operating and financial decisions of its subsidiaries. TSG follows the pooling of interest method of accounting for its business combination.

Cash and Cash Equivalents

For purposes of the statement of cash flows, cash and cash equivalents are defined as demand deposits at banks and certificates of deposit with initial purchased maturities of less than ninety days.

Allowance for Doubtful Accounts

TSG reviews accounts receivable on a periodic basis and reserves against estimated uncollectible amounts as necessary. Management believes that all of its accounts are collectible; accordingly, no allowance for doubtful accounts is required at June 30, 2015 and 2014.

F-10

TechSoup Global AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

For the Years Ended June 30, 2015 and 2014

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue Recognition

Contributions are recognized when the donor makes a promise to give that is, in substance, unconditional. Contributions that are restricted by the donor are reported as increases in unrestricted net assets if the restriction expires in the fiscal year in which the contributions are recognized. All other donor-restricted contributions are reported as increases in temporarily or permanently restricted net assets, depending on the nature of the restriction. When a restriction expires, temporarily restricted net assets are reclassified to unrestricted net assets.

Program Service fees in the accompanying financial statements incorporates three forms of revenues: Client Supported Services, Validation Service Fees, and Equivalency Determination Services. Client Supported Services are contracted services that are recognized as the related services are provided. Validation Service Fees are recognized as revenues once the customer has been qualified as an eligible organization and the donated or discounted product is delivered to the customer. Equivalency Determination (“ED”) Service Fees are performed on an as-requested basis, and are recognized as ED services when completed and determination results are reported to the clients.

Deferred revenue represents application deposits received from customers for qualification, verification, and back orders.

Advertising

Advertising costs are expensed as incurred. Advertising expense amounted to $223,408 and $221,347 for the years ended June 30, 2015 and 2014, respectively.

Donated Goods and Services

Contributions of donated non-cash assets are recorded at their fair values in the period received. Donated services are recognized as contributions if the services (a) create or enhance non-financial assets or (b) require specialized skills, are performed by people with those skills, and would otherwise be purchased by TSG.

Functional Allocation of Expenses

The costs of providing the various programs and other activities have been summarized on a functional basis in the statement of activities. Costs are allocated between fund-raising, management and general expense or the appropriate program based on evaluations of the related benefits and actual hours. Management and general administrative expenses include those expenses that are not directly identifiable with any other specific function but provide for the overall support and direction of TSG.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates. Significant estimates include the collectability of service contracts receivable, grants receivable, accrued liabilities, and the allocation of functional expenses.

F-11

TechSoup Global AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

For the Years Ended June 30, 2015 and 2014

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Property and Equipment

Property and equipment purchased is recorded at cost. Assets acquired by contribution or bequest are stated at fair value at the date of donation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful lives of the improvements. Maintenance and repairs are charged to expense as incurred. Expenditures that increase the value or productive capacity of assets are capitalized. When property and equipment are retired, sold, or otherwise disposed of, the asset’s carrying amount and related depreciation are removed from the accounts and any gain or loss is included in operations. TSG capitalizes all individual property and equipment acquisitions in excess of $2,500.

The estimated useful lives of computer software, office equipment and furniture and fixtures are principally as follows:

Computer software	3 years
Office equipment	3-5 years
Furniture and fixtures	3-7 years

Foreign Currency Translation

All assets and liabilities were translated at the exchange rate on the balance sheet date, net assets are translated at the historical rates, and statement of activities items are translated at the weighted average exchange rate for the period being reported. Currency translation is recorded within unrestricted net assets in comprehensive income, whereas currency transactions are reported as gains and losses in the statement of activities.

Compensated Absences

TSG accrues a liability for vested vacations to which employees are entitled depending on the length of service and other factors. The accompanying financial statements include accrued vacation benefits of $1,343,863 and $1,262,879 for the years ended June 30, 2015 and 2014, respectively.

Fair Value of Financial Instruments

The carrying value of certain financial instruments, including accounts receivable, accounts payable and accrued liabilities, approximate fair value due to the short maturities of these instruments.

NOTE 3 - PROPERTY AND EQUIPMENT

The following is a summary of property and equipment at cost less accumulated depreciation, at June 30:

	2015	2014
Computer software	$3,017,048	$2,474,005
Equipment and furniture	2,876,095	3,486,249
Total	5,893,143	5,960,254
Less: accumulated depreciation	(4,791,040)	(5,101,715)

	$1,102,103	$858,539

F-12

TechSoup Global AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

For the Years Ended June 30, 2015 and 2014

NOTE 3 - PROPERTY AND EQUIPMENT (continued)

Depreciation and amortization of property and equipment and software amounted to $500,539 and $569,269 for the fiscal years ended June 30, 2015 and 2014, respectively. During the year ended June 30, 2014, TSG disposed of equipment and furniture with a cost basis of $798,790 and a net book value of zero. There were no disposals during the year ended June 30, 2015.

NOTE 4 -TEMPORARILY RESTRICTED NET ASSETS

Temporarily restricted net assets were available as follows on June 30:

	2015	2014
Connect and Media	$-	$33,995
Social Good Marketplace	1,001,893	937,911
Global Network	551,800	749,915
Social Good Incubator	1,315,566	1,443,234

	$2,869,259	$3,165,055

Temporarily restricted net assets that were released from donor restriction by incurring expenses satisfying the purposes specified by donors are noted as follows for the years ended June 30:

	2015	2014
Connect and Media	$84,077	$220,417
Social Good Marketplace	2,271,519	387,106
Global Network	1,397,851	1,453,589
Social Good Incubator	757,994	28,246

	$4,511,441	$2,089,358

NOTE 5 - LINE OF CREDIT

TSG has an unsecured line of credit agreement with Wells Fargo Bank that expires on May 1, 2016. The line allows for total borrowings of up to $1,500,000 at the bank prime interest rate plus one and three quarter percentage points. There was no balance outstanding at either June 30, 2015 or 2014. TSG is in a process of renewing the line of credit with Wells Fargo Bank at the report date.

F-13

TechSoup Global AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

For the Years Ended June 30, 2015 and 2014

NOTE 6 - CONCENTRATION OF CREDIT RISK

Cash

TSG maintains its cash balances at various banks in the United States and at various foreign banks in Poland and England. The Federal Deposit Insurance Corporation (FDIC) insures account balances at the US Banks up to $250,000 per institution. Amounts in excess of the FDIC insured limits totaled $3,540,478 and $6,607,942 on June 30, 2015 and 2014, respectively. Cash held by banks in England and Poland are fully secured by Financial Services Compensation Scheme (FSCS) which protects up to GBP 85,000 (Pounds Sterling) and by the Bank Guaranty Fund (BGF) which protects up to PLN (Polish Zloty) equivalent of 100,000 Euros, respectively. As of June 30, 2015 and 2014, cash balances at foreign banks amounted to US $418,520 and US $694,755, respectively.

Revenue and receivables

TSG receives more than half of its revenue from validation service fees related to the distribution of donated software. A significant reduction in the level of software donations, if this were to occur, could have an effect on TSG’s programs and activities.

Restricted grants and contributions

Certain grant awards require the fulfillment of certain conditions as set forth in the grant instrument. Failure to fulfill the conditions could result in the return of the funds to the grantors. TSG deems this contingency remote since by accepting the grants and their terms, it has accommodated the objectives of TSG to the provisions of the grants. TSG’s management is of the opinion that TSG has complied with the terms and conditions of all the grants.

NOTE 7 - LEASE COMMITMENTS

As of June 30, 2015, TSG is obligated under several operating leases for office space located in San Francisco, California; London, England; and Warsaw, Poland. The leases expire on varying dates through September 30, 2020.

Future minimum lease payments under all these lease agreements as of June 30, 2015 are as follows:

2016	$1,010,865
2017	1,026,081
2018	1,057,061
2019	1,034,815
2020	1,038,726
Thereafter	261,575

$5,429,123

GSI’s office in the United Kingdom is under a licensing agreement that may be terminated by either party with three months’ advance notice. The rent expense was GBP 4,415 per month in both years (approximately US $7,918 and $7,418 per month as of June 30, 2015 and 2014, respectively).

F-14

TechSoup Global AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

For the Years Ended June 30, 2015 and 2014

NOTE 7 - LEASE COMMITMENTS (continued)

In 2014, FTS renewed its apartment and office leases in Poland under operating lease agreements through November 14, 2015. The total rent expense is PLN 14,537 and PLN 14,472 per month (approximately US $4,096 and $4,745 per month) as of June 30, 2015 and 2014, respectively.

Rent expense under operating lease agreements for the fiscal years ended June 30, 2015 and 2014 amounted to approximately $1,164,701 and $1,187,295, respectively.

NOTE 8 - PENSION PLAN

TSG has a defined contribution retirement plan (“the Plan”) as established under Internal Revenue Code Section 403(b). Anyone employed by TSG on June 30th is eligible for participation in the Plan. For each Plan year, the Board of Directors of TSG determines the amount (if any) to be contributed to the Plan. Total contributions made by TSG to the Plan amounted to $406,042 and $144,089 for the years ended June 30, 2015 and 2014, respectively. Amounts paid on behalf of the foreign employees amounted to $13,276 and $6,924 for the years ended June 30, 2015 and 2014, respectively.

NOTE 9 - GRANTS RECEIVABLE

Grants receivable at June 30, 2015 and 2014 are as follows:

	2015	2014
Grants receivable in less than one year	$1,130,865	$1,093,237

NOTE 10 - DONATED GOODS AND SERVICES

Donated goods and services of $1,449,396 and $26,915 for the years ended June 30, 2015 and 2014, respectively, consisted of donated software licenses. Of the 2015 donated items, an organization made a one time donation in the amount of $1,406,953.

NOTE 11 - INCOME TAXES

TSG is a not-for-profit organization, exempt from federal income tax under Section 501(c)(3) of the U.S Internal Revenue Code (the Code), and contributions to it are tax deductible as prescribed by the Code. TSG is also exempt from California franchise tax under Section 23701d of the California Revenue and Taxation Code.

TSG assesses its accounting for uncertainties in income taxes recognized in its financial statements and prescribes a threshold of “more likely than not” for recognition and derecognition of tax positions taken or expected to be taken in the tax returns. There was no material impact on TSG’s financial statements as a result of the adoption of this policy.

F-15

TechSoup Global AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

For the Years Ended June 30, 2015 and 2014

NOTE 11 - INCOME TAXES (continued)

GuideStar International (“GSI”), a UK charity and company limited by guarantee and Fundacja TechSoup (“FTS”), a Polish public benefit foundation are both tax exempt organizations under their respective country’s income tax codes. Accordingly, no provision for income taxes has been included in these financial statements. TSG believes it is no longer subject to United States federal, state and local or foreign income tax examinations by tax authorities for years before 20120.

NOTE 12 - COMMITMENTS AND CONTINGENCIES

In the ordinary course of conducting its business, TSG and its subsidiaries may be subjected from time to time to loss contingencies arising from general business matters or lawsuits. Management believes that the outcome of such matters, if any, will not have a material impact on TSG’s financial position or results of future operations.

NOTE 13 - SUBSEQUENT EVENTS

TSG has evaluated subsequent events for potential recognition and/or disclosure through February 19, 2016, the date which the financial statements were available to be issued.

F-16

TechSoup Global and Subsidiaries

Consolidating Schedule of Financial Position

as of June 30, 2015

	TechSoup	Fundacja	GuideStar
	Global	TechSoup	International	Total
ASSETS

Current assets
Cash and cash equivalents	$4,862,217	$317,389	$102,997	$5,282,603
Accounts receivable	1,226,263	89,423	-	1,315,686
Grants receivable	669,134	461,731		1,130,865
Prepaid and other current assets	277,435	81,234	41,130	399,799

Total current assets	7,035,049	949,777	144,127	8,128,953

Long-term assets
Property and equipment, net of accumulated depreciation	1,102,103	-	-	1,102,103
Deposits	74,693	42,689	12,568	129,950

Total long-term assets	1,176,796	42,689	12,568	1,232,053

Total assets	$8,211,845	$992,466	$156,695	$9,361,006

LIABILITIES AND NET ASSETS

Current liabilities
Accounts payable	$1,105,069	$89,631	$28,333	$1,223,033
Accrued vacation	1,343,863	-	-	1,343,863
Accrued liabilities	17,072	72,404	9,611	99,087
Deferred revenue	98,133	-	-	98,133
Deferred rent	170,920	-	-	170,920

Total current liabilities	2,735,057	162,035	37,944	2,935,036

Net assets	5,476,788	830,431	118,751	6,425,970

Total liabilities and net assets	$8,211,845	$992,466	$156,695	$9,361,006

See accompanying notes to the consolidated financial statements

F-17

TechSoup Global and Subsidiaries

Consolidating Schedule of Activities

For the Year Ended June 30, 2015

	TechSoup	Fundacja	GuideStar
	Global	TechSoup	International	Total
Revenue and support
Program service fees	$23,801,493	$184,097	$4,867	$23,990,457
Grants and contributions	3,689,834	532,399	132,167	4,354,400
Membership revenues	104,500	-	-	104,500
Other income	27,127	(715)	243	26,655
Donated goods and services	1,449,396	-	-	1,449,396

Total revenue and support	29,072,350	715,781	137,277	29,925,408

Expenses
Personnel costs	18,938,476	736,898	954,014	20,629,388
Accounting	82,439	53,946	27,568	163,953
Advertising and public relations	223,308	100	-	223,408
Bank fees	489,525	4,134	1,745	495,404
Depreciation	495,252	5,287	-	500,539
Dues, fees and subscriptions	176,304	17,077	1,279	194,660
Equipment leasing and rental	10,090	42	-	10,132
Expendable equipment	1,105,349	2,313	9,247	1,116,909
(Gains) losses on currency exchange	(29,915)	30,985	(10,976)	(9,906)
Grants paid to others	349,811	70,377	-	420,188
Insurance	88,157	48	1,170	89,375
Interest	-	-	-	-
IT maintenance and licenses	549,054	35	503	549,592
Postage	54,753	1,214	1,036	57,003
Printing	31,109	147	-	31,256
Professional services	4,329,740	271,037	322,245	4,923,022
Rent	1,033,087	49,163	82,451	1,164,701
Repairs and maintenance	34,635	4,518	228	39,381
Supplies	35,793	12,701	1,656	50,150
Telecommunications	947,375	23,267	21,485	992,127
Training and recruitment	177,535	10,162	6,316	194,013
Travel and conferences	735,008	123,860	158,558	1,017,426
Utilities	57,451	3,227	7,595	68,273

Total expenses	29,914,336	1,420,538	1,586,120	32,920,994

Results of operations	(841,986)	(704,757)	(1,448,843)	(2,995,586)
Cash transfers	(2,314,111)	985,815	1,328,296	-
Foreign currency translation adjustment	-	(119,516)	(13,533)	(133,049)
Changes in net assets	(3,156,097)	161,542	(134,080)	(3,128,635)
Net assets, beginning of year	8,632,885	668,889	252,831	9,554,605
Net assets, end of year	$5,476,788	$830,431	$118,751	$6,425,970

See accompanying notes to the consolidated financial statements

F-18

Report of Independent Auditors and

Consolidated Financial Statements with

 Supplementary Information

TechSoup Global and Subsidiaries

June 30, 2016 and 2015

F-19

F-20

REPORT OF INDEPENDENT AUDITORS

The Board of Directors

TechSoup Global and Subsidiaries

Report on Financial Statements

We have audited the accompanying consolidated financial statements of TechSoup Global and subsidiaries, which comprise the consolidated statement of financial position as of June 30, 2016, and the related consolidated statements of activities and changes in net assets, functional expenses, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TechSoup Global and subsidiaries as of June 30, 2016, and the changes in their net assets and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

F-21

Other Matter – Supplementary Information

Our audit was conducted for the purpose of forming an opinion on the consolidated financial statements as a whole. The consolidating statement of financial position and consolidating statement of activities and changes in net assets are presented for purposes of additional analysis and are not a required part of the consolidated financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the consolidated financial statements. The information has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the consolidated financial statements or to the consolidated financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the consolidated financial statements as a whole.

Prior Period Consolidated Financial Statements

The consolidated financial statements of TechSoup Global and subsidiaries as of and for the year ended June 30, 2015 were audited by other auditors whose report thereon dated May 12, 2016, expressed an unmodified opinion.

San Francisco, California
March 28, 2017
F-22

CONSOLIDATED FINANCIAL STATEMENTS

F-23

TECHSOUP GLOBAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

June 30, 2016 and 2015

	2016	2015
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$6,108,274	$5,282,603
Accounts receivable	1,858,336	1,315,686
Grants receivable	304,831	1,130,865
Prepaid and other current assets	440,204	399,799
Total current assets	8,711,645	8,128,953
LONG-TERM ASSETS
Property and equipment, net of accumulated depreciation	988,180	1,102,103
Deposits	117,398	129,950
Total long-term assets	1,105,578	1,232,053
Total assets	$9,817,223	$9,361,006

LIABILITIES AND NET ASSETS
CURRENT LIABILITIES
Accounts payable	$1,358,442	$1,223,560
Accrued vacation	1,373,712	1,343,863
Accrued liabilities	120,900	99,087
Deferred revenue	130,253	98,133
Deferred rent	199,104	170,920
Total current liabilities	3,182,411	2,935,563
NET ASSETS
Unrestricted net assets
Unrestricted	4,736,956	3,689,233
Accumulated foreign translation	(199,576)	(133,049)
Total unrestricted net assets	4,537,380	3,556,184
Temporarily restricted net assets	2,097,432	2,869,259
Total net assets	6,634,812	6,425,443
Total liabilities and net assets	$9,817,223	$9,361,006

See accompanying notes.

F-24

TECHSOUP GLOBAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF ACTIVITIES AND CHANGES IN NET ASSETS

Year Ended June 30, 2016 and 2015

	2016			2015
		Temporarily			Temporarily
	Unrestricted	Restricted	Total	Unrestricted	Restricted	Total
REVENUE AND SUPPORT
Program service fees, net	$27,520,855	$-	$27,520,855	$23,990,457	$-	$23,990,457
Grants and contributions	216,794	2,572,882	2,789,676	138,755	4,215,645	4,354,400
Donated goods and services	297,441	-	297,441	1,449,396	-	1,449,396
Membership revenues	179,518	-	179,518	104,500	-	104,500
Other income	13,301	-	13,301	26,655	-	26,655
Net assets released from restrictions	3,344,709	(3,344,709)	-	4,511,441	(4,511,441)	-
Total revenue and support	31,572,618	(771,827)	30,800,791	30,221,204	(295,796)	29,925,408
EXPENSES
Program services
TechSoup Global Network	5,546,260	-	5,546,260	5,764,734	-	5,764,734
TechSoup Alliances and Community Engagement	1,582,064	-	1,582,064	2,729,252	-	2,729,252
TechSoup Apps4Good	2,693,574	-	2,693,574	2,253,318	-	2,253,318
TechSoup Technology Marketplace and Global Validation and Data Services	15,090,488	-	15,090,488	17,188,484	-	17,188,484
Total program services	24,912,386	-	24,912,386	27,935,788	-	27,935,788
Supporting services
General and administrative	5,002,647	-	5,002,647	4,385,016	-	4,385,016
Fundraising and development	609,862	-	609,862	600,190	-	600,190
Total expenses	30,524,895	-	30,524,895	32,920,994	-	32,920,994
Increase (decrease) in net assets from operations	1,047,723	(771,827)	275,896	(2,699,790)	(295,796)	(2,995,586)
Foreign currency translation adjustment	(66,527)	-	(66,527)	(133,049)	-	(133,049)
Changes in net assets	981,196	(771,827)	209,369	(2,832,839)	(295,796)	(3,128,635)
NET ASSETS
Beginning of year	3,556,184	2,869,259	6,425,443	6,389,023	3,165,055	9,554,078
End of year	$4,537,380	$2,097,432	$6,634,812	$3,556,184	$2,869,259	$6,425,443

See accompanying notes.

F-25

TECHSOUP GLOBAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year Ended June 30, 2016 and 2015

	2016	2015
Cash flows from operating activities
Changes in net assets	$209,369	$(3,128,635)
Adjustments to reconcile change in net assets to net cash provided by (used in) operating activities
Depreciation and amortization	437,859	500,539
Changes in operating assets
Accounts receivable	(542,650)	(307,933)
Grants receivable	826,034	(37,628)
Prepaid expenses and other current assets	(40,405)	(41,451)
Deposits	12,552	(33,805)
Changes in operating liabilities
Accounts payable	134,882	(236,842)
Accrued vacation	29,849	80,984
Accrued liabilities	21,813	5,269
Deferred revenue	32,120	19,903
Deferred rent	28,184	61,262
Net cash provided by (used in) operating activities	1,149,607	(3,118,337)
Cash flows from investing activities
Purchases of property and equipment	(323,936)	(743,805)
Net cash used by investing activities	(323,936)	(743,805)

Net change in cash and cash equivalents	825,671	(3,862,142)
Cash and cash equivalents
Beginning of year	$5,282,603	$9,144,745
End of year	$6,108,274	$5,282,603
Supplementary information
Donated software	$297,441	$1,449,396

See accompanying notes.

F-26

TECHSOUP GLOBAL AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF FUNCTIONAL EXPENSES

Year Ended June 30, 2016

	Program Services
				TechSoup
		TechSoup		Technology
		Alliances and		Marketplace and		Supporting Services
	TechSoup Global	Community	TechSoup	Global Validation	Total	General and	Fundraising and	Total	Total
	Network	Engagement	Apps4Good	and Data Services	Program	Administrative	Development	Support	Expense
Expenses:
Personnel costs	$2,612,311	$1,074,807	$1,591,398	$10,084,627	$15,363,143	$3,359,123	$438,578	$3,797,701	$19,160,844
Professional services	1,577,466	269,985	436,262	2,137,951	4,421,664	563,392	81,467	644,859	5,066,523
Rent	257,309	60,013	89,670	564,702	971,694	183,211	24,008	207,219	1,178,913
Telecommunications	135,046	48,497	76,078	473,427	733,048	148,415	19,238	167,653	900,701
Travel and conferences	283,285	25,959	96,750	221,123	627,117	85,665	9,465	95,130	722,247
IT maintenance and licenses	79,506	33,056	50,946	341,575	505,083	100,667	13,073	113,740	618,823
Grants paid to others	303,521	6,172	244,144	4,000	557,837	43,075	-	43,075	600,912
Bank fees	15,989	19	404	503,558	519,970	12,931	90	13,021	532,991
Depreciation	62,330	24,446	36,526	230,025	353,327	74,753	9,779	84,532	437,859
Advertising and public relations	8,388	3,166	5,616	203,381	220,551	9,682	1,267	10,949	231,500
Expendable equipment	34,708	10,955	16,711	118,053	180,427	33,497	4,382	37,879	218,306
Dues, fees and subscriptions	28,799	13,659	26,830	94,589	163,877	41,491	4,626	46,117	209,994
Accounting	44,625	-	-	-	44,625	107,618	-	107,618	152,243
Training and recruitment	11,937	1,655	782	7,826	22,200	118,574	200	118,774	140,974
Insurance	199	82	122	769	1,172	91,438	33	91,471	92,643
Utilities	13,050	3,061	4,574	28,805	49,490	9,125	1,225	10,350	59,840
Repairs and maintenance	27,223	1,252	1,871	11,783	42,129	3,636	501	4,137	46,266
Postage	4,362	1,360	3,770	28,071	37,563	3,959	477	4,436	41,999
Printing	11,685	1,889	6,451	16,866	36,891	4,421	578	4,999	41,890
Supplies	11,494	1,665	4,122	15,913	33,194	6,854	729	7,583	40,777
Loss on currency exchange	21,727	-	-	-	21,727	-	-	-	21,727
Equipment leasing and rental	1,300	366	547	3,444	5,657	1,120	146	1,266	6,923
Total	$5,546,260	$1,582,064	$2,693,574	$15,090,488	$24,912,386	$5,002,647	$609,862	$5,612,509	$30,524,895

See accompanying notes.

F-27

TECHSOUP GLOBAL AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF FUNCTIONAL EXPENSES

Year Ended June 30, 2015

	Program Services
				TechSoup
		TechSoup		Technology
		Alliances and		Marketplace and		Supporting Services
	TechSoup Global	Community	TechSoup	Global Validation	Total	General and	Fundraising and	Total	Total
	Network	Engagement	Apps4Good	and Data Services	Program	Administrative	Development	Support	Expense
Expenses:
Personnel costs	$2,938,266	$1,853,885	$1,314,299	$11,102,410	$17,208,860	$2,964,221	$456,307	$3,420,528	$20,629,388
Professional services	1,230,991	358,047	343,941	2,596,937	4,529,916	362,624	30,482	393,106	4,923,022
Rent	281,304	92,980	66,234	553,880	994,398	147,801	22,502	170,303	1,164,701
Expendable equipment	171,090	99,395	72,869	591,851	935,205	157,698	24,006	181,704	1,116,909
Travel and conferences	415,562	53,062	75,968	332,592	877,184	124,609	15,633	140,242	1,017,426
Telecommunications	181,284	83,784	61,366	509,086	835,520	136,343	20,264	156,607	992,127
IT maintenance and licenses	77,388	49,928	35,275	299,384	461,975	76,065	11,552	87,617	549,592
Depreciation	77,047	44,574	31,752	265,524	418,897	70,855	10,787	81,642	500,539
Bank fees	10,558	5	493	470,856	481,912	13,343	149	13,492	495,404
Grants paid to others	182,588	25,060	212,540	-	420,188	-	-	-	420,188
Advertising and public relations	1,911	12,519	1,206	205,711	221,347	1,789	272	2,061	223,408
Dues, fees and subscriptions	36,907	20,739	21,871	83,149	162,666	27,889	4,105	31,994	194,660
Training and recruitment	19,813	4,859	2,902	51,377	78,951	114,563	499	115,062	194,013
Accounting	91,608	-	-	(935)	90,673	73,280	-	73,280	163,953
Insurance	1,218	-	-	-	1,218	88,157	-	88,157	89,375
Utilities	19,033	5,171	3,683	30,915	58,802	8,220	1,251	9,471	68,273
Postage	3,731	13,678	675	35,508	53,592	3,171	240	3,411	57,003
Supplies	19,379	3,357	2,834	18,288	43,858	5,595	697	6,292	50,150
Repairs and maintenance	9,756	3,112	2,275	18,538	33,681	4,947	753	5,700	39,381
Printing	3,702	4,189	2,488	18,003	28,382	2,403	471	2,874	31,256
Equipment leasing and rental	1,504	908	647	5,410	8,469	1,443	220	1,663	10,132
Gains on currency exchange	(9,906)	-	-	-	(9,906)	-	-	-	(9,906)
Total	$5,764,734	$2,729,252	$2,253,318	$17,188,484	$27,935,788	$4,385,016	$600,190	$4,985,206	$32,920,994

See accompanying notes.

F-28

TECHSOUP GLOBAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND PROGRAMS

Mission Statement

To build a dynamic bridge that leverages technology to enable connections and innovative solutions for a more equitable planet

TechSoup Global, a California nonprofit public benefit corporation established in 1987, embraces technology and innovation to accelerate social good. As a veteran nonprofit, TechSoup unlocks the transformative power of technology for the more than 10 million mission-based organizations around the world. We provide a trusted global platform for capacity building programs and resources for the social sector, and for any philanthropic initiative that seeks to amplify impact through the thoughtful deployment of technology.

TechSoup is pioneering new ways to connect sector needs with a more broadly conceived base of resources, by engaging and broadening the vast ecosystem of social good actors. In this way, the Organization supports its diverse social sector community in identifying the areas of greatest need, matching those needs with appropriate technological solutions and skills, and helping remove barriers to adoption.

TechSoup Global (“TSG”) has two operating subsidiaries: GuideStar International, a United Kingdom Charity and Company Limited by Guarantee (“GSI”), and Fundacja TechSoup, a Polish Public Benefit Foundation (“FTS”).

TechSoup Global and GSI combined their operations on March 26, 2010, after the Board of Directors of TSG passed a resolution transferring all the assets and liabilities of GSI to TSG. FTS was incorporated in Poland on April 3, 2009, and began its operations in July 2009. The accounts of the organizations have been consolidated because they are under common management and control.

TSG, GSI, and FTS are charitable nonprofit organizations focusing on technology capacity building for not- for-profit entities, civil society organizations and social change agents around the world.

The consolidated financial statements include the accounts of TSG, GSI and FTS, collectively known as the Organization.

TechSoup’s programs include the following:

TechSoup Global Network – TechSoup delivers global programming through a unique operating model based on partnerships with 64 of the world’s leading civil society organizations. These organizations comprise the TechSoup Global Network, and represent a richly diverse set of social benefit organizations around the global, including community foundations, social and economic service organizations, and capacity building organizations. Network partners work from a common technology platform and globally consistent business processes, while providing resources and support to local communities in over 35 languages. Network partners support the TechSoup mission and share in the earned revenue from jointly-managed NGO capacity building programs. This highly strategic social enterprise model generates revenue for TechSoup and Network partners, while building regional leadership capacities and enhancing mission-critical skills among local NGOs. The programs, offered by TechSoup and by the network partners, all have a long-standing record of service to civil society and the issues that are most relevant in the country context.

TechSoup Alliances and Community Engagement – The TechSoup Alliances and Community Engagement team builds a strong global community of unlikely allies to foster TechSoup’s mission. TechSoup’s online and in-person communities collaborate to bring a cohesive experience to all of our users and supporters. Whether one is a nonprofit or foundation, a designer, or a developer, a changemaker or an entrepreneur, community members are engaged in many ways including projects, challenges, events, community blogs, and our social networking sites. Main programs include the TechSoup.org website, which provides in-depth education around crucial tech topics for nonprofits worldwide, delivered via articles, webinars, or online forums led by expert hosts, and our NetSquared platform, which provides a venue for all social actors to connect and collaborate, both online as well as at in-person events around the globe. TechSoup also harnesses data on the nonprofit organizations it validates and engages for its various services to provide insights on the sector’s impact, making it easier for nonprofits to connect with each other and with capacity resources, and to increase the transparency of data on nonprofit organizations.

F-29

TECHSOUP GLOBAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TechSoup Technology Marketplace and Global Validation and Data Services – TechSoup plays two roles in facilitating technology adoption to effect social change. First, TechSoup is a global marketplace of technology products, services, and content for nonprofits. Second, TechSoup is a resource-matching platform for the social sector. Our best-known program is the product donation program that enables us to empower and accelerate the impact of global civil society thanks to over 100 corporate partners that offer donated and discounted technology. The TechSoup Global Network served over 134,000 organizations with product donations in FY 2016.

The underlying capabilities built to support its award-winning product donation program now enables a wider range of stakeholders to give, receive, and share a more diverse set of resources. TechSoup’s best-in-class global validation and data solutions, matching algorithms, and front-end application development are bridging the gap between the supply of resources and the unmet needs of those working for social good. With our global database of over 759,000 organizations, we continue to expand our validation services for an increasing range of philanthropic initiatives. In FY 2016 TechSoup’s validation platform enabled quick and reliable vetting of NGOs to enable them to receive Office 365 for Nonprofits in 236 countries and territories as well as Google for Nonprofits in 48 countries. The NGOsource program streamlines the eligibility determination (ED) process for U.S. foundations, enabling them to more efficiently provide grants to NGOs outside the United States. To date, grantmakers have requested more than 2,180 EDs for NGOs in 114 countries. And in FY 2016 alone, $277 million in international grant funding was facilitated by EDs completed by NGOsource.

TechSoup Apps4Good – In addition, Caravan Studios has continued to build its user base for its existing mobile apps, including Range, SafeNight, and 4Bells. TechSoup is moving forward in its role as an innovator and thought-leader in the sector. Through convening and community-centered design, we have built and launched mobile apps that have been designed for, by, and with civil society groups for social good through our award-winning Caravan Studios division. In FY 2016, Caravan Studios launched the inSite project to build a mobile tool and web dashboard to allow construction and engineering project managers to obtain anonymous feedback on the living and working conditions of migrant laborers in Qatar.

The Safe Shelter Collaborative improves access to urgently needed shelter for a greater number and diversity of human trafficking survivors via technical assistance and technology tools. Feito na Biblioteca uses Caravan Studios’ community-design methodology in coordination with Brazilian libraries to increase community engagement with open government data resources. Other existing Caravan Studios’ mobile apps include Range, SafeNight, and 4Bells.

Fundacja TechSoup engages regional and local communities to promote technology and drive civil participation in transparency and accountability initiatives, such as the community boost_r programming.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidated financial statement presentation – The consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Net assets, revenues, expenses, gains and losses are classified based on the existence or absence of donor- imposed restrictions. Accordingly, the net assets of the Organization and changes therein are classified and reported as follows:

Unrestricted net assets – Net assets that are not subject to donor-imposed restrictions, but may be designated for specific purposes by action of the Board of Directors or otherwise limited by contractual arrangements with outside parties.

Temporarily restricted net assets – Net assets that are subject to donor-imposed restrictions that can be fulfilled either by actions of the Organization pursuant to those stipulations and/or expire with the passage of time.

Permanently restricted net assets – Net assets that are subject to donor-imposed restrictions that the Organization maintains in perpetuity. Generally, the donors of these assets permit the Organization to use all or part of the income earned on related investments for general or specific purposes. At June 30, 2016 and 2015, the Organization had no permanently restricted net assets.

Revenues are reported as increases in unrestricted net assets unless the use of the related assets is limited by donor-imposed restrictions. Expenses are reported as decreases in unrestricted net assets. Expirations of temporary restrictions on net assets (i.e., the donor-stipulated purpose has been fulfilled and/or the stipulated time period has elapsed) are reported as reclassifications between the applicable classes of net assets.

F-30

TECHSOUP GLOBAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Principles of consolidation – The consolidated financial statements include the accounts of GSI and FTS in 2016 and 2015, all of which are operating subsidiaries of the Organization. All material intercompany accounts and transactions have been eliminated.

Cash and cash equivalents – For purposes of the consolidated statements of cash flows, cash and cash equivalents are defined as demand deposits at banks and certificates of deposit with initial purchased maturities of less than ninety days.

Accounts receivable – Accounts receivable represents trade receivables. Management determines the allowance for doubtful accounts by evaluating individual balances and assessing the likelihood of collections. No allowance for doubtful accounts is considered necessary at June 30, 2016 and 2015.

Grants receivable – Receivables represent contributions unconditionally promised and grants or for which constructive delivery of service has been made, but which have not been received prior to year-end. Management determines the allowance for doubtful accounts by evaluating individual balances and assessing the likelihood of collections. No allowance for doubtful accounts is considered necessary at June 30, 2016 and 2015. Grants are expected to be collected in less than one year.

Property and equipment – Property and equipment purchased is recorded at cost. Assets acquired by contribution or bequest are stated at fair value at the date of donation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are charged to expense as incurred. Expenditures that increase the value or productive capacity of assets are capitalized. When property and equipment are retired, sold, or otherwise disposed of, the asset’s carrying amount and related depreciation are removed from the accounts and any gain or loss is included in operations. The Organization capitalizes all individual property and equipment acquisitions in excess of $2,500.

The estimated useful lives of computer software, office equipment and furniture and fixtures are principally as follows:

Computer software	3 years
Office equipment	3-5 years
Furniture and fixtures	3-7 years

Revenue recognition – Contributions are recognized when the donor makes a promise to give that is, in substance, unconditional. All donor-restricted contributions are reported as increases in temporarily or permanently restricted net assets, depending on the nature of the restriction. When a restriction expires, temporarily restricted net assets are reclassified to unrestricted net assets.

Program Service fees in the accompanying consolidated financial statements incorporates three forms of revenues: Client Supported Services, Validation Service Fees, and Equivalency Determination Services. Client Supported Services are contracted services that are recognized as the related services are provided. Validation Service Fees are recognized as revenues once the customer has been qualified as an eligible organization and the donated or discounted product is delivered to the customer. Equivalency Determination (“ED”) Service Fees are performed on an as-requested basis, and are recognized as ED services when completed and determination results are reported to the clients.

Contract and government grant revenues are recognized as unrestricted revenue as services are performed and/or expenses are incurred.

Deferred revenue represents application deposits received from customers for qualification, verification, and back orders.

Advertising – Advertising costs are expensed as incurred. Advertising expense amounted to $231,499 and $223,408 for the years ended June 30, 2016 and 2015, respectively.

Donated goods and services – Contributions of donated non-cash assets are recorded at their fair values in the period received. Donated services are recognized as contributions if the services (a) create or enhance non-financial assets or (b) require specialized skills, are performed by people with those skills, and would otherwise be purchased by the Organization.

Functional allocation of expenses – The costs of providing the various programs and other activities have been summarized on a functional basis in the consolidated statements of activities and changes in net assets. Costs are allocated between fund-raising and development, general and administrative or the appropriate program based on evaluations of the related benefits and actual hours. Management and general administrative expenses include those expenses that are not directly identifiable with any other specific function but provide for the overall support and direction of the Organization.

F-31

TECHSOUP GLOBAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Estimates – The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates. Significant estimates include the collectability of service contracts receivable, grants receivable, accrued liabilities, and the allocation of functional expenses.

Foreign currency translation – All assets and liabilities were translated at the exchange rate on the statement of financial position date, net assets are translated at the historical rates, and consolidated statements of activities and changes in net assets items are translated at the weighted average exchange rate for the period being reported. The currency translation for assets and liabilities at the statement of financial position date is shown after the change in net assets from operation on the consolidated statements of activities and changes in net assets, whereas gains and losses on currency transactions during the year are reported as a component of program expenses in the consolidated statements of activities and changes in net assets.

Accrued vacation – The Organization accrues a liability for vested vacations to which employees are entitled depending on the length of service and other factors. The accompanying consolidated financial statements include accrued vacation benefits of $1,373,712 and $1,343,863 for the years ended June 30, 2016 and 2015, respectively.

Reclassifications – Certain reclassifications have been made to the June 30, 2015 financial statements to conform to the June 30, 2016 presentation.

NOTE 3 – PROPERTY AND EQUIPMENT

The following is a summary of property and equipment at cost less accumulated depreciation, at June 30:

	2016	2015
Computer software	$1,450,328	$3,017,048
Equipment and furniture	2,880,928	2,876,095
Total	4,331,256	5,893,143
Less: accumulated depreciation	(3,343,076)	(4,791,040)
	$988,180	$1,102,103

Depreciation and amortization of property and equipment and software amounted to $437,859 and $500,539 for the fiscal years ended June 30, 2016 and 2015, respectively.

NOTE 4 – TEMPORARILY RESTRICTED NET ASSETS

Temporarily restricted net assets were available as follows on June 30:

	2016	2015
TechSoup Technology Marketplace and Global Validation and Data Services	$948,402	$1,001,893
TechSoup Global Network	381,368	551,800
TechSoup Apps4Good	767,662	1,315,566
	$2,097,432	$2,869,259

Temporarily restricted net assets that were released from donor restriction by incurring expenses satisfying the purposes specified by donors are noted as follows for the years ended June 30:

	2016	2015
TechSoup Alliances and Community Engagement	$-	$84,077
TechSoup Technology Marketplace and Global Validation and Data Services	1,785,892	2,271,519
TechSoup Global Network	817,912	1,397,851
TechSoup Apps4Good	740,905	757,994
	$3,344,709	$4,511,441

F-32

TECHSOUP GLOBAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – LINE OF CREDIT

The Organization has an unsecured line of credit agreement with Wells Fargo Bank that expired on May 1, 2016. This line was subsequently renewed with the same terms on October 10, 2016. The line allows for total borrowings of up to $1,500,000 at the bank prime interest rate plus one and three quarter percentage points (3.5%). There was no balance outstanding at either June 30, 2016 or 2015.

NOTE 6 – CONCENTRATION OF CREDIT RISK

Cash – The Organization maintains its cash balances at various banks in the United States and at various foreign banks in Poland and England. The Federal Deposit Insurance Corporation (FDIC) insures account balances at the U.S. Banks up to $250,000 per institution. Cash held by banks in England and Poland are fully secured by Financial Services Compensation Scheme (FSCS) which protects up to GBP 85,000 (Pounds Sterling) and by the Bank Guaranty Fund (BGF) which protects up to PLN (Polish Zloty) equivalent of 100,000 Euros, respectively.

Revenue and receivables – The Organization receives more than half of its revenue from validation service fees related to the distribution of donated software. A significant reduction in the level of software donations, if this were to occur, could have an effect on the Organization’s programs and activities.

Restricted grants and contributions – Certain grant awards require the fulfillment of certain terms as set forth in the grant instrument. Failure to fulfill the conditions could result in the return of the funds to the grantors. The Organization deems this contingency remote since by accepting the grants and their terms, it has accommodated the objectives of the Organization to the provisions of the grants. The Organization’s management is of the opinion that the Organization has complied with the terms and conditions of all the grants.

NOTE 7 – LEASE COMMITMENTS

As of June 30, 2016, the Organization is obligated under several operating leases for office space located in San Francisco, California; London, England; and Warsaw, Poland. The leases expire on varying dates through September 30, 2020.

Future minimum lease payments under all these lease agreements as of June 30, 2016, are as follows:

2017	$1,034,520
2018	1,068,313
2019	1,037,628
2020	1,038,726
2021	261,575
$4,440,762

GSI’s office in the United Kingdom is under a lease agreement that may be terminated by either party with three months’ advance notice. The rent expense was GBP 4,415 per month in both years (approximately U.S. $5,913 and $7,918 per month as of June 30, 2016 and 2015, respectively).

In 2014, FTS renewed its apartment and office leases in Poland under operating lease agreements through November 14, 2015. The total rent expense is PLN 36,973and PLN 14,537 per month (approximately U.S. $9,270 and $4,096 per month) as of June 30, 2016 and 2015, respectively.

Rent expense under operating lease agreements for the fiscal years ended June 30, 2016 and 2015, amounted to approximately $1,179,000 and $1,165,000, respectively.

F-33

TECHSOUP GLOBAL AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – RETIREMENT PLAN

The Organization has a defined contribution retirement plan (“the Plan”) as established under Internal Revenue Code Section 403(b). Anyone employed by the Organization on June 30th is eligible for participation in the Plan. For each Plan year, the Board of Directors of the Organization determines the amount (if any) to be contributed to the Plan. Total contributions made by the Organization to the Plan amounted to $165,762 and $406,042 for the years ended June 30, 2016 and 2015, respectively. Amounts paid on behalf of the foreign employees amounted to $18,149 and $13,276 for the years ended June 30, 2016 and 2015, respectively.

NOTE 9 – DONATED GOODS AND SERVICES

Donated goods and services of $297,441 and $1,449,396 for the years ended June 30, 2016 and 2015, respectively, consisted of donated software licenses. Of the 2015, donated items, a company made a one-time donation in the amount of $1,406,953.

NOTE 10 – INCOME TAXES

TechSoup Global is a not-for-profit organization, exempt from federal income tax under Section 501(c)(3) of the U.S. Internal Revenue Code (the Code), and contributions to it are tax deductible as prescribed by the Code. TSG is also exempt from California franchise tax under Section 23701d of the California Revenue and Taxation Code.

TSG assesses its accounting for uncertainties in income taxes recognized in its consolidated financial statements and prescribes a threshold of “more likely than not” for recognition and derecognition of tax positions taken or expected to be taken in the tax returns. There was no material impact on TSG’s consolidated financial statements as a result of the adoption of this policy.

GuideStar International, a UK charity and company limited by guarantee and Fundacja TechSoup, a Polish public benefit foundation are both tax exempt organizations under their respective country’s income tax codes. Accordingly, no provision for income taxes has been included in these consolidated financial statements.

NOTE 11 – CONTINGENCIES

In the ordinary course of conducting its business, the Organization may be subjected from time to time to loss contingencies arising from general business matters or lawsuits. Management believes that the outcome of such matters, if any, will not have a material impact on the Organization’s consolidated financial position or results of future operations.

NOTE 12 – SUBSEQUENT EVENTS

Subsequent events are events or transactions that occur after the consolidated financial statement date but before the consolidated financial statements are issued. The Organization recognizes in the consolidated financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the consolidated statement of activities and changes in net assets, including the estimates inherent in the process of preparing the consolidated financial statements.

Other than the subsequent event disclosed in Note 5 above, no other subsequent events have occurred. The Organization has evaluated subsequent events through March 28, 2017, which is the date the consolidated financial statements were available to be issued.

F-34

SUPPLEMENTARY INFORMATION

F-35

TECHSOUP GLOBAL AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF FINANCIAL POSITION
June 30, 2016

	TechSoup	Fundacja	GuideStar
	Global	TechSoup	International	Total
ASSETS
Current assets
Cash and cash equivalents	$5,548,896	$431,942	$127,436	$6,108,274
Accounts receivable	1,747,612	110,724	-	1,858,336
Grants receivable	304,831	-	-	304,831
Prepaid and other current assets	321,549	113,676	4,979	440,204

Total current assets	7,922,888	656,342	132,415	8,711,645

Long-term assets
Property and equipment, net of accumulated depreciation	957,995	30,185	-	988,180
Deposits	76,911	37,408	3,079	117,398

Total long-term assets	1,034,906	67,593	3,079	1,105,578

Total assets	$8,957,794	$723,935	$135,494	$9,817,223

LIABILITIES AND NET ASSETS
Current liabilities
Accounts payable	$1,264,909	$84,767	$8,766	$1,358,442
Accrued vacation	1,350,692	-	23,020	1,373,712
Accrued liabilities	15,877	105,023	-	120,900
Deferred revenue	130,253	-	-	130,253
Deferred rent	199,104	-	-	199,104

Total current liabilities	2,960,835	189,790	31,786	3,182,411

Total liabilities	2,960,835	189,790	31,786	3,182,411

Net assets	5,996,959	534,145	103,708	6,634,812

Total liabilities and net assets	$8,957,794	$723,935	$135,494	$9,817,223

F-36

TECHSOUP GLOBAL AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF ACTIVITIES AND CHANGES IN NET ASSETS
June 30, 2016

	TechSoup	Fundacja	GuideStar			Consolidated
	Global	TechSoup	International	Subtotal	Eliminations	Total
Revenue and support
Program service fees	$27,408,973	$111,882	$-	$27,520,855	$-	$27,520,855
Grants and contributions	2,655,338	1,009,338	875,000	4,539,676	(1,750,000)	2,789,676
Donated goods and services	297,441	-	-	297,441	-	297,441
Membership revenues	179,518	-	-	179,518	-	179,518
Other income (loss)	8,624	5,878	(1,201)	13,301	-	13,301

Total revenue and support	30,549,894	1,127,098	873,799	32,550,791	(1,750,000)	30,800,791

Expenses
Personnel costs	17,902,214	601,217	657,413	19,160,844	-	19,160,844
Professional services	4,679,305	329,835	57,383	5,066,523	-	5,066,523
Rent	1,049,130	111,245	18,538	1,178,913	-	1,178,913
Telecommunications	869,811	16,097	14,793	900,701	-	900,701
Travel and conferences	524,828	136,742	60,677	722,247	-	722,247
IT maintenance and licenses	618,685	-	138	618,823	-	618,823
Grants paid to others	2,324,246	26,666	-	2,350,912	(1,750,000)	600,912
Bank fees	529,225	2,654	1,112	532,991	-	532,991
Depreciation	434,903	2,956	-	437,859	-	437,859
Advertising and public relations	230,802	698	-	231,500	-	231,500
Expendable equipment	203,171	13,440	1,695	218,306	-	218,306
Dues, fees and subscriptions	193,236	13,800	2,958	209,994	-	209,994
Accounting	73,951	44,625	33,667	152,243	-	152,243
Training and recruitment	130,519	10,455	-	140,974	-	140,974
Insurance	91,189	-	1,454	92,643	-	92,643
Utilities	51,153	5,008	3,679	59,840	-	59,840
Repairs and maintenance	9,676	36,590	-	46,266	-	46,266
Postage	41,009	892	98	41,999	-	41,999
Printing	35,208	6,682	-	41,890	-	41,890
Supplies	32,800	6,702	1,275	40,777	-	40,777
(Gains) losses on currency exchange	(1,850)	13,965	9,612	21,727	-	21,727
Equipment leasing and rental	6,512	411	-	6,923	-	6,923

Total expenses	30,029,723	1,380,680	864,492	32,274,895	(1,750,000)	30,524,895

Results of operations	520,171	(253,582)	9,307	275,896	-	275,896
Foreign currency translation adjustment	-	(42,704)	(23,823)	(66,527)	-	(66,527)

Changes in net assets	520,171	(296,286)	(14,516)	209,369	-	209,369
Net assets, beginning of year	5,476,788	830,431	118,224	6,425,443	-	6,425,443

Net assets, end of year	$5,996,959	$534,145	$103,708	$6,634,812	$-	$6,634,812

F-37

TechSoup Global and Subsidiaries

Interim Consolidated Statement of Financial Position

Interim Income Statement

Year Ended June 30, 2017 (FY17)

Ordinary Income/Expense
Income
4000 - Contribution Revenue
4010 - Individual Contributions	$18,673
4020 - Grant Contributions
4020.10 - Unrestricted Grant Contributions	$21,375
Total - 4020 - Grant Contributions	$3,217,829
4140 - Gifts in Kind	$397,500
4220 - Restricted Grant Contributions
4220.10 - Temporarily Restricted Grants	$3,651,500
Total - 4220 - Restricted Grant Contributio	$455,046
4420 - Affiliated Organization Revenue	$(2,460)
Total - 4000 - Contribution Revenue	$4,086,587
5000 - Earned Revenue
5180 - Program Service Fees	$38,619,160
5190 - Program Service Fee Discounts & Pro	$(36,902)
5220 - Membership Fees	$233,843
5400 – Sales
5400.10 - Product Distribution Sales	$4,034,888
5400.20 - Product Distribution Sales Cost	$(4,060,243)
Total - 5400 - Sales	$(25,355)
5460 - Shared Revenues to Other Entities	$(9,570,953)
5490 - Other Income	$19,548
Total - 5000 - Earned Revenue	$29,239,342
Total - Income	$33,325,930
Gross Profit	$33,325,930

Expense
7000 - Grants & Direct Assistance
7020 - Grants to other orgs/individual	$206,347
Total - 7000 - Grants & Direct Assistance	$206,347
7200 - Personnel Expenses
7220 - Salaries	$16,646,751
7230 - Retirement Fund Contrib.	$361,428
7240 - Employee Benefits	$2,148,713
7250 - Payroll Tax	$1,192,124
7260 - Employee Insurance	$61,752
Total - 7200 - Personnel Expenses	$20,410,768
7500 - Outside Services
7520 - Accounting Services	$157,398
7530 - Legal Services	$13,738
7540 - Other Prof. Services	$3,210,493
7560 - IT Services	$2,125,294
Total - 7500 - Outside Services	$5,506,922

F-38

TechSoup Global and Subsidiaries

Interim Consolidated Statement of Financial Position

Interim Income Statement

Year Ended June 30, 2017 (FY17)

8100 - Operations Expenses
8110 - Office Supplies	$41,495
8130 - Telecommunications	$854,016
8140 - Postage & Shipping	$36,283
8150 - Expendable Equipment	$146,712
8160 - Equip. Leasing & Maint.	$7,006
8170 - Printing & Production	$37,486
8180 - Maintenance & Licenses	$645,340
Total - 8100 - Operations Expenses	$1,768,338
8200 - Occupancy Expenses
8210 - Rent	$1,184,359
8215 - Repairs & Maintenance	$26,600
8220 - Utilities	$122,713
Total - 8200 - Occupancy Expenses	$1,333,673
8300 - Travel Expenses
8310 - Travel & Lodging	$980,049
8315 - Meals & Entertainment	$163,315
Total - 8300 - Travel Expenses	$1,143,364
8400 - Depr. & Amor. Expenses
8450 - Depreciation Expense	$482,442
Total - 8400 - Depr. & Amor. Expenses	$482,442
8500 - Misc. Expenses
8520 - Insurance	$84,082
8530 - Fees, Subscriptions, Dues	$220,949
8540 - Education & Training	$28,448
8550 - Personnel & Recruiting	$157,762
8570 - Advertising	$240,794
Total - 8500 - Misc. Expenses	$732,034
8600 - Business Expenses
8610 - Bank Fees	$562,922
Total - 8600 - Business Expenses	$562,922
Total – Expense	$32,146,810
Net Ordinary Income	$1,179,120
Other Income and Expenses
Other Expense
8710 - Rounding Gain/Loss	$0
8720 - Realized Gain/Loss	$27,063
Total - Other Expense	$27,063
Net Other Income	$(27,063)
Net Income	$1,152,056

F-39

TechSoup Global and Subsidiaries

Interim Consolidated Statement of Financial Position

Interim Balance Sheet

June 30, 2017 (End of FY17)

ASSETS
Current Assets
Bank
Total Bank	$5,600,900
Accounts Receivable
1100 - Accounts Receivable	$3,305,971
Total Accounts Receivable	$3,305,971
Other Current Asset
1160 - Short (Over)	$(6,769)
1170 - VAT on Purchases - GSI	$3,262
1180 - VAT on Purchases - FTS	$155,842
1299 - Undeposited Funds	$830,611
1350 - Pre-Paid Expenses	$859,506
Total Other Current Asset	$1,842,451
Total Current Assets	$10,749,322
Fixed Assets
1600 - Hardware & Software
Total - 1600 - Hardware & Software	$580,183
Total Fixed Assets	$580,183
Other Assets
1360 - Security Deposits	$118,127
Total Other Assets	$118,127
Total ASSETS	$11,447,631

LIABILITIES & EQUITY
Current Liabilities
Accounts Payable
2000 - Accounts Payable	$1,636,056
Total Accounts Payable	$1,636,056
Credit Card
2550 - Credit Cards
Total - 2550 - Credit Cards	$(30,538)
Total Credit Card	$(30,538)
Other Current Liability
2100 - Payroll Liabilities
2110.10 - Employee Advances Payable	$(4,614)
2110.20 - Employee Accrued Vacation Paya	$1,328,730
2110.21 - Employee Accrued Vacation Paya	$20,746
2110.30 - Employee Payroll Taxes Payable	$0
2110.40 - Employee FSA Accounts Payable	$57,488
2110.50 - Employee Benefits Payable	$7,901
Total - 2100 - Payroll Liabilities	$1,410,251
2140 - Sales Tax Liability
2140.10 - Sales Tax Payable	$(600)
2140.20 - Sales Tax Transfers	$(2,708)
Total - 2140 - Sales Tax Liability	$(3,308)
2140.30 - VAT on Sales - GSI	$977
2140.40 - VAT on Sales - FTS	$142,818
2420 - Security Deposits Payable	$1,188
2430 - Prepaid Income	$273,911
2440 - Deferred Rent	$197,616
Total Other Current Liability	$2,023,454
Total Current Liabilities	$3,628,972

Equity
3000 - Opening Balance	$(291)
Retained Earnings	$6,633,172
Net Income	$1,152,056
Cumulative Translation Adjustment	$33,722
Total Equity	$7,818,659
Total LIABILITIES & EQUITY	$11,447,631

F-40

TechSoup Global and Subsidiaries

Interim Consolidated Statement of Financial Position

Interim Cash Flow Statement

Year Ended June 30, 2017 (FY17)

Operating Activities
Net Income	$1,152,056.46
Adjustments to Net Income
Accounts Receivable	$(1,114,099.47)
Other Current Asset	$(531,187.22)
Accounts Payable	$279,149.80
Sales Tax Payable	$(1,511.53)
Other Current Liabilities	$93,145.20
Total Adjustments to Net Income	$(1,274,503.23)
Total Operating Activities	$(122,446.76)
Investing Activities
Fixed Asset	$409,154.26
Other Asset	$2,019.68
Total Investing Activities	$411,173.94
Net Change in Cash for Period	$288,727.18
Cash at Beginning of Period	$6,108,272.27
Effect of Exchange Rate on Cash	$34,511.14
Cash at End of Period	$6,431,510.59

F-41

TechSoup Global and Subsidiaries

Notes on Interim Consolidated Statements of Financial Position

Year Ended June 30, 2017 (FY17)

•	Please see Management’s Discussion and Analysis of Financial Condition and Results of Operations for a detailed discussion of TechSoup’s financial condition, changes in financial condition as results of operation for the year ended June 30, 2017.
•	Please note that these interim statements are unaudited.
•	TechSoup’s audited financial statements for FY15 and FY16 provide detailed explanatory notes regarding TechSoup’s significant accounting policies.

F-42

PART III - EXHIBITS

INDEX TO EXHIBITS

Description of Exhibits

EX1A – 2A.	Articles of Incorporation
EX1A – 2A(ii).	Amended Articles of Incorporation (changed name to TechSoup)
EX1A – 2B.	Bylaws
EX1A – 3A.	Community Investment Note
EX1A – 3B.	Patient Capital Note
EX1A – 3C.	Risk Capital Note
EX1A – 4A.	Community Investment Agreement
EX1A – 4B.	Patient Capital Agreement
EX1A – 4C.	Risk Capital Agreement
EX1A – 6A.	Microsoft Nonprofit Fulfillment Agreement (FOIA Confidentiality Requested)
EX1A – 6B.	Microsoft MOU (FOIA Confidentiality Requested)
EX1A – 6C.	TSG-TT Master Partnership Agreement (FOIA Confidentiality Requested)
EX1A – 6D.	TSG-TT Local Technology Assistance Program Agreement (FOIA Confidentiality Requested)
EX1A – 9	Letter re: change in certifying accountant
EX1A – 12	Opinion of Counsel re: legality of securities offered
EX1A – 15	TechSoup Global Network Partners List

74

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on August 10, 2017.

TechSoup Global, a California 501(c)(3) Nonprofit Public Benefit Corporation

By (Signature and Title)

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	/s/ Rebecca Masisak
Name	Rebecca Masisak
Title	Chief Executive Office & Board Member
Date	August 10, 2017

Signature	/s/ John McDermott
Name	John McDermott
Title	VP, Finance
Date	August 10, 2017

Signature	/s/ Sheila Warren
Name	Sheila Warren
Title	VP, Strategic Alliances & General Counsel
Date	August 10, 2017

Signature	/s/ Anthony Lee
Name	Anthony Lee
Title	Chair, TechSoup Board of Directors
Date	August 10, 2017